CONTRIBUTION AND REDEMPTION AGREEMENT
BY AND AMONG

ENERGY TRANSFER PARTNERS, L.P.

ENERGY TRANSFER PARTNERS GP, L.P.,
HERITAGE ETC, L.P.
AND
AMERIGAS PARTNERS, L.P.

October 15, 2011

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.1 Section 1.2	Definitions Interpretations

ARTICLE II

CONTRIBUTION; SPIN-OFF; REDEMPTION

Section 2.1 Section 2.2 Section 2.3 Section 2.4 Section 2.5 Section 2.6 Section 2.7 Section 2.8 Section 2.9	Pre-Contribution Closing Transactions
Acquisition of the Acquired Interests
Time and Place of Contribution Closing
Deliveries and Actions at Contribution Closing
Adjustments to Purchase Price
Spin-Off
Redemption Closing
Deliveries and Actions at Redemption Closing
Tax Treatment of Contribution and Redemption

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR PARTIES

Section 3.1
Section 3.2
Section 3.3
Section 3.4
Section 3.5
Section 3.6
Section 3.7
Section 3.8
Section 3.9
Section 3.10
Section 3.11
Section 3.12
Section 3.13
Section 3.14
Section 3.15
Section 3.16
Section 3.17
Section 3.18
Section 3.19
Section 3.20
Section 3.21
Section 3.22
Section 3.23
Section 3.24
Organization; Qualification
Subsidiaries
Authority; Enforceability
Non-Contravention
Governmental Approvals
Capitalization
Ownership of Acquired Interests
Compliance with Law
ETP SEC Reports; Financial Statements
Absence of Certain Changes
Real Property
Sufficiency of Assets; Title to Tangible Property
Intellectual Property
Environmental Matters
Material Contracts
Legal Proceedings
Permits
Taxes
Employee Benefits; Employment and Labor Matters
Brokers’ Fee
Matters Relating to Acquisition of the Equity Consideration
Insurance
Suppliers
Information Supplied

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Section 4.1 Section 4.2 Section 4.3 Section 4.4 Section 4.5 Section 4.6 Section 4.7 Section 4.8 Section 4.9 Section 4.10 Section 4.11 Section 4.12 Section 4.13 Section 4.14	Organization; Qualification
Authority; Enforceability; Valid Issuance
Non-Contravention
Governmental Approvals
Capitalization
Compliance with Law
AmeriGas SEC Reports; Financial Statements
Absence of Certain Changes
Environmental Matters
Legal Proceedings
Taxes
Brokers’ Fee
Matters Relating to Acquisition of the Acquired Interests
Form S-3

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1
Section 5.2
Section 5.3
Section 5.4
Section 5.5
Section 5.6
Section 5.7
Section 5.8
Section 5.9
Section 5.10
Section 5.11
Section 5.12
Section 5.13
Section 5.14
Section 5.15
Section 5.16
Section 5.17
Section 5.18
Section 5.19
Section 5.20
Section 5.21
Section 5.22
Section 5.23
Section 5.24
Section 5.25
Section 5.26
Section 5.27
Section 5.28
Section 5.29
Conduct of Business
Notice of Certain Events
Access to Information
Governmental Approvals
Expenses
Further Assurances
Public Statements
Equity Consideration; Legends
Confidential Information
No Hire
Non-Competition
Tax Matters
Books and Records; Financial Statements; Litigation Support
AmeriGas Finance Notes; Debt Financing
Post-Redemption Closing Covenants Related to Intercompany Financing
Resignations
Retained Names and Marks
Updates
Insurance
Commitment Regarding Indemnification Provisions
Release from Credit Support Instruments
Filing of S-3; Other Actions
NYSE Listing
Employees and Benefits
HOLP Notes Offer
Intercompany Arrangements
Consent to Credit Agreement
Release
Further Assurances

ARTICLE VI

CONDITIONS TO CONTRIBUTION CLOSING

Section 6.1 Section 6.2 Section 6.3	Conditions to Obligations of Each Party Conditions to Obligations of Acquirer Conditions to Obligations of Contributor Parties

ARTICLE VII
TERMINATION RIGHTS

Section 7.1 Section 7.2	Termination Rights Effect of Termination

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Section 8.2 Section 8.3 Section 8.4 Section 8.5	Indemnification by the Contributor Parties Indemnification by Acquirer Limitations and Other Indemnity Claim Matters Indemnification Procedures No Reliance

ARTICLE IX

GOVERNING LAW AND CONSENT TO JURISDICTION

Section 9.1 Section 9.2 Section 9.3 Section 9.4	Governing Law Consent to Jurisdiction Waiver of Jury Trial Specific Enforcement

ARTICLE X

GENERAL PROVISIONS

Section 10.1Amendment and Modification
Section 10.2Waiver of Compliance; Consents
Section 10.3Notices Section 10.4Assignment
Section 10.5Certain Tax Matters
Section 10.6Third Party Beneficiaries
Section 10.7Entire Agreement
Section 10.8Severability
Section 10.9Representation by Counsel
Section 10.10Disclosure Schedules
Section 10.11Facsimiles; Counterparts

Exhibits

Exhibit A– Schedules	Definitions

Schedule 2.4(a)(iv)
Schedule 2.4(b)(vi)
Schedule 2.5(a)
Schedule 3.2
Schedule 3.4
Schedule 3.5
Schedule 3.6(a)
Schedule 3.9(f)
Schedule 3.10(d)
Schedule 3.11(a)
Schedule 3.11(b)
Schedule 3.11(e)
Schedule 3.12(b)
Schedule 3.13(a)
Schedule 3.14
Schedule 3.15(a)
Schedule 3.15(b)
Schedule 3.16
Schedule 3.17
Schedule 3.18
Schedule 3.19(a)
Schedule 3.19(c)
Schedule 3.19(g)
– – – – – – – – – – – – – – – – – – – – – – –	Consents, Approvals and Waivers (Contributor Parties)
Consents, Approvals and Waivers (Acquirer)
Adjustments to Purchase Price (Contributor Parties)
Subsidiaries (Contributor Parties)
Non-Contravention (Contributor Parties)
Governmental Approvals (Contributor Parties)
Capitalization (Contributor Parties)
Material Indebtedness (Contributor Parties)
Absence of Certain Changes (Contributor Parties)
Leased Real Property (Contributor Parties)
Owned Real Property (Contributor Parties)
Leases (Contributor Parties)
Sufficiency of Assets (Contributor Parties)
Intellectual Property (Contributor Parties)
Environmental Matters (Contributor Parties)
Material Contracts (Contributor Parties)
Invalid and Non-Binding Material Contracts
Legal Proceedings (Contributor Parties)
Permits (Contributor Parties)
Taxes (Contributor Parties)
ERISA Plans (Contributor Parties)
Other Benefits Matters (Contributor Parties)
Other Benefit Matters (Contributor Parties)

Schedule 3.19(i) – Retiree Medical and Life Insurance Benefits (Contributor Parties)

Schedule 3.19(k)
Schedule 3.22
Schedule 3.23
Schedule 4.3
Schedule 4.4
Schedule 4.5(c)
Schedule 4.8
Schedule 4.9
Schedule 4.10
Schedule 4.11
Schedule 5.1(a)
Schedule 5.1(b)
Schedule 5.1(c)
Schedule 5.1(d)
Schedule 5.6
Schedule 5.13(b)
Schedule 5.13(c)
Schedule 5.16
Schedule 5.21
Schedule 5.26(a)
Schedule 6.1(a)
Schedule 8.1(c)
– – – – – – – – – – – – – – – – – – – – – –	Labor Matters (Contributor Parties)
Insurance (Contributor Parties)
Suppliers (Contributor Parties)
Non-Contravention (Acquirer)
Governmental Approvals (Acquirer)
Capitalization (Acquirer)
Absence of Certain Changes
Environmental Matters (Acquirer)
Legal Matters (Acquirer)
Tax Matters (Acquirer)
Ordinary Course Conduct of Business (Contributor Parties)
Conduct of Business – Restricted Actions (Contributor Parties)
Ordinary Course Conduct of Business (Acquirer)
Conduct of Business – Restricted Actions (Acquirer)
Further Assurances
Interim Financial Statements
Financial Statements included in AmeriGas Registration Statements
Resignations
Credit Support Instruments
Intercompany Arrangements
Approvals
Indemnification by the Contributor Parties

Annexes
Annex A Annex B Annex C Annex D Annex E Annex F Annex G-1 Annex G-2 Annex G-3 Annex H	– – – – – – – – – –	Form of Assignment of Acquired Interests
Form of Transition Services Agreement
Form of Assignment of Redemption Units
Form of Unitholder Agreement
Legal Opinion Matters (counsel to Contributor Parties)
Legal Opinion Matters (counsel to Acquirer)
Terms of Debt Financing
Terms of Debt Financing
Terms of Debt Financing
Terms of ETP CRSA

CONTRIBUTION AND REDEMPTION AGREEMENT

This CONTRIBUTION AND REDEMPTION AGREEMENT (this “Agreement”), dated as of October 15, 2011 (the “Execution Date”), is made and entered into by and among Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP (“ETP GP”) Heritage ETC, L.P., a Delaware limited partnership (“Contributor”), and AmeriGas Partners, L.P., a Delaware limited partnership (“Acquirer”).

ETP, ETP GP and Contributor are sometimes referred to individually in this Agreement as a “Contributor Party” and are sometimes collectively referred to in this Agreement as the “Contributor Parties.”

Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

R E C I T A L S

WHEREAS, ETP owns (i) 100% of the membership interests in Heritage ETC GP, LLC, a Delaware limited liability company and the general partner of Contributor (“Contributor GP”), and (ii) a 99.99% limited partner interest in Contributor;

WHEREAS, ETP GP owns a 0.0% general partner interest in Heritage Operating L.P., a Delaware limited partnership (“HOLP”);

WHEREAS, Contributor GP owns a 0.01% general partner interest in Contributor;

WHEREAS, immediately following the Pre-Contribution Closing Transactions (as defined below) and immediately prior to the Contribution Closing (as defined below), Contributor will own the following interests (collectively, the “Acquired Interests”):

(i) a 99.999% limited partner interest in HOLP;

(ii) a 100% membership interest in Heritage GP, LLC, a Delaware limited liability company (“HOLP GP”), and the holder of a 0.001% general partner interest in HOLP;

(iii) a 99.99% limited partner interest in Titan Energy Partners, L.P., a Delaware limited partnership (“Titan”); and

(iv) a 100% membership interest in Titan Energy GP, L.L.C., a Delaware limited liability company (“Titan GP”), and the holder of a 0.01% general partner interest in Titan;

WHEREAS, Contributor desires to contribute, assign, transfer and deliver to Acquirer, and Acquirer desires to acquire from Contributor, the Acquired Interests, and in exchange Acquirer desires to issue to ETP the Equity Consideration (as defined below) and the Cash Consideration (as defined below), as applicable, on the terms and subject to the conditions set forth in this Agreement (the “Contribution”);

WHEREAS, in connection with the Parties’ entry into this Agreement, HOLP will offer to prepay the borrowings incurred by HOLP under the HOLP Notes (as defined below), in accordance with the prepayment terms of the HOLP Note Purchase Agreements (as defined below);

WHEREAS, immediately following the closing of the Contribution (the “Contribution Closing”), ETP may distribute to its unitholders, pro rata, the Spin-Off Units (as defined below), for no consideration (the “Spin-Off”); and

WHEREAS, if ETP decides to consummate the Spin-Off, immediately following the Spin-Off, Acquirer desires to purchase and redeem for cash from ETP the Redemption Units (as defined below), on the terms and subject to the conditions set forth in this Agreement.

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.2 Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II

CONTRIBUTION; SPIN-OFF; REDEMPTION

Section 2.1 Pre-Contribution Closing Transactions. Immediately prior to the Contribution Closing, Contributor will cause (a) Heritage LP Inc., a Delaware corporation and a wholly-owned subsidiary of Contributor, to merge with and into HOLP GP, (b) HOLP GP to survive as the general partner of HOLP and (c) the 0.0% general partner interest in HOLP held by ETP GP, to be cancelled. The transactions described in this Section 2.1 are collectively referred to as the “Pre-Contribution Closing Transactions.”

Section 2.2 Acquisition of the Acquired Interests. Upon the terms and subject to the satisfaction or written waiver of the conditions contained in this Agreement, at the Contribution Closing, (a) Contributor shall contribute, assign, transfer and deliver to Acquirer, and Acquirer shall acquire from Contributor, the Acquired Interests and (b) Acquirer shall issue and deliver to ETP the Equity Consideration and the Cash Consideration (in each case, as may be adjusted pursuant to Section 2.5, Section 5.14(e) and Section 5.29(c)), as applicable.

Section 2.3 Time and Place of Contribution Closing. The Contribution Closing will take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, on the fifth (5th) Business Day after all of the conditions set forth in Article VI (other than those conditions which by their terms are only capable of being satisfied at the Contribution Closing or the Redemption Closing, as applicable, but subject to the satisfaction or written waiver of those conditions) have been satisfied or waived by the Party or Parties entitled to waive such conditions, unless another time, date and place are agreed to in writing by the Parties; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, Acquirer shall not be required to effect the Contribution Closing until the earlier to occur of (i) a date during the Marketing Period specified by Acquirer on no less than three (3) Business Days’ advance written notice to ETP and (ii) the final day of the Marketing Period. The date of the Contribution Closing is referred to in this Agreement as the “Contribution Closing Date.” The Contribution Closing will be deemed effective as of 12:01 a.m., Houston, Texas time, on the Contribution Closing Date.

Section 2.4 Deliveries and Actions at Contribution Closing.

(a) At the Contribution Closing, the Contributor Parties shall deliver, or shall cause to be delivered, the following to Acquirer:

(i) Assignment of Interests. A counterpart of an assignment (the “Assignment of Interests”), a form of which is attached hereto as Annex A, evidencing the contribution, assignment, transfer and delivery to Acquirer of the Acquired Interests, duly executed by Contributor;

(ii) FIRPTA Certificate. A certificate of Contributor (or, if Contributor is disregarded as a separate entity for U.S. federal income tax purposes, a certificate of ETP) in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that Contributor (or, if applicable, ETP) is not a “foreign person” within the meaning of Section 1445 of the Code, duly executed by Contributor (or, if applicable, ETP);

(iii) Contribution Closing Certificate. The certificate contemplated by Section 6.2(c);

(iv) Required Consents. The consents, approvals and waivers set forth on Schedule 2.4(a)(iv);

(v) Transition Services Agreement. A counterpart of a transition services agreement, a form of which is attached hereto as Annex B (the “Transition Services Agreement”), duly executed by ETP;

(vi) Assignment of Redemption Units. If ETP delivers a written notice in accordance with Section 2.6 indicating it intends to consummate the Spin-Off, a counterpart of an assignment, a form of which is attached hereto as Annex C (the “Assignment of Redemption Units”), evidencing the contribution, assignment, transfer and delivery to Acquirer of the Redemption Units, duly executed by ETP, which shall be held in escrow and automatically released at the Redemption Closing;

(vii) ETP CRSA Documents. A contingent residual support agreement for the Intercompany Financing (the “ETP CRSA”) on the terms and conditions described on Annex H and such other ancillary documents as may reasonably be required by AmeriGas Finance to evidence the ETP CRSA, duly executed by ETP (or which shall be held in escrow and automatically released at the Redemption Closing if ETP elects to consummate the Spin-Off);

(viii) Unitholder Agreement. Counterparts of a unitholder agreement, a form of which is attached hereto as Annex D (the “Unitholder Agreement”), duly executed by each of ETP, ETP GP, Energy Transfer Equity, L.P. and any other Affiliate of ETP that holds AmeriGas Common Units following the Contribution Closing; and

(ix) Legal Opinion. An opinion from Vinson & Elkins L.L.P., counsel to the Contributor Parties, dated as of the Contribution Closing Date and reasonably satisfactory to Acquirer, and the Contributor Parties with respect to the matters set forth on Annex E.

(b) At the Contribution Closing, Acquirer shall deliver, or shall cause to be delivered, the following to the Contributor Parties:

(i) Equity Consideration. The Equity Consideration (as may be adjusted pursuant to Section 2.5, Section 5.14(e) and Section 5.29(c)), issued to ETP and recorded on the books and records of Acquirer’s transfer agent, and an executed certificate of Acquirer’s transfer agent, in a form acceptable to ETP, certifying as to the book entry issuance of the AmeriGas Common Units comprising the Equity Consideration;

(ii) Cash Consideration. If ETP delivers a written notice in accordance with Section 2.6 indicating it does not intend to consummate the Spin-Off, then the Equity Consideration (as may be adjusted pursuant to Section 2.5, Section 5.14(e) and Section 5.29(c)) delivered to ETP pursuant to Section 2.4(b)(i) will be reduced by the number of AmeriGas Common Units equal to the Redemption Units, and the Redemption Cash Consideration (as may be adjusted pursuant to Section 2.5, Section 5.14(e) and Section 5.29(c)) will be paid to ETP at the Contribution Closing in cash in lieu of AmeriGas Common Units by wire transfer of immediately available funds using the cash proceeds from the Intercompany Financing (the “Cash Consideration”);

(iii) Change of Control Offer. An amount sufficient to fund the Change of Control Offer in accordance with Section 5.25;

(iv) Assignment of Interests. A counterpart of the Assignment of Interests duly executed by Acquirer;

(v) Contribution Closing Certificate. The certificate contemplated by Section 6.3(c);

(vi) Required Consents. The consents, approvals and waivers set forth on Schedule 2.4(b)(vi);

(vii) Legal Opinion. An opinion from Shearman & Sterling LLP, counsel to Acquirer, dated as of the Contribution Closing Date and reasonably satisfactory to the Contributor Parties and Acquirer with respect to the matters set forth on Annex F;

(viii) Comfort Letter. If ETP delivers a written notice in accordance with Section 2.6 indicating it intends to consummate the Spin-Off and provides PricewaterhouseCoopers LLP with any required written acknowledgment of ETP’s potential underwriter status, a letter from PricewaterhouseCoopers LLP, independent accountant of Acquirer, dated as of the Contribution Closing Date, in form and substance satisfactory to ETP, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to financial statements and certain financial information contained in the Form S-3; provided, however, that Acquirer shall only be required to use its reasonable best efforts to obtain such comfort letter;

(ix) Transition Services Agreement. A counterpart of the Transition Services Agreement, duly executed by Acquirer;

(x) Unitholder Agreement. A counterpart of the Unitholder Agreement, duly executed by Acquirer;

(xi) ETP CRSA Documents. The ETP CRSA on the terms and conditions described on Annex H, duly executed by Acquirer (or which shall be held in escrow and automatically released at the Redemption Closing if ETP elects to consummate the Spin-Off);

(xii) Assignment of Redemption Units. If ETP delivers a written notice in accordance with Section 2.6 indicating it intends to consummate the Spin-Off, a counterpart of the Assignment of Redemption Units duly executed by Acquirer, which shall be held in escrow and automatically released at the Redemption Closing.

Section 2.5 Adjustments to Purchase Price.

(a) Each of the Contributor Parties and Acquirer acknowledges that the amount of the Purchase Price has been based in part on the Propane Group Entities having Net Working Capital as of the Contribution Closing Date in an amount equal to $38,000,000 (the “Net Working Capital Target”) and Net Cash as of the Contribution Closing Date in an amount equal to $10,000,000 (the “Net Cash Target”). Contributor shall prepare and deliver, or cause to be prepared and delivered, to Acquirer for its review not less than three (3) Business Days prior to the Contribution Closing, an estimated consolidated balance sheet for each of HOLP and Titan and each of their respective Subsidiaries as of the Contribution Closing Date, which consolidated balance sheets shall be prepared in accordance with GAAP and, except as set forth in Schedule 2.5(a) of the Contributor Disclosure Schedule, the historical accounting policies and practices of the Propane Group Entities; provided, however, that even if inconsistent with such accounting policies and practices or GAAP, such consolidated balance sheets shall not take into account the transactions contemplated hereby; provided, further, that the Parties acknowledge and agree that all accounts receivable, accounts payable and other Indebtedness between the Contributor Parties and their Affiliates (other than the Propane Group Entities), on the one hand, and the Propane Group Entities, on the other hand (“Intercompany Indebtedness”), shall be cancelled in connection with the Contribution Closing and such cancelled amounts shall be charged or credited to equity accounts, as the case may be, and shall not be taken into consideration in the calculation of Net Working Capital or Net Cash. The consolidated balance sheets prepared in accordance with the foregoing are referred to as the “Estimated Closing Date Balance Sheets.” The Net Working Capital and Net Cash of each of HOLP and Titan and each of their respective Subsidiaries will be added together (or netted against one another, as the case may be) to calculate the combined Net Working Capital and Net Cash of the Propane Group Entities for purposes of this Section 2.5. Contributor shall also prepare, or cause to be prepared, a worksheet showing the difference, if any, between (i) the combined Net Working Capital of the Propane Group Entities as derived from the Estimated Closing Date Balance Sheets (the “Estimated Net Working Capital”) and the Net Working Capital Target and (ii) the combined Net Cash of the Propane Group Entities as derived from the Estimated Closing Date Balance Sheets (the “Estimated Net Cash”) and the Net Cash Target.

(b) If the Net Working Capital Target exceeds the Estimated Net Working Capital (such excess, the “Estimated Contributor Working Capital Payment”), then (i) the Purchase Price and (ii) either (A) the Redemption Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it intends to consummate the Spin-Off immediately following the Contribution Closing, or (B) the Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it does not intend to consummate the Spin-Off immediately following the Contribution Closing, shall be reduced by an amount equal to the Estimated Contributor Working Capital Payment.

(c) If the Estimated Net Working Capital exceeds the Net Working Capital Target (such excess, the “Estimated Acquirer Working Capital Payment”), then (i) the Purchase Price and (ii) either (A) the Redemption Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it intends to consummate the Spin-Off immediately following the Contribution Closing, or (B) the Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it does not intend to consummate the Spin-Off immediately following the Contribution Closing, shall be increased by an amount equal to the Estimated Acquirer Working Capital Payment.

(d) If the Net Cash Target exceeds the Estimated Net Cash (such difference, the “Estimated Contributor Net Cash Payment”), then (i) the Purchase Price and (ii) either (A) the Redemption Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it intends to consummate the Spin-Off immediately following the Contribution Closing, or (B) the Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it does not intend to consummate the Spin-Off immediately following the Contribution Closing, shall be reduced by an amount equal to the Estimated Contributor Net Cash Payment.

(e) If the Estimated Net Cash exceeds the Net Cash Target (such excess, the “Estimated Acquirer Net Cash Payment”), then (i) the Purchase Price and (ii) either (A) the Redemption Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it intends to consummate the Spin-Off immediately following the Contribution Closing, or (B) the Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it does not intend to consummate the Spin-Off immediately following the Contribution Closing, shall be increased by an amount equal to the Estimated Acquirer Net Cash Payment.

(f) For the purpose of confirming the Estimated Contributor Working Capital Payment or Estimated Acquirer Working Capital Payment, as the case may be, and the Estimated Contributor Net Cash Payment or Estimated Acquirer Net Cash Payment, as the case may be, Acquirer shall prepare, or cause to be prepared, a consolidated balance sheet of each of HOLP and Titan and each of their respective Subsidiaries as of the Contribution Closing Date, which consolidated balance sheets will be prepared consistent with the accounting principles and exceptions set forth in Section 2.5(a) with respect to the Estimated Closing Date Balance Sheets. The consolidated balance sheets prepared in accordance with the foregoing are referred to as the “Final Closing Date Balance Sheets.”

(g) No later than forty-five (45) days after the Contribution Closing Date, Acquirer shall deliver to Contributor the Final Closing Date Balance Sheets together with a worksheet showing the difference, if any, between (i) the combined Net Working Capital of the Propane Group Entities as derived from the Final Closing Date Balance Sheets (the “Final Net Working Capital”) and the Estimated Net Working Capital and (ii) the combined Net Cash of the Propane Group Entities as derived from the Final Closing Date Balance Sheets (the “Final Net Cash”) and the Estimated Net Cash. Following the delivery by Acquirer of the Final Closing Date Balance Sheets and the worksheets showing the calculations of the Final Net Working Capital and the Final Net Cash, Acquirer shall provide Contributor with reasonable access to the books and records and accounting personnel of the Propane Group Entities to review such calculations. Contributor shall have the right for thirty (30) days following the date of delivery to Contributor of the Final Closing Date Balance Sheets and the worksheets showing the calculations of the Final Net Working Capital and Final Net Cash to object to any portion of the Final Closing Date Balance Sheets and the calculations of the Final Net Working Capital and Final Net Cash (the disputed items being the “Disputed Items”), by delivering a written notice (a “Dispute Notice”) to Acquirer within such thirty (30) day period, which Dispute Notice shall: (A) set forth Contributor’s proposed resolution of the Disputed Items, (B) specify in reasonable detail Contributor’s basis for disagreement with the Disputed Items and (C) include materials showing in reasonable detail Contributor’s support for such position. Any matters set forth in the Final Closing Date Balance Sheets that are not included as Disputed Items in a timely delivered Dispute Notice shall be deemed accepted by Contributor and shall be binding and final for all purposes of this Agreement, and (1) the failure by Contributor to provide a Dispute Notice within such thirty (30) day period or (2) the delivery by Contributor to Acquirer during such thirty (30) day period of a written notice stating that Contributor has elected not to deliver a Dispute Notice, will constitute a full and complete acceptance of the Final Closing Date Balance Sheets and the calculations of the Final Net Working Capital and the Final Net Cash, each as determined by Acquirer, and such Final Closing Date Balance Sheets and the calculations of the Final Net Working Capital and Final Net Cash shall be binding and final for all purposes of this Agreement. Acquirer and Contributor shall meet to resolve any differences in their respective positions with respect to the Disputed Items. If Acquirer and Contributor are unable to agree upon the Disputed Items within thirty (30) days after the delivery of a Dispute Notice by Contributor to Acquirer, then the Disputed Items (but no others) may be referred by Acquirer or Contributor for determination to KPMG LLP (“KPMG”) (or, if KPMG is unable or unwilling to serve or if Acquirer and Contributor otherwise agree, another nationally recognized accounting firm that has not had a material engagement with Acquirer, Contributor or the Propane Group Entities during the one (1) year prior to the date of the Dispute Notice, that is mutually selected by Acquirer and Contributor); provided, however, that KPMG shall be deemed to be not independent for purposes of this Section 2.5(g) if KPMG has had a material engagement with either Contributor or any of its Affiliates, on the one hand, or Acquirer or any of its Affiliates, on the other hand, during the one (1) year period prior to the date of the Dispute Notice. If Contributor and Acquirer are unable to select a nationally recognized accounting firm within ten (10) Business Days of KPMG declining to accept such engagement or because KPMG is not independent as described in the prior sentence, either Acquirer or Contributor may thereafter request that the American Arbitration Association make such selection (as applicable, KPMG, the firm selected by Contributor and the Acquirer or the firm mutually selected by the American Arbitration Association is referred to herein as the “Independent Accountant”). Acquirer and Contributor shall provide the Independent Accountant and the other Party with a statement of its position as to the amount for each Disputed Item within fifteen (15) days from the date of the appointment of the Independent Accountant. The Independent Accountant shall make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the dispute is referred to the Independent Accountant, by selecting from the position of either Acquirer or Contributor as to each Disputed Item. The Independent Accountant shall be authorized to select only the position as to each Disputed Item as presented by either Acquirer or Contributor. If at any time Acquirer and Contributor resolve their dispute, then, notwithstanding the preceding provisions of this Section 2.5(g), the Independent Accountant’s involvement promptly shall be discontinued and the Final Closing Date Balance Sheets and the calculations of the Final Net Working Capital and the Final Net Cash shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding for all purposes of this Agreement. The Parties shall make readily available to the Independent Accountant all relevant books and records relating to the Closing Date Balance Sheets, the calculation of the Final Net Working Capital and the Final Net Cash and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed Items. The costs and expenses of the Independent Accountant shall be allocated between Acquirer, on the one hand, and Contributor, on the other hand, in the same proportion that the aggregate amount of Disputed Items so submitted to the Independent Accountant that are ultimately unsuccessfully disputed by each such Party (as finally determined by the Independent Accountant) bears to the total amount of Disputed Items so submitted. The decision of the Independent Accountant shall be final and binding for all purposes of this Agreement, and the Final Closing Date Balance Sheets and the calculations of the Final Net Working Capital and Final Net Cash shall be revised, if necessary, to reflect such decision and thereupon shall be final and binding for all purposes of this Agreement.

(h) Following the final determination of the Final Closing Date Balance Sheets and the calculations of the Final Net Working Capital and the Final Net Cash in accordance with Section 2.5(f) and Section 2.5(g), if the Estimated Net Working Capital exceeds the Final Net Working Capital (such excess, the “Final Contributor Working Capital Payment”), Contributor shall promptly (but in any event within ten (10) Business Days of the final determination of the Final Closing Date Balance Sheets and the calculations of the Final Net Working Capital and the Final Net Cash) wire transfer to Acquirer, in accordance with the wire transfer instructions provided by Acquirer, cash in an amount equal to the Final Contributor Working Capital Payment.

(i) Following the final determination of the Final Closing Date Balance Sheets and the calculations of the Final Net Working Capital and the Final Net Cash in accordance with Section 2.5(f) and Section 2.5(g), if the Final Net Working Capital exceeds the Estimated Net Working Capital (such excess, the “Final Acquirer Working Capital Payment”), Acquirer shall promptly (but in any event within ten (10) Business Days of the final determination of the Final Closing Date Balance Sheets and the calculations of the Final Net Working Capital and the Final Net Cash) wire transfer to Contributor, in accordance with the wire transfer instructions provided by Contributor, cash in an amount equal to the Final Acquirer Working Capital Payment.

(j) Following the final determination of the Final Closing Date Balance Sheets and the calculations of the Final Net Working Capital and the Final Net Cash in accordance with Section 2.5(f) and Section 2.5(g), if the Estimated Net Cash exceeds the Final Net Cash (such excess, the “Final Contributor Net Cash Payment”), Contributor shall promptly (but in any event within ten (10) Business Days of the final determination of the Final Closing Date Balance Sheets and the calculations of the Final Net Working Capital and the Final Net Cash) wire transfer to Acquirer, in accordance with the wire transfer instructions provided by Acquirer, cash in an amount equal to the Final Contributor Net Cash Payment.

(k) Following the final determination of the Final Closing Date Balance Sheets and the calculations of the Final Net Working Capital and the Final Net Cash as set forth in Section 2.5(f) and Section 2.5(g), if the Final Net Cash exceeds the Estimated Net Cash (such excess, the “Final Acquirer Net Cash Payment”), Acquirer shall promptly (but in any event within ten (10) Business Days of the final determination of the Final Closing Date Balance Sheets and the calculations of the Final Net Working Capital and the Final Net Cash) wire transfer to Contributor, in accordance with the wire transfer instructions provided by Contributor, cash in an amount equal to the Final Acquirer Net Cash Payment.

(l) In addition to any adjustments to the Purchase Price pursuant to Section 2.5(a) through Section 2.5(k), (i) the Purchase Price and (ii) either (A) the Redemption Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it intends to consummate the Spin-Off immediately following the Contribution Closing, or (B) the Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it does not intend to consummate the Spin-Off immediately following the Contribution Closing, shall be reduced by the Estimated Unearned Distribution Amount.

(m) If the Contribution Closing Date occurs prior to the public announcement of the Previous Quarter Distribution, then following the public announcement of the Previous Quarter Distribution:

(i) if the amount of the Previous Quarter Distribution is greater than the amount of the Last Declared Distribution, then Contributor shall promptly (but in any event within ten (10) Business Days of the date of the public announcement of the Previous Quarter Distribution) wire transfer to Acquirer, in accordance with the wire transfer instructions provided by Acquirer, cash in an amount equal to the excess of the actual aggregate distribution amount declared on the Distribution Units with respect to the Previous Quarter over the Estimated Unearned Previous Quarter Distribution Amount; and

(ii) if the amount of the Previous Quarter Distribution is less than the amount of the Last Declared Distribution, then Acquirer shall promptly (but in any event within ten (10) Business Days of the date of the public announcement of the Previous Quarter Distribution) wire transfer to Contributor, in accordance with wire transfer instructions provided by Contributor, cash in an amount equal to the excess of the Estimated Unearned Previous Quarter Distribution Amount over the actual aggregate distribution amount declared on the Distribution Units with respect to the Previous Quarter.

(n) Following the public announcement of the Closing Quarter Distribution:

(i) if the amount of the Closing Quarter Distribution is greater than the amount of the Previous Quarter Distribution (or, if such Previous Quarter Distribution has not been publicly announced as of the Contribution Closing Date, the Last Declared Distribution), then Contributor shall promptly (but in any event within ten (10) Business Days of the date of the public announcement of the Closing Quarter Distribution) wire transfer to Acquirer, in accordance with the wire transfer instructions provided by Acquirer, cash in an amount equal to the excess of the Actual Unearned Pro Rata Distribution Amount over the Estimated Unearned Pro Rata Distribution Amount; and

(ii) if the amount of the Closing Quarter Distribution is less than the amount of the Previous Quarter Distribution (or, if such Previous Quarter Distribution has not been publicly announced as of the Contribution Closing Date, the Last Declared Distribution), then Acquirer shall promptly (but in any event within ten (10) Business Days of the date of the public announcement of the Closing Quarter Distribution) wire transfer to Contributor, in accordance with wire transfer instructions provided by Contributor, cash in an amount equal to the excess of the Estimated Unearned Pro Rata Distribution Amount over the Actual Unearned Pro Rata Distribution Amount.

(o) All amounts to be paid under this Section 2.5 shall be deemed to be adjustments to (i) the Purchase Price and (ii) either (A) the Redemption Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it intends to consummate the Spin-Off immediately following the Contribution Closing, or (B) the Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it does not intend to consummate the Spin-Off immediately following the Contribution Closing.

Section 2.6 Spin-Off. Within ten (10) Business Days after the Execution Date, ETP will deliver a written notice to Acquirer as to whether or not it intends to consummate the Spin-Off immediately following the Contribution Closing. If ETP delivers such written notice indicating its intent to consummate the Spin-Off, then immediately following the Contribution Closing, ETP shall consummate the Spin-Off as a registered distribution of the Spin-Off Units on the terms pursuant to the Form S-3. If ETP delivers such written notice indicating it does not intend to consummate the Spin-Off, then the Equity Consideration shall be adjusted in accordance with Section 2.4(b)(ii) and a portion of the Purchase Price will be paid in cash in accordance with Section 2.4(b)(ii), the Redemption shall not occur and the Parties shall have no further obligations with respect to the Redemption.

Section 2.7 Redemption Closing. If ETP delivers a written notice in accordance with Section 2.6 indicating it intends to consummate the Spin-Off immediately following the Contribution Closing, then immediately following the Spin-Off and on the terms and subject to the conditions of this Agreement, ETP will convey, transfer, assign and deliver to Acquirer, and Acquirer will redeem from ETP, the Redemption Units, in exchange for the distribution of the Redemption Cash Consideration to ETP (the “Redemption”). The Redemption Cash Consideration shall be paid using the cash proceeds from the Intercompany Financing.

Section 2.8 Deliveries and Actions at Redemption Closing. If ETP delivers a written notice in accordance with Section 2.6 indicating it intends to consummate the Spin-Off immediately following the Contribution Closing, then at the time of the closing of the Redemption (the “Redemption Closing”), the deliverables set forth in Section 2.4(a)(vi), Section 2.4(a)(vii), Section 2.4(b)(xi) and Section 2.4(b)(xii) shall be automatically released and Acquirer shall deliver, or shall cause to be delivered, to ETP the Redemption Cash Consideration by wire transfer of immediately available funds to an account designated by ETP.

Section 2.9 Tax Treatment of Contribution and Redemption. The Parties intend that (i) the Contribution shall be treated as a contribution by ETP to Acquirer of the Acquired Interests in exchange for the Equity Consideration in a transaction consistent with the requirements of Section 721(a) of the Code; (ii) the distribution of the Redemption Cash Consideration or Cash Consideration, as applicable, shall be treated as a distribution to ETP by Acquirer under Section 731 of the Code; (iii) the distribution of the Redemption Cash Consideration or Cash Consideration, as applicable, to ETP shall be made out of proceeds of the Intercompany Financing, and such portion of the Redemption Cash Consideration or Cash Consideration, as applicable, shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations; and (iv) ETP’s share of the Debt Financing under Sections 1.752-2 and 1.707-5(a)(2)(i) of the Treasury Regulations shall be the entire amount of the Intercompany Financing. Unless otherwise required by a change in applicable Law, the Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with this intended treatment set forth in this Section 2.9, including disclosing the distribution of the Redemption Cash Consideration or Cash Consideration, as applicable, in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR PARTIES

The Contributor Parties hereby, jointly and severally, represent and warrant to Acquirer as follows:

Section 3.1 Organization; Qualification. Each of the Contributor Parties and each Target Entity are entities duly formed, validly existing and in good standing under the laws of the state of their formation and have all requisite corporate, limited partnership or limited liability company power and authority to own, lease and operate their properties and assets and to carry on their business as it is now being conducted, and are duly qualified, registered or licensed to do business as a foreign entity and are in good standing in each jurisdiction in which the property or assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to (i) have a Propane Group Material Adverse Effect, (ii) prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements or (iii) materially impair any Contributor Party’s ability to perform its obligations under the Transaction Agreements. Contributor has made available to Acquirer true and complete copies of the Organizational Documents of each Contributor Party and each Target Entity, as in effect on the Execution Date.

Section 3.2 Subsidiaries. (a) Schedule 3.2(a) of the Contributor Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Target Entities, listing for each such Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

(b) Other than the Subsidiaries set forth on Schedule 3.2(a) of the Contributor Disclosure Schedule, there are no other corporations, companies, partnerships, joint ventures, associations or other entities in which any Propane Group Entity owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries set forth on Schedule 3.2(a) of the Contributor Disclosure Schedule, no Propane Group Entity is a member of (nor is any part of the Propane Business conducted through) any partnership nor is any Propane Group Entity a participant in any joint venture or similar arrangement.

(c) Except as set forth on Schedule 3.2(c), each of the Subsidiaries of the Target Entities: (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary; and (iii) is duly licensed, registered or qualified to do business and is in good standing in each jurisdiction in which the properties or assets owned or leased by it or the operation of its business makes such licensing, registration or qualification necessary or desirable, except to the extent that the failure to be so licensed, registered or qualified and in good standing would not reasonably be expected to (A) have a Propane Group Material Adverse Effect or (B) prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements.

(d) Contributor has made available to Acquirer true and complete copies of the Organizational Documents of each of the Subsidiaries of the Target Entities as in effect on the Execution Date.

Section 3.3 Authority; Enforceability.

(a) Each of the Contributor Parties has the requisite partnership power and authority to execute and deliver this Agreement and any other Transaction Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Contributor Party of this Agreement and any other Transaction Agreements to which it is a party, the performance by each Contributor Party of its obligations hereunder and thereunder and the consummation by each Contributor Party of the transactions contemplated hereby and thereby have been duly and validly authorized by such Contributor Party, and no other partnership proceedings on the part of any Contributor Party is necessary to authorize this Agreement or any other Transaction Agreement to which any Contributor Party is a party or to consummate the transactions contemplated hereby and thereby.

(b) This Agreement has been, and, upon their execution, the other Transaction Agreements to which any Contributor Party is a party shall have been, duly executed and delivered by each applicable Contributor Party, and, assuming the due authorization, execution and delivery by Acquirer, this Agreement constitutes and, upon their execution, the other Transaction Agreements to which any Contributor Party is a party shall constitute, legal valid and binding agreements of each applicable Contributor Party, enforceable against each applicable Contributor Party in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

Section 3.4 Non-Contravention. Except as set forth on Schedule 3.4 of the Contributor Disclosure Schedule, the execution, delivery and performance of the Transaction Agreements and the consummation by the Contributor Parties of the transactions contemplated hereby and thereby does not and will not: (a) violate, conflict with or result in any breach of any provision of the Organizational Documents of any Contributor Party or any Propane Group Entity; (b) conflict with, result in any breach of (including the failure to obtain a consent or waiver), constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, require any consent under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Contributor Party or any Propane Group Entity is a party or by which any property or asset of any Contributor Party or any Propane Group Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 3.5, conflict with or violate any Law to which any Contributor Party or any Propane Group Entity is subject or by which any of any Contributor Party’s or any Propane Group Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on the Acquired Interests, the Redemption Units or any asset of any Propane Group Entity, except, in the cases of clauses (b), (c) and (d) for such conflicts, breaches, violations, Liens, defaults or rights of termination, cancellation, amendment or acceleration, as would not reasonably be expected to (i) have a Propane Group Material Adverse Effect, (ii) prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements or (iii) materially impair the Contributor Parties’ ability to perform their respective obligations under the Transaction Agreements. Each Propane Group Entity is in compliance with, and has been in compliance with, its respective Organizational Documents.

Section 3.5 Governmental Approvals. Except as set forth on Schedule 3.5 of the Contributor Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement and any other Transaction Agreements to which any Contributor Party is a party by any Contributor Party or for the consummation by any Contributor Party of the transactions contemplated hereby and thereby, other than compliance with, and filings under, the HSR Act and such declarations, filings, registrations, notices, authorizations, consents and approvals the failure of which to receive or provide would not reasonably be expected to have a Propane Group Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to materially impair any Contributor Party’s ability to perform its respective obligations under this Agreement.

Section 3.6 Capitalization.

(a) Schedule 3.6(a) of the Contributor Disclosure Schedule sets forth, as of the time immediately following the completion of the Pre-Contribution Closing Transactions and before the Contribution Closing, a correct and complete description of the following: (i) all of the issued and outstanding equity interests in each of the Target Entities; and (ii) the record owners of each of the outstanding equity interests in each of the Target Entities. Except as set forth on Schedule 3.6(a) of the Contributor Disclosure Schedule, immediately following the completion of the Pre-Contribution Closing Transactions and before the Contribution Closing, there will be no other outstanding equity interests of any Target Entity. All of the issued and outstanding equity interests in each of the Propane Group Entities have been duly authorized, validly issued and fully paid and are nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the Delaware LP Act or Section 18-607 of the Delaware LLC Act) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. Following the completion of the Pre-Contribution Closing Transactions and before the Contribution Closing, all of the issued and outstanding equity interests in each of the Target Entities are owned by the Persons set forth on Schedule 3.6(a) of the Contributor Disclosure Schedule named as owning such interests free and clear of all Liens other than (A) transfer restrictions imposed by federal and state securities Laws and (B) any transfer restrictions contained in the Organizational Documents of the Target Entities. Following the completion of the Pre-Contribution Closing Transactions and before the Contribution Closing, the Target Entities will own, directly or indirectly, all of the outstanding equity interests in each Propane Group Entity (other than the Target Entities) free and clear of all Liens other than (1) transfer restrictions imposed by federal and state securities Laws, (2) any transfer restrictions contained in the Organizational Documents of the Propane Group Entities and (3) any Liens on the equity interests of a Propane Group Entity (other than the Target Entities) existing under the HOLP Note Purchase Agreements and related security agreements.

(b) At the Contribution Closing, the Acquired Interests will constitute (i) 100% of the issued and outstanding membership interests in HOLP GP, (ii) a 99.999% limited partner interest in HOLP, (iii) 100% of the issued and outstanding membership interests in Titan GP and (iv) a 99.99% limited partner interest in Titan. At the Contribution Closing, HOLP GP will own a 0.001% general partner interest in, and serve as the sole general partner of, HOLP, and Titan GP will own a 0.01% general partner interest in, and serve as the sole general partner of, Titan.

(c) There are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Propane Group Entities to issue or sell any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in any of the Propane Group Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of any Propane Group Entity to repurchase, redeem or otherwise acquire any equity interests in any of the Propane Group Entities or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) No Propane Group Entity has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in any Propane Group Entity on any matter.

(e) Except with respect to the ownership of any equity or long-term debt securities between or among the Propane Group Entities, none of the Propane Group Entities owns, directly or indirectly, any equity or debt securities of any Person.

Section 3.7 Ownership of Acquired Interests.

(a) Upon the consummation of the transactions contemplated by this Agreement, Contributor will contribute, assign, transfer and deliver to Acquirer, and Acquirer shall have, good and valid title to the Acquired Interests free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities Laws, (ii) any transfer restrictions contained in the Organizational Documents of the applicable Target Entity and (iii) any Liens on the Acquired Interests as a result of actions by Acquirer.

(b) No Contributor Party is a party to any agreements, arrangements or commitments obligating such Contributor Party to grant, deliver or sell, or cause to be granted, delivered or sold, the Acquired Interests, by sale, lease, license or otherwise, other than this Agreement.

(c) There are no voting trusts, unitholder agreements, proxies or other agreements or understandings with respect to the voting or transfer of any equity interests in any of the Propane Group Entities.

(d) At the Redemption Closing, if applicable, Contributor will assign, convey, transfer and deliver to Acquirer, and Acquirer will have, good and valid title to the Redemption Units free and clear of all Liens, other than (i) any transfer restrictions imposed by federal and state securities Laws, (ii) any transfer restrictions contained in the Organizational Documents of Acquirer or (iii) any Liens on the Redemption Units as a result of actions by Acquirer.

Section 3.8 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters and Laws relating to employee benefits, employment and labor matters which are the subject of Section 3.14, Section 3.17, Section 3.18, and Section 3.19, respectively, (a) each Propane Group Entity is in compliance in all material respects with all applicable Laws, (b) no Propane Group Entity has received written notice of any violation in any material respect of any applicable Law, and (c) none of the Propane Group Entities has received written notice that it is under investigation by any Governmental Authority for potential non-compliance in any material respect with any Law. No Propane Group Entity is subject to any material outstanding judgment, order or decree of any Governmental Authority.

Section 3.9 ETP SEC Reports; Financial Statements.

(a) ETP has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by ETP with the Securities and Exchange Commission (“SEC”) since January 1, 2011 (such documents being collectively referred to as the “ETP SEC Documents”). Each ETP SEC Document (i) at the time filed or, if amended, as of the date of such amendment, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such ETP SEC Document and (ii) did not, at the time it was filed (or, if amended or superseded by a filing or amendment prior to the Execution Date, then at the time of such filing or amendment) contain any untrue statement of a material fact related to the Propane Business or omit to state a material fact related to the Propane Business required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Contributor Parties have provided Acquirer with true and complete copies of the HOLP Financial Statements. The HOLP Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby, and (ii) fairly present, in all material respects, the consolidated financial position and operating results, equity and cash flows of HOLP and its Subsidiaries, on a consolidated basis, as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments.

(c) The Contributor Parties have provided Acquirer with true and complete copies of the Titan Unaudited Financial Statements. The Titan Unaudited Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby, and (ii) fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Titan and its Subsidiaries, on a consolidated basis, as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments. The Titan Audited Financial Statements, when delivered pursuant to Section 5.13(a), (A) will not differ in any material respect from the Titan Unaudited Financial Statements, (B) will be prepared in accordance with (1) GAAP, applied on a consistent basis throughout the periods presented thereby, and (2) Regulation S-X and (C) will fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Titan and its Subsidiaries, on a consolidated basis, as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments.

(d) The Required Financial Information, when delivered pursuant to Section 5.13(b), will (i) be prepared in accordance with (A) GAAP, applied on a consistent basis throughout the periods presented thereby, and (B) Regulation S-X and (ii) fairly present, in all material respects, the consolidated financial position and operating results, equity and cash flows of each of HOLP and Titan and each of their respective Subsidiaries, in each case on a consolidated basis, as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments.

(e) None of the Propane Group Entities has any Liability that would be required to be included in the financial statements of the Propane Group Entities under GAAP except for (i) Liabilities reflected or reserved against on the consolidated balance sheet dated as of June 30, 2011 or the notes thereto contained in the Propane Business Financial Statements, (ii) Liabilities that have arisen since June 30, 2011 in the ordinary course of business, and (iii) Liabilities which would not reasonably be expected to have a Propane Group Material Adverse Effect.

(f) Schedule 3.9(f) of the Contributor Disclosure Schedule contains a list of all Indebtedness of the Propane Group Entities as of the Execution Date.

(g) The books of account and other financial records of the Propane Group Entities: (i) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Propane Group Entities and (ii) are in all material respects true and correct, and do not contain or reflect any material inaccuracies or discrepancies.

(h) ETP, including with respect to the Propane Group Entities, has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by ETP with respect to the Propane Group Entities in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to ETP’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(i) The Propane Group Entities maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary: (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements as contemplated by Section 13(b)(2)(B) of the Exchange Act and (B) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.10 Absence of Certain Changes. From and after January 1, 2011, (a) the Propane Business has been operated only in the ordinary course of business and consistent with past practice; (b) there has not been any Propane Group Material Adverse Effect; and (c) there has not been any increase or decrease in the compensation (including salary, bonus and other incentive compensation) payable by or to become payable by any Propane Group Entity to any of the officers, key employees or agents of the Propane Business, or change in any insurance, pension or other benefit plan, payment or arrangement (including rights to retention, severance or termination pay) made to, for or with any of such officers, key employees or agents or any commission or bonus paid to any of such officers, key employees or agents, except such increases or decreases in the ordinary course of business for such Propane Group Entity and consistent with past practice or as required by applicable Law. From and after June 30, 2011, except as set forth on Schedule 3.10(d) of the Contributor Disclosure Schedule, no Propane Group Entity has taken any action that, if taken after the Execution Date, would constitute a breach of any of the covenants set forth in Section 5.1(b).

Section 3.11 Real Property.

(a) The Leased Real Property shown on Schedule 3.11(a) of the Contributor Disclosure Schedule is all the Leased Real Property (including leased propane storage facilities and terminals) of the Propane Group Entities for which the monthly rent exceeds $1,800. Schedule 3.11(a) of the Contributor Disclosure Schedule shows for each such Leased Real Property (i) the street address and (ii) the current use of such parcel of Leased Real Property.

(b) The Owned Real Property shown on Schedule 3.11(b) of the Contributor Disclosure Schedule is all the Owned Real Property (including owned propane storage facilities and terminals) of the Propane Group Entities valued by the applicable Propane Group Entity at more than $750,000. Schedule 3.11(b) of the Contributor Disclosure Schedule shows for each such Owned Real Property (i) the street address and (ii) the current use of such parcel of Owned Real Property.

(c) All of the Owned Real Property is owned by a Propane Group Entity, free and clear of all Liens, other than Permitted Liens.

(d) Assuming good fee title vested in the applicable landlord, a Propane Group Entity has a valid and binding leasehold interest in each Leased Real Property, free and clear of all Liens, other than Permitted Liens. True and complete copies of all leases for the Leased Real Property identified on Schedule 3.11(a) of the Contributor Disclosure Schedule have been made available to Acquirer.

(e) Schedule 3.11(e) of the Contributor Disclosure Schedule lists all of the written lease agreements pursuant to which a Propane Group Entity is a landlord or sublandlord under a lease with monthly rental payments greater than $1,800 per month at any of the material Owned Real Property or Leased Real Property. As of the Execution Date, to the Contributor Parties’ Knowledge, no such Propane Group Entity has received any written notice of default from the tenant or subtenant under any such lease or sublease nor, to the Contributor Parties’ Knowledge, is the tenant or subtenant under any such lease or sublease in default beyond all applicable grace, notice and cure periods.

(f) There is no pending or, to the Contributor Parties’ Knowledge, threatened condemnation, expropriation, requisition (temporary or permanent) or similar proceeding with respect to any Transferred Site as of the Execution Date, or, to the Contributor Parties’ Knowledge, has been threatened in writing.

(g) The Propane Group Entities have made available to Acquirer true, legible and complete copies of each deed for each parcel of Owned Real Property and to the extent such documents are in the possession or control of the Contributor Parties, all the title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, permits, other Liens, title documents related to the Real Property. To the Knowledge of the Contributor Parties, (i) a Propane Group Entity is in peaceful and undisturbed possession of each parcel of Real Property, (ii) there are no contractual restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is being used as of the Execution Date, and (iii) all existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, internet access and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the business as it is conducted as of the Execution Date. To the Knowledge of the Contributor Parties, there are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property. Except as shown on Schedule 3.11(e) of the Contributor Disclosure Schedule, (i) the Propane Group Entities have not leased any parcel or any portion of any parcel of Owned Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement for which the monthly rental payments exceed $1,800, and (ii) no Propane Group Entity has assigned its interest under any lease listed in Schedule 3.11(a) of the Contributor Disclosure Schedule to any third party.

Section 3.12 Sufficiency of Assets; Title to Tangible Property.

(a) After giving effect to the contribution of the Acquired Interests pursuant to this Agreement, the services to be provided, any licenses to be granted and the other arrangements contemplated by the Transaction Agreements, the properties, assets, personnel and rights of the Propane Group Entities will constitute all the properties, assets, personnel and rights used, or intended to be used in, and all such properties, assets, personnel and rights as are necessary in the conduct in all material respects of, the Propane Business by Acquirer and the Propane Group Entities immediately after the Contribution Closing in substantially the same manner as currently conducted by ETP and the Propane Group Entities except with respect to items included in the calculation of Net Working Capital and Net Cash (and the levels thereof), which the Parties acknowledge are addressed in Section 2.5.

(b) After giving effect to the transactions contemplated by the Transaction Agreements, the Propane Group Entities will have good title to, or a valid and binding leasehold or license interest in, all Tangible Property, free and clear of any Liens other than Permitted Liens. As of the Execution Date, all of the Tangible Property is in good operating condition and in a state of good maintenance and repair, in all material respects, in each case ordinary wear and tear excepted and subject to scheduled maintenance and turnarounds. Except as set forth on Schedule 3.12(b) of the Contributor Disclosure Schedule, no Contributor Party or any Affiliate thereof (other than the Propane Group Entities) owns any assets, including Tangible Property, used primarily in the Propane Business.

Section 3.13 Intellectual Property.

(a) Schedule 3.13(a) of the Contributor Disclosure Schedule sets forth a true and complete list of all (i) Registered Owned Intellectual Property and (ii) unregistered material trademarks and service marks included in the Owned Intellectual Property. Each item of Registered Owned Intellectual Property (A) is subsisting and enforceable, (B) has not been adjudged invalid by any Governmental Authority and (C) is exclusively owned by a Propane Group Entity, free and clear of any Liens other than Permitted Liens.

(b) To the Knowledge of the Contributor Parties, the Propane Group Entities own or have the valid right to use pursuant to a license, sublicense, or agreement all items of Intellectual Property required in the operation of the Propane Business as presently conducted.

(c) To the Knowledge of the Contributor Parties, the Propane Group Entities and the operation of the Propane Business does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. No third party has asserted in writing delivered to ETP or any of its Subsidiaries a notice or a claim that any of the Propane Group Entities is infringing, misappropriating or otherwise violating the Intellectual Property of such third party and no such claim is pending or, to the Knowledge of the Contributor Parties, threatened in writing, against ETP or any of its Subsidiaries concerning the foregoing or concerning the ownership, validity, registerability or enforceability of any Owned Intellectual Property.

(d) To the Knowledge of the Contributor Parties, no third party is infringing, misappropriating or otherwise violating the Owned Intellectual Property or any Intellectual Property exclusively licensed to any of the Propane Group Entities.

(e) Each of the Propane Group Entities has taken commercially reasonable steps to maintain in confidence all material trade secrets and confidential information owned or used by the Propane Group Entities.

(f) HOLP jointly owns with Fuel Delivery Systems, Inc. pursuant to the Development and License Agreement the software system known as “Fuelscape.” The Propane Group Entities have a license or right to use the software/hardware mobile application known as “HPMobile” as licensed under the Master Customer Agreement. HOLP has a license or right to use the software known as “RIS” software. The Propane Group Entities’ rights in RIS and under the Development and License Agreement and Master Customer Agreement shall survive unchanged the consummation of the transactions contemplated by the Transaction Agreements.

(g) The Company IT Assets have not materially malfunctioned or failed within the past three (3) years. The Propane Group Entities have implemented commercially reasonable backup, security and disaster recovery measures and technology consistent with industry practices.

Section 3.14 Environmental Matters.

(a) Except for matters set forth on Schedule 3.14 of the Contributor Disclosure Schedule and except for matters that would not reasonably be expected to have a Propane Group Material Adverse Effect:

(i) each of the Propane Group Entities is in compliance with all applicable Environmental Laws, and each of the Propane Group Entities has been in compliance with all applicable Environmental Laws except for any noncompliance that has been fully resolved without any ongoing, pending or future fines, penalties or obligations (other than ordinary course obligations required to maintain compliance with Environmental Laws);

(ii) each of the Propane Group Entities possesses all Permits required under Environmental Laws for its operations as currently conducted and is in compliance with the terms of such Permits, and such Permits are in full force and effect;

(iii) none of the Propane Group Entities nor any of their properties or operations are subject to any pending or, to the Knowledge of the Contributor Parties, threatened Proceeding arising under any Environmental Law, nor has any of the Propane Group Entities received any written notice, order or complaint from any Governmental Authority, or written notice or complaint from any other Person, alleging a violation of or liability arising under any Environmental Law;

(iv) none of the Propane Group Entities is a party to or subject to any settlement, order or decree relating to any violation of or Liability under any Environmental Law;

(v) there has been no Release of Hazardous Substances on, at, under, to, or from any of the current or, to the Knowledge of the Contributor Parties, former properties of the Propane Group Entities, from or in connection with the Propane Group Entities’ operations, or by any Propane Group Entity in a manner that has given or would reasonably be expected to give rise to any Liability pursuant to any Environmental Law or that requires any Remedial Action under any Environmental Law; and

(vi) none of the Propane Group Entities is conducting or funding any Remedial Action.

(b) The Contributor has provided Acquirer copies of any material environmental assessments, audits, studies or other reports relating to the Propane Group Entities or their properties or operations that are in the possession or control of the Contributor or the Propane Group Entities.

Section 3.15 Material Contracts.

(a) Schedule 3.15(a) of the Contributor Disclosure Schedule lists the following Contracts of the Propane Group Entities as of the Execution Date (such Contracts, collectively, the “Propane Group Material Contracts”):

(i) any Contract between any Propane Group Entity and ETP or any Affiliate of ETP (other than the Propane Group Entities);

(ii) any Contract that contains any provision or covenant which materially restricts any Propane Group Entity or any Affiliate thereof from engaging in any lawful business activity or competing in any line of business or with any Person or in any geographic area or during any period of time after the Execution Date;

(iii) any Contract that relates to the creation, incurrence, assumption, or guarantee of any Indebtedness by any Propane Group Entity with an aggregate principal amount exceeding $100,000;

(iv) any Contract in respect of the formation of any partnership or joint venture or that otherwise relates to the joint ownership or operation of the assets owned by any of the Propane Group Entities;

(v) any Contract that includes the acquisition or sale of assets (other than Contracts for Inventory entered into in the ordinary course of business) (A) with a value in excess of $250,000 or (B) pursuant to which any Propane Group Entity has continuing “earn-out” or similar obligations (in either case, whether by merger, sale of stock, sale of assets or otherwise);

(vi) any Contract or commitment that involves a sharing of profits, losses, costs or liabilities by any Propane Group Entity with any other Person;

(vii) any Contract that otherwise involves the annual payment or sale by or to any of the Propane Group Entities of more than $550,000 or 250,000 gallons of propane, respectively, and cannot be terminated by the Propane Group Entities on ninety (90) days’ or less notice without payment by the Propane Group Entities of any material penalty;

(viii) all Contracts with independent contractors or consultants (or similar arrangements) to which any Propane Group Entity is a party involving annual payments in excess of $100,000 and that cannot be cancelled by such Propane Group Entity without penalty or further payment and without more than thirty (30) days’ notice;

(ix) all Contracts with any Governmental Authority pursuant to which a Propane Group Entity has an obligation to sell propane in quantities that are in excess of 250,000 gallons;

(x) any Contract involving annual payments in excess of $100,000 that contains most favored nations provisions or grants any exclusive rights, rights of first refusal, rights of first negotiation, participation or similar rights to any Person with respect to any assets or business opportunity of any Propane Group Entity;

(xi) any lease of personal property under which any Propane Group Entity is lessee (A) providing for the payment by such Propane Group Entity of annual rent of $50,000 or more that cannot be terminated by such Propane Group Entity on less than ninety (90) days’ notice;

(xii) any agreement for the purchase by any Propane Group Entity of materials, supplies, goods, services, equipment or other assets with a value in excess of $200,000 that cannot be terminated by such Propane Group Entity on less than ninety (90) days’ notice with payment by such entity of a penalty not in excess of $25,000;

(xiii) any Contract relating to the transportation, storage, sale or purchase of propane or the products therefrom, or the provision of services related thereto (including any operation, operation servicing or maintenance Contract) in each case pursuant to which any Propane Group Entity receives annual revenues or makes annual payments in excess of $200,000;

(xiv) any collective bargaining agreement;

(xv) any Contract under which any Propane Group Entity is obligated to purchase or sell a specified volume of propane in excess of 250,000 gallons, including any requirements contracts, “take-or-pay” or “ship-or-pay” Contracts;

(xvi) any Hedging Agreement;

(xvii) all licenses of Intellectual Property (A) from a Propane Group Entity to any third party and (B) to a Propane Group Entity from any third party, in each case, (1) pursuant to which any Propane Group Entity receives annual revenues or makes annual payments in excess of $200,000 and (2) excluding licenses associated with off-the-shelf software; and

(xviii) any Contract between any of the Propane Group Entities and any officer, director or Affiliate of any of the Propane Group Entities (other than ETP and the ETP Entities) or any immediate family member of any of the foregoing.

(b) Except as set forth on Schedule 3.15(b) of the Contributor Disclosure Schedule, each Propane Group Material Contract has been made available to Acquirer and (i) is a valid and binding obligation of the parties thereto and (ii) is in full force and effect and enforceable in accordance with its terms against such Propane Group Entity and, to the Knowledge of Contributor, the other parties thereto, except in each case, as enforcement may be limited by Creditors’ Rights.

(c) None of the Propane Group Entities nor, to the Knowledge of the Contributor Parties, any other party to any Propane Group Material Contract is in default thereof or breach, in any material respect, thereunder and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by such Propane Group Entity or, to the Knowledge of Contributor, any other party to any Propane Group Material Contract, or would permit termination, modification or acceleration under any Propane Group Material Contract.

Section 3.16 Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws or employee benefits, employment and labor matters which are the subject of Section 3.14 and Section 3.19, respectively, or as is set forth on Schedule 3.16 of the Contributor Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Contributor Parties, threatened against (a) any Contributor Party with respect to the Propane Group Entities or the Propane Business or (b) the Propane Group Entities pursuant to which a party is seeking (i) damages in excess of $500,000 or (ii) injunctive, remedial or other equitable relief.

Section 3.17 Permits. Schedule 3.17 of the Contributor Disclosure Schedule sets forth a list of all the material Permits that are necessary to use, own and operate the assets of the Propane Group Entities or that otherwise relate to the operation of the Propane Business as currently conducted. Each of the Permits listed on Schedule 3.17 of the Contributor Disclosure Schedule are held by one of the Propane Group Entities. The Propane Group Entities are in compliance in all material respects with the terms of all such Permits and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Contributor Parties, threatened, except as such non-compliance, suspension or cancellation as would not have a Propane Business Material Adverse Effect. Assuming compliance with the matters referred to in Section 3.5, none of the Permits on Schedule 3.17 of the Contributor Disclosure Schedule will be suspended or cancelled as a result of the consummation of the transactions contemplated by the Transaction Agreements.

Section 3.18 Taxes.

(a) All Tax Returns required to be filed with respect to the Propane Group Entities have been timely filed and all Tax Returns with respect to the Propane Group Entities are true, complete and correct in all material respects and all material Taxes due relating to the Propane Group Entities have been paid in full. All Taxes with respect to the Propane Group Entities not yet due and payable for any taxable period (or portion thereof) ending on or before the Contribution Closing Date have been (or will be on or prior to the Contribution Closing Date) accrued and adequately disclosed and fully provided for with adequate reserves in accordance with GAAP on the Propane Business Financial Statements. Except as disclosed on Schedule 3.18 of Contributor Disclosure Schedule, there is no claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any Propane Group Entity for any material Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any material amount of Taxes or material Tax Returns of or with respect to any Propane Group Entity.

(b) Except as set forth on Schedule 3.18 of the Contributor Disclosure Schedule, no material Tax audits or administrative or judicial proceedings are being conducted, are pending or, to the Contributor Parties’ Knowledge, have been threatened with respect to any Propane Group Entity.

(c) All material Taxes required to be withheld, collected or deposited by or with respect to any Propane Group Entity have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d) There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Tax of, or any material Taxes associated with the ownership or operation of the assets of, any Propane Group Entity.

(e) No Propane Group Entity is a party to any Tax sharing, allocation indemnification or similar agreement.

(f) No Propane Group Entity, has engaged in a transaction that would be reportable by or with respect to any Propane Group Entity pursuant to Treasury Regulation § 1.6011-4 or any predecessor thereto.

(g) Except as set forth on Schedule 3.18 of the Contributor Disclosure Schedule, each of the Propane Group Entities has been treated as a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes at all times since its formation and none of the Target Entities has elected to be treated as a corporation for U.S. federal, state or local Tax purposes.

(h) There are no Tax liens on any of the assets of the Propane Group Entities (other than Permitted Liens).

(i) To the Contributor Parties’ Knowledge, no claim has ever been made by a Governmental Authority in any jurisdiction where the Propane Group Entities do not file Tax Returns that any of the Propane Group Entities is or may be subject to taxation by such jurisdiction.

(j) Except as set forth on Schedule 3.18 of the Contributor Disclosure Schedule, none of the Propane Group Entities has been included in any consolidated, unitary or combined Tax Return provided for under Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Propane Group Entities are the only members).

(k) Acquirer will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Contribution Closing Date as a result of any of the following that occurred or exists on or prior to the Contribution Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any Tax Law), (ii) an installment sale or open transaction, (iii) a prepaid amount or (iv) change in the accounting method of any Propane Group Entity pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality.

(l) For the most recent four (4) complete calendar quarters for which the necessary financial information is available, at least 90% of the combined gross income of the Target Entities has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 3.19 Employee Benefits; Employment and Labor Matters.

(a) Except as set forth on Schedule 3.19(a) of the Contributor Disclosure Schedule, no Propane Group Entity (i) is a party to, (ii) has any material liability with respect to or (iii) sponsors, maintains or contributes to, or has sponsored, maintained or contributed to, for the benefit of any current or former employee, officer, director or independent contractor of any Propane Group Entity, any of the following:

(i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), but excluding any multiemployer plan within the meaning of Sections 3(37) and 4001(a)(3) of ERISA; or

(ii) any material equity-based compensation plan (including stock option plans, stock purchase plans, stock appreciation rights, restricted stock and phantom stock plans), bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or arrangement, change in control policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree medical or life insurance, supplemental retirement, consulting agreement, employment or termination or other similar agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.19(a)(i) (collectively, along with any plan described in Section 3.19(a)(i) above, the “Propane Group Benefit Plans”).

(b) True, correct and complete copies of (i) the plan documents for each of the Propane Group Benefit Plans that is sponsored by a Propane Group Entity and is set forth in writing and (ii) the Energy Transfer Partners GP, L.P. 401(k) Plan (the “ETP 401(k) Plan”, and (i) and (ii) collectively, the “Select Propane Benefit Plans”), along with the related trusts, insurance or group annuity contracts, each summary plan description and each other funding or financing arrangement relating to any such plan, including all amendments thereto and a summary of any material modifications, have been made available to Acquirer and there has been made available to Acquirer, with respect to each Select Propane Benefit Plan required to file such report and description, the most recent report on IRS Form 5500, including all schedules thereto. Additionally, the most recent determination letter or opinion letter from the IRS for each of the Propane Group Benefit Plans intended to be qualified under Section 401(a) of the Code, and any outstanding determination letter application for such plans, as well as the most recently prepared actuarial report and financial statement has been furnished for each Select Propane Benefit Plan.

(c) Except as disclosed on Schedule 3.19(c) of the Contributor Disclosure Schedule:

(i) each Select Propane Benefit Plan has been administered in compliance in all material respects with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements;

(ii) there are no actions, suits or claims pending (other than routine claims for benefits) or to the Contributor Parties’ Knowledge, threatened, with respect to any Select Propane Benefit Plan and no Select Propane Benefit Plan is under audit or is subject to an investigation by the IRS, the Department of Labor or any other federal or state governmental agency nor is any such audit or investigation pending; and

(iii) no circumstance, fact or event exists that could reasonably be likely to result in any default under or violation of any Select Propane Benefit Plan.

(iv) all contributions and payments required to be made by any Propane Group Entity or ERISA Affiliate of any Propane Group Entity to or under each Select Propane Benefit Plan have been timely made.

(d) No Propane Group Benefit Plan is subject to Title IV of ERISA.

(e) For each Propane Group Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the applicable Propane Group Entity has either (i) received a favorable determination letter from the IRS relating to the most recently completed IRS qualification cycle applicable to such Propane Group Benefit Plan and covering all of the applicable qualification provisions on the IRS cumulative list of covered qualification requirements for the cycle, or (ii) has received a prior determination letter for the Propane Group Benefit Plan and has timely filed, or caused to be filed, an application for a determination letter for the most recently completed qualification cycle that the applicable Propane Group Entity reasonably anticipates will result in the issuance by the IRS of a favorable determination letter for the Propane Group Benefit Plan covering all the applicable qualification provisions on the IRS cumulative list. The applicable Propane Group Entity has adopted by the applicable deadline all amendments to each Propane Group Benefit Plan required by applicable Law. No Propane Group Benefit Plan that is intended to be qualified under Section 401(a) of the Code is currently under examination by the IRS or is the subject of any pending application under any applicable IRS voluntary correction program. No amendment to a Propane Group Benefit Plan has been adopted or operational defect exists that could adversely affect the qualified or tax exempt status of any Propane Group Benefit Plan or that could result in the revocation of a trust’s exemption from United States federal income taxation.

(f) Neither the Propane Group Entities nor any current or former ERISA Affiliate of a Propane Group Entity has, within the six-year period prior to the Contribution Closing Date, maintained, established, sponsored, participated in or contributed to any employee benefit plan that is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or for which any Propane Group Entity could incur liability under Section 4063 or 4064 of ERISA.

(g) Except as set forth on Schedule 3.19(g) of the Contributor Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in connection with the termination of employment or service of any employee, officer, director or independent contractor following, or in connection with, the transactions contemplated hereby): (i) entitle any current or former employee, officer, director or independent contractor of any Propane Group Entity to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with any Propane Group Entity, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Select Propane Benefit Plans to any current or former employee, officer, director or independent contractor of any Propane Group Entity or (iii) limit or restrict the right of any Propane Group Entity or, after the consummation of the transactions contemplated hereby, any AmeriGas Entities, to merge, amend or terminate any of the Select Propane Benefit Plans.

(h) In connection with the consummation of the transaction contemplated by this Agreement or otherwise, no payments have or will be made under the Select Propane Benefit Plans which, separately or in the aggregate, would result in imposition of any “excess parachute payment” imposed under Sections 280G and 4999 of the Code. Furthermore, none of the Propane Group Entities has any obligation to gross-up, indemnify or otherwise reimburse any person for any income, excise or other tax incurred by such person pursuant to any applicable federal, state, local or non-U.S. law related to the collection and payment of taxes.

(i) Except as set forth on Schedule 3.19(i) on the Contributor Disclosure Schedule, no Select Propane Benefit Plan provides retiree medical or retiree life insurance benefits to any person and neither the Propane Group Entities nor any ERISA Affiliate of a Propane Group Entity is contractually or otherwise obligated (whether or not in writing) to provide any person with medical, dental, disability, hospitalization, life insurance or similar benefits (whether insured or self-insured) to any current or former employee, officer, director or independent contractor upon retirement or termination of employment, other than as required by the provisions of Section 601 through 608 of ERISA and Section 4980B of the Code. Additionally, each Select Propane Benefit Plan which is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination. Each of the Select Propane Benefit Plans is subject only to the Laws of the United States or a political subdivision thereof.

(j) Each Select Propane Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been established or timely amended to comply and has been operated in compliance with the requirements of Section 409A. Each relevant Propane Group Entity’s federal income tax return is not under examination by the IRS with respect to nonqualified deferred compensation. The Propane Group Entities have not maintained, sponsored, been a party to, participated in, or contributed to any plan, agreement or arrangement subject to the provisions of Section 457A of the Code.

(k) Except as set forth on Schedule 3.19(k) of the Contributor Disclosure Schedule, (a) each of the Propane Group Entities is currently in material compliance in all material respects with all applicable labor and employment Laws including all Laws relating to employment discrimination, payment of wages, overtime compensation, the payment and withholding of income or employment Taxes, collective bargaining, immigration, occupational health and safety, and wrongful discharge; (b) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee or labor organization or other representative of the employees or of any prospective or former employees of any of the Propane Group Entities is pending or to the Knowledge of the Contributor Parties, threatened against any of the Propane Group Entities or any present or former director or employee (including with respect to alleged sexual harassment, unfair labor practices or discrimination); (c) to the Knowledge of the Contributor Parties, none of the Propane Group Entities has misclassified any person as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of the applicable Propane Group Entities (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Select Propane Benefit Plan; (d) none of the Propane Group Entities has breached or otherwise failed to comply in any respect with the material provisions of any collective bargaining, trade union or other labor union contract, and no material grievance is pending or to the Knowledge of the Contributor Parties, threatened against any of the Propane Group Entities under any such agreement or contract; and (e) none of the Propane Group Entities is subject to or otherwise bound by, any consent, decree, order, or agreement with, any Governmental Authority, or labor union or any other employee representative body relating to employees or former employees of any of the Propane Group Entities. Except as set forth on Schedule 3.19(k) of the Contributor Disclosure Schedule, none of the Propane Group Entities is a signatory party to or otherwise subject to any collective bargaining agreements, and there is no material labor dispute, strike, slowdown, controversy, work stoppage or other labor trouble between any of the Propane Group Entities and any of their respective employees pending or to the Knowledge of the Contributor Parties, threatened, and none of the Propane Group Entities has experienced any such material labor dispute, strike, slowdown, controversy, work stoppage or other labor trouble within the past five (5) years. To the Knowledge of the Contributor Parties, no Propane Group Employee is in any respect in material violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer or other employee relating to (i) the right of any such employee to be employed by the Propane Group Entities; or (ii) knowledge or use of trade secrets or proprietary information.

(l) All quarterly cash distribution payment obligations under outstanding awards under the ETP LTIP held by Propane Group Employees have been paid when due.

Section 3.20 Brokers’ Fee. Except for the fee and related expenses payable to Credit Suisse Securities (USA) LLC (the “CS Fee”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of any Contributor Party.

Section 3.21 Matters Relating to Acquisition of the Equity Consideration.

(a) ETP has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in the Equity Consideration and is capable of bearing the economic risk of such investment. ETP is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. ETP is acquiring the Equity Consideration for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, other than the Spin-Off, if applicable, or with any present intention of distributing or selling the Equity Consideration in violation of applicable state and federal securities Laws. ETP is not a party to any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Equity Consideration. Contributor acknowledges and understands that (i) the acquisition of the Equity Consideration has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the AmeriGas Common Units comprising the Equity Consideration will, upon their sale by ETP, be characterized as “restricted securities” under state and federal securities Laws. ETP agrees that the AmeriGas Common Units comprising the Equity Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

(b) ETP has undertaken such investigation as it deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Equity Consideration. ETP has had an opportunity to ask questions and receive answers from Acquirer regarding the terms and conditions of the offering of the Equity Consideration and the business, properties, prospects, and financial condition of Acquirer. The foregoing investigation and inquiry by ETP, however, does not modify the representations and warranties of Acquirer in Article IV and such representations and warranties constitute the sole and exclusive representations and warranties of Acquirer to the Contributor Parties in connection with the transactions contemplated by this Agreement.

Section 3.22 Insurance. Schedule 3.22 of the Contributor Disclosure Schedule lists all insurance policies of ETP or any of its Affiliates and any of ETP’s self-insured programs covering the Propane Group Entities and the operation of the Propane Business as of the Execution Date. Each such policy is in full force and effect, all premiums due thereon have been paid by the applicable Contributor Party or such Affiliate, and the applicable Contributor Party or Affiliate has complied in all material respects with the provisions of such policy and has not received written notice from any of its insurance brokers or carriers that such broker or carrier will not be willing or able to renew its existing coverage.

Section 3.23 Suppliers. Schedule 3.23 of the Contributor Disclosure Schedule sets forth a complete and correct list of the twenty (20) largest suppliers (measured by dollar volume of revenue) of the Propane Business during each of the twelve (12) month periods ended September 30, 2010 and 2011 and the amount of such business done (by volumes of gallons of propane) with each such supplier during such periods. Since January 1, 2011, no such supplier (i) has provided written notice of any material complaint concerning products or services of the Propane Business or (ii) has terminated or adversely modified its business relationship with the Propane Business. No such supplier has provided written notice since January 1, 2011, of any material modification or change in its business relationship with the Propane Business.

Section 3.24 Information Supplied. None of the information furnished in writing by the Contributor Parties or to be furnished in writing by the Contributor Parties specifically for inclusion (or incorporation by reference) in the Form S-3 or any registration statement, prospectus or other related document in connection with the Debt Financing will, at the time the Form S-3 or such registration statement, prospectus or other related document becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Contributor Parties make no representation or warranty with respect to any information supplied by Acquirer for inclusion in the foregoing documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer hereby represents and warrants to the Contributor Parties as follows:

Section 4.1 Organization; Qualification. Acquirer is an entity duly formed, validly existing and in good standing under the laws of the state of Delaware and has all requisite partnership power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property or assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to (i) have an AmeriGas Material Adverse Effect, (ii) prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements or (iii) materially impair the ability of Acquirer to perform its obligations under the Transaction Agreements. Acquirer has made available to the Contributor Parties true and complete copies of the Organizational Documents of Acquirer, as in effect on the Execution Date.

Section 4.2 Authority; Enforceability; Valid Issuance.

(a) Acquirer has the requisite partnership power and authority to execute and deliver this Agreement and any other Transaction Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Acquirer of this Agreement and any other Transaction Agreements to which it is a party, the performance by Acquirer of its obligations hereunder and thereunder and the consummation by Acquirer of the transactions contemplated hereby and thereby have been duly and validly authorized by Acquirer, and no other partnership proceedings on the part of Acquirer is necessary to authorize this Agreement or any other Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby.

(b) This Agreement has been, and, upon their execution, any other Transaction Agreements to which it is a party shall have been, duly executed and delivered by Acquirer and, assuming the due authorization, execution and delivery by the Contributor Parties, this Agreement constitutes and, upon their execution, any other Transaction Agreements to which it is a party shall constitute, legal valid and binding agreements of Acquirer, enforceable against Acquirer in accordance with their respective terms, except as such enforceability may be limited by Creditors’ Rights.

(c) The issuance of the AmeriGas Common Units comprising the Equity Consideration has been duly authorized in accordance with the Organizational Documents of Acquirer. The AmeriGas Common Units comprising the Equity Consideration, when issued and delivered to ETP in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable (except to the extent nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of any Lien or restrictions upon voting or transfer thereof pursuant to any Contract to which any of the AmeriGas Entities is a party or by which any property or asset of any such Person is bound or affected, other than (i) pursuant to the Organizational Documents of Acquirer and (ii) any restrictions in the Unitholder Agreement. Upon issuance and delivery of the AmeriGas Common Units comprising the Equity Consideration, ETP will be duly admitted to Acquirer as an additional limited partner.

Section 4.3 Non-Contravention. Except as set forth on Schedule 4.3 of the Acquirer Disclosure Schedule, the execution, delivery and performance of the Transaction Agreements and the consummation by Acquirer of the transactions contemplated hereby and thereby does not and will not: (a) violate, conflict with or result in any breach of any provision of the Organizational Documents of Acquirer; (b) assuming that Acquirer receives the proceeds of the Intercompany Financing, conflict with, result in any breach of (including the failure to obtain a consent or waiver), constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, require any consent under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which Acquirer is a party or by which any property or asset of Acquirer is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, conflict with or violate any Law to which Acquirer is subject or by which any of Acquirer’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of Acquirer, except, in the cases of clauses (b), (c) and (d), for such conflicts, breaches, violations, Liens, defaults or rights of termination, cancellation, amendment or acceleration as would not reasonably be expected to (i) have an AmeriGas Material Adverse Effect, (ii) prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements or (iii) materially impair Acquirer’s ability to perform its obligations under the Transaction Agreements.

Section 4.4 Governmental Approvals. Except as set forth on Schedule 4.4 of the Acquirer Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement, and any other Transaction Agreements to which it is a party, by Acquirer or for the consummation by Acquirer of the transactions contemplated hereby and thereby, other than compliance with, and filings under, the HSR Act and such declarations, filings, registrations, notices, authorizations, consents and approvals the failure of which to receive or provide would not reasonably be expected to have an AmeriGas Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to materially impair Acquirer’s ability to perform its obligations under this Agreement.

Section 4.5 Capitalization.

(a) As of the Execution Date: (i) 57,124,296 AmeriGas Common Units were issued and outstanding and (ii) 2,742,349 AmeriGas Common Units were reserved for issuance under Acquirer’s employee benefit plans and equity compensation plans, of which no AmeriGas Common Units were subject to issuance upon exercise of outstanding AmeriGas options and 161,456 AmeriGas Common Units were subject to issuance upon the vesting of outstanding phantom units.

(b) All of the limited partner interests in Acquirer are duly authorized and validly issued in accordance with the Organizational Documents of Acquirer, and are fully paid and nonassessable (except as nonassessability may be affected by Sections 17-303 and 17-607 of the Delaware LP Act) and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

(c) Except as set forth in the Organizational Documents of Acquirer or Schedule 4.5(c) of the Acquirer Disclosure Schedule and except as otherwise provided in Section 4.5(a), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Acquirer to issue or sell any equity interests of Acquirer or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Acquirer, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) Acquirer does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Acquirer on any matter.

(e) AmeriGas Propane, Inc., a Pennsylvania corporation (“AmeriGas GP”) is the sole general partner of Acquirer with a 1.0% general partner interest in Acquirer and the sole general partner of AmeriGas Operating, with a 1.0101% general partner interest in AmeriGas Operating (such interests, collectively, the “AmeriGas GP Interests”). The AmeriGas GP Interests have been duly authorized and validly issued in accordance with the AmeriGas Partnership Agreement or the AmeriGas Operating Partnership Agreement, as applicable, and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The AmeriGas GP Interests are owned by AmeriGas GP free and clear of all Liens, other than (i) transfer restrictions imposed by federal and state securities Laws and (ii) any transfer restrictions contained in the AmeriGas Partnership Agreement or the AmeriGas Operating Partnership Agreement.

(f) Acquirer holds a 98.8899% limited partner interest in AmeriGas Operating and AmeriGas Eagle Holdings, Inc., a wholly owned subsidiary of AmeriGas Operating, holds a 0.1% limited partner interest in AmeriGas Operating and Acquirer and Amerigas Eagle Holdings, Inc. own such interests free and clear of all Liens other than (i) transfer restrictions imposed by federal and state securities Laws and (ii) any transfer restrictions contained in the Organizational Documents of AmeriGas Operating.

Section 4.6 Compliance with Law. Except as to specific matters disclosed in the AmeriGas SEC Documents filed or furnished on or after January 1, 2011 and prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such AmeriGas SEC Documents or any other disclosures in such AmeriGas SEC Documents to the extent they are predictive or forward looking and general in nature), and except for Environmental Laws, Tax matters which are the subject of Section 4.9 and Section 4.11, respectively, (a) each AmeriGas Entity is in compliance in all material respects with all applicable Laws, (b) none of the AmeriGas Entities has received written notice of any violation in any material respect of any applicable Law, and (c) none of the AmeriGas Entities has received written notice that it is under investigation by any Governmental Authority for potential non-compliance in any material respect with any Law. No AmeriGas Entity is subject to any material outstanding judgment, order or decree of any Governmental Authority.

Section 4.7 AmeriGas SEC Reports; Financial Statements.

(a) Acquirer has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Acquirer with the SEC since October 1, 2010 (such documents being collectively referred to as the “AmeriGas SEC Documents”). Each AmeriGas SEC Document (i) at the time filed or, if amended, as of the date of such amendment, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such AmeriGas SEC Document and (ii) did not, at the time it was filed (or, if amended or superseded by a filing or amendment prior to the Execution Date, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements of Acquirer included in the AmeriGas SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby, and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Acquirer as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures as permitted by Form 10-Q of the SEC.

(c) None of the AmeriGas Entities has any Liability that would be required to be included in the financial statements of Acquirer under GAAP except for (i) Liabilities reflected or reserved against on the consolidated balance sheet of Acquirer dated as of June 30, 2011 or the notes thereto, (ii) Liabilities that have arisen since June 30, 2011 in the ordinary course of business and (iii) Liabilities which would not reasonably be expected to have an AmeriGas Material Adverse Effect.

(d) The books of account and other financial records of Acquirer: (i) meet the requirements of Regulation S-X and were prepared in accordance with GAAP applied on a basis consistent with the past practices of Acquirer and (ii) are in all material respects true and correct, and do not contain or reflect any material inaccuracies or discrepancies.

(e) Acquirer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Acquirer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Acquirer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquirer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 4.8 Absence of Certain Changes. Except as to specific matters disclosed in the AmeriGas SEC Documents filed or furnished on or after October 1, 2010 and prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such AmeriGas SEC Documents or any other disclosures in such AmeriGas SEC Documents to the extent they are predictive or forward looking and general in nature) and except as set forth on Schedule 4.8 of the Acquirer Disclosure Schedule or as expressly contemplated by this Agreement, from and after October 1, 2010, there has not been any event, occurrence or development which has had an AmeriGas Material Adverse Effect.

Section 4.9 Environmental Matters. Except as to specific matters disclosed in the AmeriGas SEC Documents filed or furnished on or after January 1, 2011 and prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such AmeriGas SEC Documents or any other disclosures in such AmeriGas SEC Documents to the extent they are predictive or forward looking and general in nature), except as to matters set forth on Schedule 4.9 of the Acquirer Disclosure Schedule and except as to matters that would not reasonably be expected to have an AmeriGas Material Adverse Effect:

(a) each of the AmeriGas Entities is in compliance with all applicable Environmental Laws, and each of the AmeriGas Entities has been in compliance with all applicable Environmental Laws except for any noncompliance that has been fully resolved;

(b) each of the AmeriGas Entities possesses all Permits required under Environmental Laws for their operations as currently conducted and is in compliance with the terms of such Permits, and such Permits are in full force and effect;

(c) none of the AmeriGas Entities nor any of their properties or operations are subject to any pending or, to the Knowledge of Acquirer, threatened Proceeding arising under any Environmental Law, nor has any of the AmeriGas Entities received any written and pending notice, order or complaint from any Governmental Authority, or written notice or complaint from any other Person, alleging a violation of or Liability under any Environmental Law; and

(d) there has been no Release of Hazardous Substances on, at, under, to, or from any of the current properties of the AmeriGas Entities, or from or in connection with the AmeriGas Entities’ operations in a manner that would reasonably be expected to give rise to any Liability pursuant to any Environmental Law or that requires any Remedial Action under any Environmental Law.

Section 4.10 Legal Proceedings. Except as to specific matters disclosed in the AmeriGas SEC Documents filed or furnished on or after October 1, 2010 and prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such AmeriGas SEC Documents or any other disclosures in such AmeriGas SEC Documents to the extent they are predictive or forward looking and general in nature) and other than as is set forth on Schedule 4.10 of the Acquirer Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of Acquirer, threatened against the AmeriGas Entities, except such Proceedings as would not (a) have an AmeriGas Material Adverse Effect, (b) prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements or (c) materially impair Acquirer’s ability to perform its obligations thereunder.

Section 4.11 Taxes.

(a) All material Tax Returns required to be filed with respect to the AmeriGas Entities have been timely filed and all the Tax Returns of the AmeriGas Entities are true, complete and correct in all material respects and all material Taxes due relating to the AmeriGas Entities have been paid in full. All Taxes with respect to the AmeriGas Entities not yet due and payable for any taxable period (or portion thereof) ending on or before the Contribution Closing Date have been (or will be on or prior to the Contribution Closing Date) accrued and adequately disclosed and fully provided for with adequate reserves in accordance with GAAP on the financial statements of the AmeriGas Entities. Except as disclosed on Schedule 4.11 of the Acquirer Disclosure Schedule, there is no claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any AmeriGas Entities for any material Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any material amount of Taxes or material Tax Returns of or with respect to the AmeriGas Entities.

(b) Except as set forth on Schedule 4.11 of the Acquirer Disclosure Schedule, no material Tax audits or administrative or judicial proceedings are being conducted, are pending or, to the Acquirer Parties’ Knowledge, have been threatened with respect to the AmeriGas Entities.

(c) All material Taxes required to be withheld, collected or deposited by or with respect to the AmeriGas Entities have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d) There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Tax of, or any material Taxes associated with the ownership or operation of the assets of, any AmeriGas Entity.

(e) None of the AmeriGas Entities is a party to any Tax sharing, allocation, indemnification or similar agreement.

(f) None of the AmeriGas Entities has engaged in a transaction that would be reportable by or with respect to any AmeriGas Entity pursuant to Treasury Regulation § 1.6011-4 or any predecessor thereto.

(g) Acquirer has not elected to be treated as a corporation for U.S. federal income tax purposes. Acquirer qualifies as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and has met the “gross income requirements” (within the meaning of Section 7704(c) of the Code) in each Tax year since its formation. Acquirer has filed a U.S. federal income tax return that has in effect an election pursuant to Section 754 of the Code.

Section 4.12 Brokers’ Fee. Except for the fee payable to J.P. Morgan Securities LLC which, together with any related expenses, shall be paid by Acquirer, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of Acquirer.

Section 4.13 Matters Relating to Acquisition of the Acquired Interests.

(a) Acquirer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Interests and is capable of bearing the economic risk of such investment. Acquirer is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Acquirer is acquiring the Acquired Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Acquired Interests in violation of applicable state and federal securities Laws. Except for Acquirer’s Organizational Documents, Acquirer does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Acquired Interests. Acquirer acknowledges and understands that (i) the acquisition of the Acquired Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Acquired Interests will, upon their sale by Contributor, be characterized as “restricted securities” under state and federal securities Laws. Acquirer agrees that the Acquired Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

(b) Acquirer has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Acquired Interests. Acquirer has had an opportunity to ask questions and receive answers from Contributor regarding the terms and conditions of the offering of the Acquired Interests and the business, properties, prospects, and financial condition of the Propane Group Entities. The foregoing investigation and inquiry by Acquirer, however, does not modify the representations and warranties of the Contributor Parties in Article III and such representations and warranties constitute the sole and exclusive representations and warranties of the Contributor Parties to Acquirer in connection with the transactions contemplated by this Agreement.

Section 4.14 Form S-3. Neither the Form S-3 nor any registration statement, prospectus or other related document in connection with the Debt Financing will, at the time the Form S-3 or such registration statement, prospectus or other related document becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, Acquirer makes no representation or warranty with respect to any information supplied in writing by the Contributor Parties specifically for inclusion in any of the foregoing documents.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1 Conduct of Business.

(a) From the Execution Date through the Contribution Closing, except as described in Schedule 5.1(a) of the Contributor Disclosure Schedule, and except as required by this Agreement, as required by applicable Law or consented to or approved in writing by Acquirer (which shall not be unreasonably withheld, conditioned or delayed), the Contributor Parties shall cause each Propane Group Entity to:

(i) conduct its business and activities in the ordinary course of business consistent with past practice;

(ii) use reasonable best efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;

(iii) use reasonable best efforts to keep available the services of the key employees of the Propane Group Entities;

(iv) comply in all material respects with all applicable Laws relating to them;

(v) use reasonable best efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage of the Propane Group Entities;

(vi) amend its severance plans, if any, to provide that (A) employees who become employed by AmeriGas GP or any other AmeriGas Entity after the Contribution Closing on the terms specified in this Agreement will not be entitled to severance and (B) the transfer of employment from the Target Entities to AmeriGas GP or any other AmeriGas Entity after the Contribution Closing will not be deemed or treated as a termination of employment so long as the terms specified in this Agreement have been satisfied;

(vii) fund collateral calls under any Hedging Agreement; and

(viii) make growth and maintenance capital expenditures (other than capital expenditures associated with purchases of any securities or ownership interests of, or acquisitions of assets of, or investments in, any Person) in the ordinary course of business consistent with past practice and the Propane Group Budget.

(b) Without limiting the generality of Section 5.1(a), and, except as described in Schedule 5.1(b) of the Contributor Disclosure Schedule, as required by this Agreement or consented to or approved in writing by Acquirer (which shall not be unreasonably withheld, conditioned or delayed), the Contributor Parties shall not authorize or permit the Propane Group Entities to:

(i) amend or restate its Organizational Documents;

(ii) purchase any securities or ownership interests of, or make any investment in, any Person, other than (A) ordinary course overnight investments consistent with the cash management policies of such Person, (B) investments in wholly owned Subsidiaries (C) purchases of entities engaged in businesses similar to the Propane Business in connection with those transactions described on Schedule 5.1(b)(ii)(C) of the Contributor Disclosure Schedule, or (D) purchases of entities engaged in businesses similar to the Propane Business in addition to those contemplated by clause (C) not to exceed $15,000,000 in the aggregate;

(iii) make any capital expenditure or purchase any properties or assets, other than expenditures or purchases (A) in accordance with the Propane Group Budget, (B) contemplated by sub-clause (C) or sub-clause (D) of Section 5.1(b)(ii) or (C) required on an emergency basis for the safety of individuals or the environment;

(iv) make any material Tax election that could effect any Propane Group Entity following the Contribution Closing; adopt or change any accounting or Tax accounting method (other than as required by Law or GAAP); enter into any closing agreement; settle, compromise or consent to any Tax Liability, claim or assessment; surrender any right to claim a refund of Taxes or take any similar action relating to the filing of any Tax Return or the payment of any Tax;

(v) except as required under its Organizational Documents, declare or pay any distributions in respect of any of its equity securities or partnership units except the declaration and payment of cash distributions;

(vi) split, combine or reclassify any of its equity securities or partnership units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its equity securities or partnership units;

(vii) repurchase, redeem or otherwise acquire any of its equity securities or partnership units or any securities convertible into or exercisable for any equity securities or partnership units;

(viii) issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) equity securities or partnership units of any class, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities;

(ix) transfer, license, lease, sell or otherwise dispose of any properties or assets (including any general partner or limited partner interest or any other equity interests in any other Person) with a value exceeding $1,000,000 individually or $5,000,000 in the aggregate, other than sales of Inventory in the ordinary course of business consistent with past practice;

(x) abandon, assign, license, sell, transfer or grant any security interest in, to or under any Owned Intellectual Property;

(xi) create, incur, guarantee or assume any Indebtedness, other than trade credit issued to customers in the ordinary course of business consistent with past practice and Intercompany Indebtedness incurred from ETP consistent with past practice for purposes of funding working capital or cash collateral calls under Hedging Agreements;

(xii) enter into any joint venture or similar arrangement with a third party;

(xiii) (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent (1) such settlements assess or seek to assess damages in excess of $5,000,000 in the aggregate (excluding damages against which the Propane Group Entities are insured) or (2) such claims, demands, lawsuits or state or federal regulatory proceedings are insured (net of deductibles), reserved against the Propane Business Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor, or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief against the Propane Group Entities;

(xiv) merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person;

(xv) take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xvi) change or modify any accounting policies, except for changes thereto required by GAAP;

(xvii) except as required by applicable Law, (A) and other than as is reasonably consistent with past practice and in accordance with the Propane Group Budget, approve or make modifications of the base salaries, bonuses or other compensation (including incentive compensation) payable to any Propane Group Employee; provided, however, with respect to modifications not reasonably consistent with past practice and in accordance with the Propane Group Budget, on the Contribution Closing Date the base salary shall revert to the level in effect on October 1, 2011; or (B) adopt or make any amendment to any Select Propane Benefit Plan;

(xviii) terminate any, or hire any new, Propane Group Employee other than in the ordinary course of business;

(xix) except as required by applicable Law, grant any rights to retention pay, severance pay (other than in the ordinary course of business and which severance shall not exceed three (3) months base pay to an individual employee) or termination pay to, or enter into any new (or, other than is required by this Agreement or applicable Law, amend any existing) employment, retention, severance or other agreement or arrangement with any Propane Group Employee other than as required by an existing contract listed on Schedule 3.19(a) of the Contributor Disclosure Schedule;

(xx) permit or allow any of the assets of the Propane Group Entities to be subject to any Liens, other than Permitted Liens and Liens that will be released at or prior to the Contribution Closing Date;

(xxi) fail to pay any creditor any amount owed to such creditor when due, except to the extent being contested by such member of the Propane Group in good faith;

(xxii) accelerate the collection of any accounts receivable or delay the payment of any accounts payable, in each case, compared to the past practices of the Propane Group Entities;

(xxiii) (A) terminate, discontinue, close or dispose of any satellite propane storage facility, underground propane storage facility or propane terminal related to the Propane Business or (B) terminate, discontinue, close or dispose of any branch location, plant or business operation related to the Propane Business, other than those properties valued by the applicable Propane Group Entity at less than $1,000,000 individually or $3,000,000 in the aggregate;

(xxiv) unless entered into in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Propane Group Material Contract if it was entered into prior to the Execution Date;

(xxv) other than in the ordinary course of business consistent with past practice, modify, amend or voluntarily terminate, prior to the expiration date thereof, any Propane Group Material Contract or waive any default by, or release, settle or compromise any claim against, any other party thereto;

(xxvi) take any action which would (A) materially adversely affect the ability of the Parties to consummate the transactions contemplated by the Transaction Agreements, (B) be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements, or (C) have a Propane Group Material Adverse Effect; or

(xxvii) agree, or commit to take any of the actions described above.

(c) From the Execution Date through the Contribution Closing, except as described in Schedule 5.1(c) of the Acquirer Disclosure Schedule, and except as required by this Agreement, as required by applicable Law or consented to or approved in writing by the Contributor Parties (which shall not be unreasonably withheld, conditioned or delayed), Acquirer shall, and shall cause each of its Subsidiaries to:

(i) conduct its business and activities in the ordinary course of business consistent with past practice;

(ii) use reasonable best efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto; and

(iii) comply in all material respects with all applicable Laws relating to them.

(d) Without limiting the generality of Section 5.1(c), and, except as described in Schedule 5.1(d) of the Acquirer Disclosure Schedule, as required by this Agreement or consented to or approved in writing by the Contributor Parties (which shall not be unreasonably withheld, conditioned or delayed), Acquirer shall not and shall not authorize or permit any of its Subsidiaries to:

(i) except as required under its Organizational Documents, declare or pay any distributions in respect of any of its equity securities or partnership units except (A) the declaration and payment of distributions from any direct or indirect Subsidiary of Acquirer in the ordinary course of business and (B) with respect to Acquirer, regular quarterly cash distributions made pursuant to applicable AmeriGas GP board approvals in accordance with past practices;

(ii) create, incur, guarantee or assume any Indebtedness other than (A) trade credit issued to customers in the ordinary course of business consistent with past practice, (B) Indebtedness of less than $50,000,000 in the aggregate, (C) Indebtedness under the Credit Agreement, (D) the Intercompany Financing, (E) the Debt Financing, and (F) the guarantee, if any, of the senior notes issued in the Debt Financing;

(iii) adopt a plan of complete or partial liquidation of dissolution or enter into a letter of intent or agreement in principle with respect thereto;

(iv) split, combine or reclassify any of its equity securities or issue or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity securities, except for (A) any such transaction by a Subsidiary of Acquirer which remains a Subsidiary after consummation of such transaction, (B) the issuance or authorization of the issuance of up to 300,000 AmeriGas Common Units, (C) issuances of AmeriGas Common Units in connection with Acquirer’s employee benefit plans and equity compensation plans;

(v) amend or restate the Organizational Documents of Acquirer in any manner that would require the consent of the unitholders of Acquirer;

(vi) take any other action which would (A) materially adversely affect the ability of the Parties to consummate the transactions contemplated by the Transaction Agreements, (B) be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements, or (C) be reasonably expected to have an AmeriGas Material Adverse Effect; or

(vii) Section 5.2	agree, or commit to take one of the actions described above. Notice of Certain Events.

(a) Subject to applicable Law, each Party shall promptly notify the other Parties of:

(i) any event, condition or development that has resulted in the inaccuracy or breach of any representation or warranty, covenant or agreement contained in this Agreement made by or to be complied with by such notifying Party at any time during the term hereof and that would reasonably be expected to result in any of the conditions set forth in Article VI not to be satisfied and which notice shall identify the applicable representation or warranty, covenant or agreement and disclosure schedule, if any, for which such breach or inaccuracy relates; provided, however, that no such notification shall be deemed to cure any such breach of or inaccuracy in such notifying Party’s representations and warranties or covenants and agreements or in the Contributor Disclosure Schedule or the Acquirer Disclosure Schedule, as the case may be, for any purpose under this Agreement and no such notification shall limit or otherwise affect the remedies available to the other Parties;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Agreements;

(iii) subject to Section 5.4, any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Agreements; or

(iv) any Proceedings commenced that would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements or materially impair the notifying Party’s ability to perform its obligations thereunder.

Section 5.3 Access to Information. From the Execution Date until the Contribution Closing Date, upon reasonable notice, Contributor will, subject to compliance with Law governing the use of such information, (a) give Acquirer and its counsel, financial advisors, auditors and other authorized representatives (collectively, “Representatives”) reasonable access to the offices, properties, books and records of the Propane Group Entities, and permit Acquirer to make copies thereof, in each case during normal business hours and (b) furnish such financial and operating data and other information relating to the Propane Group Entities, as such Persons may reasonably request. In order to facilitate the resolution of any claims made against or incurred by Acquirer or the Propane Group Entities after the Contribution Closing or for any other reasonable purpose, for a period of five (5) years after the Contribution Closing Date, the Contributor Parties shall (i) retain the books and records of the Contributor Parties which relate to the Propane Business, the Propane Group Entities and their operations for periods prior to the Contribution Closing and which shall not otherwise have been delivered to Acquirer or the Propane Group Entities and (ii) upon reasonable notice, afford Acquirer and its Affiliates and Representatives reasonable access during normal business hours to the offices, properties, books and records of the Contributor Parties. In order to facilitate the resolution of any claims made against or incurred by the Contributor Parties prior to the Contribution Closing, for a period of five (5) years after the Contribution Closing Date, Acquirer and the Propane Group Entities shall (i) retain the books and records relating to the Propane Business and the Propane Group Entities in their possession as of the Contribution Closing Date relating to periods prior to the Contribution Closing in a manner reasonably consistent with the prior practice of Propane Group Entities and (ii) upon reasonable notice, afford the Contributor Parties and their respective Representatives reasonable access during normal business hours to such books and records. Any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere with the conduct of the business of the party providing such access. Notwithstanding the foregoing, no Party shall be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under any of the properties of another Party without the prior written consent of such Party. Notwithstanding the foregoing provisions of this Section 5.3, no Party shall be required to grant access or furnish information to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing Contract. To the extent practicable, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including the execution of a joint defense agreement to allow the parties to exchange information protected by the attorney client privilege or work product doctrine. To the fullest extent permitted by Law, no party nor any of its Representatives or Affiliates shall be responsible or liable to another party for personal injuries sustained in connection with the access provided pursuant to this Section 5.3 and such party shall be indemnified and held harmless by the visiting party for any losses suffered by any such Persons in connection with any such personal injuries; provided, however, that such personal injuries are not caused by the gross negligence or willful misconduct of the hosting party. The Parties agree that they will not, and will cause their Representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by the Transaction Agreements.

Section 5.4 Governmental Approvals.

(a) The Parties will cooperate with each other and use reasonable best efforts to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make or cause to be made any filings with or notifications or submissions to any Governmental Authority that are necessary in order to consummate the transactions contemplated by the Transaction Agreements and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Each of the Parties agrees to cooperate and use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority or other Person, to contest and resist, any Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by the Transaction Agreements.

(b) In furtherance and not in limitation of the foregoing, the Parties agree to cooperate with each other and use reasonable best efforts to submit any required filings of Notification and Report Forms pursuant to the HSR Act within a reasonable period of time but in no event later than October 28, 2011, and to respond to any requests for additional information made by any Governmental Authority, to cause the waiting period under the HSR Act to expire or terminate.

(c) Nothing in this Agreement shall require, or be construed to require, that the Parties become subject to, or consent or agree to any requirement, condition, understanding, agreement or order where the consummation or effectiveness of such requirement, condition, understanding, agreement or order is not conditioned upon the Contribution Closing or would be binding on the AmeriGas Entities or Propane Group Entities in the event that the Contribution Closing does not occur.

(d) With regard to any Governmental Authority or any proceeding by a private party under any Regulatory Law regarding any of the transactions contemplated by the Transaction Agreements, neither the Contributor Parties nor any of their Affiliates, without Acquirer’s advance written consent, shall: (i) discuss or commit to any divestiture or consent decree; (ii) discuss or commit to alter their businesses or commercial practices in any way; or (iii) otherwise take or commit to take any action that would limit Acquirer’s freedom of action with respect to the Propane Group Entities or any assets or businesses of the Propane Group Entities or Acquirer after the Contribution Closing Date, Acquirer’s ability to retain any assets, licenses, operations, rights, product lines, businesses or interest therein that are part of the Propane Group Entities or Acquirer’s ability to receive the full benefits of the Transaction Agreements.

(e) Notwithstanding anything to the contrary in this Agreement, Acquirer shall have the right to direct all discussions, matters, proceedings or negotiations (collectively, the “Negotiations”) with any Governmental Authority or other Person regarding any of the transactions contemplated hereby, provided that it shall keep the Contributor Parties informed about the Negotiations, shall make reasonable efforts to consult with the Contributor Parties and shall afford the Contributor Parties a reasonable opportunity to participate in the Negotiations. The Contributor Parties agree to take such actions as are deemed prudent by Acquirer to meet the conditions to the Contribution Closing under any Regulatory Law.

Section 5.5 Expenses. Subject to Acquirer’s obligation to pay a portion of the CS Fee as described below, all costs and expenses incurred by the Contributor Parties or the Propane Group Entities in connection with the Transaction Agreements and the transactions contemplated thereby, shall be paid by the Contributor Parties, and all costs and expenses incurred by Acquirer in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by Acquirer. Acquirer shall reimburse ETP for one-half (1/2) of the CS Fee; provided, however, that Acquirer’s obligation with respect thereto shall not exceed $7,500,000.

Section 5.6 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Transaction Agreements. Without limiting the generality of the foregoing, each Party will use its reasonable best efforts to obtain timely all authorizations, consents and approvals of all third parties (a) necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements or (b) as are required to comply with the terms and conditions of the Contracts set forth on Schedule 5.6 of the Contributor Disclosure Schedule, in each case prior to the Contribution Closing. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing.

Section 5.7 Public Statements. The Parties shall use their reasonable best efforts to consult with each other prior to issuing any other public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and neither Contributor or its Affiliates, on the one hand, nor Acquirer or its Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified Contributor, on the one hand, or Acquirer, on the other hand; provided, however, that any of Contributor and its Affiliates, on the one hand, and any of Acquirer and its Affiliates, on the other hand, may make any public disclosure without first so consulting with or notifying the other Party or Parties if such disclosing Party believes that it is required to do so by Law or by any stock exchange listing requirement or trading agreement concerning the publicly traded securities of Contributor or its Affiliates, on the one hand, or Acquirer or any of its Affiliates, on the other hand.

Section 5.8 Equity Consideration; Legends. ETP agrees to the recording, so long as the restrictions described in the legend are applicable, of the following legend on any book entry notation or certificate evidencing all or any portion of any AmeriGas Common Units constituting the Equity Consideration:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ARE SUBJECT TO THE TERMS OF THE FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERIGAS PARTNERS, L.P., AS AMENDED. THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF AMERIGAS PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF AMERIGAS PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE AMERIGAS PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). AMERIGAS PROPANE, INC., THE GENERAL PARTNER OF AMERIGAS PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF AMERIGAS PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES.

Section 5.9 Confidential Information.

(a) Effective upon, and only upon, the Contribution Closing, the Confidentiality Agreement shall terminate with respect to the Information. Acquirer acknowledges that any and all other information provided or made available to it by the Contributor Parties (or their Representatives) concerning the Contributor Parties or their Affiliates (other than the Propane Group Entities) will remain subject to the terms and conditions of such Confidentiality Agreement after the Contribution Closing. The Contributor Parties acknowledge that any and all information provided or made available to them by Acquirer (or its Representatives) concerning Acquirer or its Affiliates will remain subject to the terms and conditions of the Confidentiality Agreement after the Contribution Closing.

(b) For a period of two (2) years after the Contribution Closing, the Contributor Parties and their respective Affiliates shall not, directly or indirectly, disclose to any Person any trade secret, confidential or proprietary business information, data or material developed by, or on behalf of, any Propane Group Entity relating to the business and operations of the Propane Group Entities, including the Propane Business (collectively, the “Information”), whether acquired prior to or after the Contribution Closing Date, which has not become generally available to the public (other than as a result of a breach of this Section 5.9).

(c) Notwithstanding the foregoing, in the event that the Contributor Parties or any of their respective Affiliates are required by Law or applicable stock exchange rules to disclose any Information, such party shall (i) notify Acquirer as promptly as practicable of the existence, terms and circumstances surrounding such a request, so that Acquirer may either waive such party’s compliance with the terms of this Section 5.9 or seek an appropriate protective order or other remedy and (ii) if Acquirer seeks such a protective order, to provide such cooperation as Acquirer may reasonably request (at Acquirer’s sole expense). In the event that Acquirer waives compliance (in whole or in part) with the terms of this Section 5.9, or such protective order or other remedy is denied, as a result of which such Contributor Party or its Affiliate is nonetheless legally compelled to disclose such Information, the Contributor Party or its Affiliate, as the case may be, shall furnish only that portion of the Information that its legal counsel advises is legally required, and the Contributor Party or its Affiliate shall exercise its reasonable best efforts to preserve the confidentiality of the remainder of the Information. In no event shall a Contributor Party or its Affiliate oppose action by Acquirer to obtain a protective order or other relief to prevent the disclosure of Information or to obtain reliable assurance that confidential treatment will be afforded the Information.

Section 5.10 No Hire. From the Execution Date until the second (2nd) anniversary of the Contribution Closing Date, the Contributor Parties shall not, and shall cause their respective Affiliates (other than the Propane Group Entities) to not, solicit for employment or hire any executive officers, management level employees or district manager level employees of the Propane Group Entities, Acquirer or AmeriGas GP or any of their respective Subsidiaries. From the Contribution Closing Date until the second (2nd) anniversary of the Contribution Closing Date, the Acquirer shall not, and shall cause its respective Affiliates to not, solicit for employment or hire any executive officers, management level employees or district manager level employees of the Contributor Parties or any of their Subsidiaries (other than the Propane Group Entities) with whom Acquirer first came into initial contact as a result of the negotiation of this Agreement and the consummation of the transactions contemplated by the Transaction Agreements. The restrictions in this Section 5.10 regarding the prohibition on solicitations (as opposed to hires) shall not apply to (i) any solicitation by way of general advertising, including general solicitations in any local, regional or national newspapers or other publications or circulars or on internet sites or any search firm engagement which is not directed or focused on employees of the Contributor Parties, or Acquirer or their respective Affiliates, as applicable, or (ii) the hiring of a person whose employment was terminated by his or her respective employer (or its Affiliates) and who was not solicited by the other Party (or its Affiliates) in violation of this Section 5.10. The Parties each agree that the other Party may seek to enforce the provisions of this Section 5.10 by seeking to obtain injunctions, restraining orders and other equitable actions pursuant to Section 9.4.

Section 5.11 Non-Competition. (a) Except as otherwise provided in this Agreement, for a period of five (5) years after the Contribution Closing Date, the Contributor Parties shall not, and shall cause each of their respective Subsidiaries to not, directly or indirectly, engage in, or acquire an equity interest in, or provide debt financing to any Person who is engaged in, the Restricted Business in the United States (the “Restricted Territory”). Nothing in this Agreement or in the definition of Restricted Business shall prohibit or in any way restrict any ETP Entity from:

(i) acquiring or owning equity securities in Acquirer or otherwise entering into or exercising any rights of such ETP Entity pursuant to the ETP CRSA or acquiring or owning less than 5% of the outstanding voting power of any other publicly traded Person, including if such Person is a Restricted Business;

(ii) performing its obligations under the Transaction Agreements; or

(iii) acquiring the assets or capital stock or other equity interests of any Person which is engaged in the Restricted Business (“Acquired Company”) if, in its last full fiscal year prior to such acquisition, the consolidated revenues of such Acquired Company from the Restricted Business in the Restricted Territory was less than twenty-five percent (25%) of the aggregate consolidated revenues of such Acquired Company; provided, however, that if an ETP Entity acquires an Acquired Company with consolidated revenues from the Restricted Business in the Restricted Territory greater than ten percent (10%) of the aggregate consolidated revenues of such Acquired Company, such ETP entity shall (A) provide Acquirer the exclusive opportunity, for a period of forty-five (45) days following the closing of such acquisition, to negotiate the purchase of such portion of such business that is engaged in the Restricted Business and (B) if such ETP Entity and Acquirer do not enter into an agreement with respect to Acquirer’s purchase of such portion of such business within such forty-five (45)-day period, divest such portion of such business within nine (9) months of the acquisition.

(iv) owning or operating Propane Group Assets retained by an ETP Entity in connection with the exercise of the ETP Retention Option in accordance with Section 5.29(b); provided, however, that such ETP Entity agrees to divest such Propane Group Assets within two (2) years of the Contribution Closing Date (or such lesser time that may be required pursuant to an order by a Governmental Authority under any Regulatory Law).

(b) The Contributor Parties agree that the duration and geographic scope of the non-competition provision set forth in this Section 5.11 are reasonable. In the event that any court determines that the duration or geographic scope of the restrictions set forth in this Section 5.11, or both, is unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America. Additionally, because of the difficulty of measuring economic losses to Acquirer as a result of a breach of this Section 5.11, and because of the immediate and irreparable damage that could be caused to Acquirer for which it may not have any other adequate remedy, the Contributor Parties agree that Acquirer may seek to enforce the provisions of this Section 5.11 by seeking to obtain injunctions, restraining orders and other equitable actions pursuant to Section 9.4.

Section 5.12 Tax Matters.

(a) Post-Contribution Closing Tax Returns. Acquirer shall cause the Propane Group Entities to prepare all Tax Returns relating to the Propane Group Entities for periods beginning on or before the Contribution Closing Date and ending after the Contribution Closing Date. With respect to any such Tax Returns, Acquirer shall determine (by an interim closing of the books as of the Contribution Closing Date except for ad valorem and property taxes owed or owing by the Propane Group Entities, which shall be prorated on a daily basis) the Taxes that would have been due with respect to the period covered by such Tax Return if such taxable period ended on and included the Contribution Closing Date (the “Pre-Contribution Closing Tax”).

(i) Not later than ten (10) days prior to the due date of any estimated Tax payment relating to any Pre-Contribution Closing Tax, Acquirer shall deliver to Contributor for its review a statement calculating the excess, if any, of the Pre-Contribution Closing Tax included in such payment over the amount set up as a liability for such Tax on the financial statements of the Propane Group Entities. Acquirer shall make or cause to be made such changes in such statement as Contributor may reasonably request, which changes shall be subject to Acquirer’s approval, which shall not be unreasonably withheld. Thereafter, and not later than five (5) days prior to the due date of such estimated Tax payment, Contributor shall pay to Acquirer the amount of such excess.

(ii) Not later than twenty (20) days prior to the due date of any Tax Return covering a Pre-Contribution Closing Tax, Acquirer shall deliver to ETP for its review a copy of such Tax Return and a statement calculating the amount by which the Pre-Contribution Closing Tax reflected on such Tax Return is greater than or less than the amount set up as a liability for such Tax on the financial statements of the Propane Group Entities and the amount of any payments paid by Contributor to Acquirer with respect to estimated Tax payments of such Pre-Contribution Closing Tax pursuant to Section 5.12(a)(i), which amount of estimated Tax payments shall be treated as a credit against Pre-Contribution Closing Tax owed to Acquirer by the Contributor Parties. Acquirer shall make or cause to be made such changes in such Tax Returns or such statement as Contributor may reasonably request, which changes shall be subject to Acquirer’s approval, which shall not be unreasonably withheld. Not later than five (5) days prior to the due date of such Tax Return, ETP shall pay to Acquirer (or Acquirer shall pay to ETP, if appropriate) the amount of such difference. Upon receipt thereof, Acquirer shall file or cause to be filed such Tax Return and shall pay all Taxes shown to be due thereon.

(b) Transfer Taxes. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the “Transfer Taxes”), shall be borne 50% by Acquirer and 50% by Contributor. Notwithstanding anything to the contrary in this Section 5.12, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party will use reasonable best efforts to provide such Tax Returns to the other Party at least ten (10) days prior to the due date for such Tax Returns. Upon the filing of Tax Returns in connection with Transfer Taxes, the filing Party shall provide the other Party with evidence satisfactory to the other Party that such Transfer Taxes have been filed and paid. Any amounts owed by Contributor pursuant to this Section 5.12(b) shall be paid within five (5) days of receipt of such evidence that such Transfer Taxes have been filed and paid.

(c) Cooperation on Tax Matters.

(i) Acquirer and the Contributor Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes for taxable periods beginning on or before the Contribution Closing Date. Such cooperation shall include the retention until the later of (A) six (6) years from the Contribution Closing Date or (B) the expiration of the relevant statute of limitations and (upon the other Party’s request) the provision of records and information in such Party’s possession that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on the basis of reasonable best efforts to provide additional information and explanation of any material provided hereunder. Prior to the destruction or discarding of any books and records with respect to Tax matters pertinent to the Propane Group Entities relating to any taxable period beginning on or before the Contribution Closing Date, each Party shall give the other Party reasonable written notice and, if the other Party so requests, shall itself allow, or cause the Propane Group Entities to allow the other Party to take, possession of such books and records. In connection with any audit, litigation or other proceeding with respect to Taxes for taxable periods beginning on or before the Contribution Closing Date, Acquirer and Contributor shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits, or similar events. Except as provided below, Acquirer shall have sole control of the conduct of all such audit, litigation or other proceedings with respect to Taxes for periods beginning on or before the Contribution Closing Date, including any settlement or compromise thereof; provided, however, Acquirer shall keep the Contributor Parties reasonably informed of the progress of any such audit, litigation or other proceeding and shall not effect any such settlement or compromise with respect to which any Contributor Party is liable without obtaining such Contributor Party’s prior written consent thereto, which shall not be unreasonably withheld. With respect to any such audit, litigation or other proceedings with respect to Taxes for which the Contributor Parties may be required to indemnify Acquirer pursuant to Section 8.1(b), the Contributor Parties shall be entitled, at the expense of the Contributor Parties, to attend and participate in all conferences, meetings and proceedings relating to such Tax claim and may control and assume the defense of such Tax claim in accordance with and subject to the conditions set forth in Section 8.4(b); provided, however, that the Contributor Parties shall not effect any settlement or compromise of such Tax claim if such settlement or compromise could adversely affect Acquirer without Acquirer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) Acquirer and Contributor Parties further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed as a result of the transactions contemplated hereby or for any taxable period beginning on or before the Contribution Closing Date.

(d) Tax Statements and Information.

(i) On or before the fifteenth (15th) day of March of each year that the Contributor (or one of its Affiliates) is a partner in Acquirer, Acquirer shall cause Contributor (or its Affiliates and designees) to be furnished with all information reasonably necessary or appropriate to file such Person’s respective tax reports, including its Schedules K-1, apportionment schedules and a schedule of Acquirer’s book-tax differences for the immediately preceding tax year. In addition, Acquirer will provide Contributor (or its Affiliates) with good faith estimates of all such information on or before the fourth (4th) day of February of each year.

(ii) From time to time, for any taxable period that the Contributor (or one of its Affiliates) is a partner in Acquirer, Acquirer shall furnish the Contributor with financial or tax information regarding the Acquirer that is reasonably requested by the Contributor (or its Affiliates and designees), including, (A) book and tax basis information for Acquirer’s assets sufficient to allow Contributor to satisfy its own obligations and make its own computations, allocations and adjustments under Sections 704(b), 704(c) and 754 of the Code, (B) reports of Acquirer’s gross income broken down by activity, and (C) access to service providers (including Acquirer’s accountants) of Acquirer.

Section 5.13 Books and Records; Financial Statements; Litigation Support.

(a) The Contributor Parties shall use their reasonable best efforts to, as soon as practicable, but in no event more than thirty-five (35) days after the Execution Date, provide to Acquirer the Titan Audited Financial Statements. The Contributor Parties have retained Grant Thornton LLP in connection with the preparation of the Titan Audited Financial Statements, and the Contributor Parties shall provide Grant Thornton LLP with all information in their possession or control, including access at all reasonable times to all books and records of the ETP Entities, and all cooperation and assistance (including participation by the boards of directors and similar governing bodies, their respective audit committees, management and employees of ETP and the Propane Group Entities in meetings and the execution of documents and instruments reasonably requested by Grant Thornton LLP in connection therewith) as may in any such case reasonably be required to enable (i) the Contributor Parties to prepare the Titan Audited Financial Statements; and (ii) Grant Thornton LLP to audit the Titan Audited Financial Statements in accordance with the auditing standards of the U.S. Public Company Accounting Oversight Board.

(b) The Contributor Parties shall use their reasonable best efforts to, as soon as practicable after the Execution Date and at least seven (7) days prior to the commencement of the Marketing Period, provide to Acquirer the financial statements and other financial data and financial information of the Propane Group Entities set forth on Schedule 5.13(b) of the Contributor Disclosure Schedule (the “Required Financial Information”).

(c) The Contributor Parties hereby consent to the inclusion or incorporation by reference of the Required Financial Information in any registration statement, offering memorandum, report or other filing of Acquirer or any of its Affiliates as to which Acquirer or any of its Affiliates reasonably determines that such financial statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. The Contributor Parties shall use reasonable best efforts to cause its independent accountants to consent to the inclusion or incorporation by reference of its audit opinion with respect to any of the financial statements of the Propane Group Entities in any such registration statement, report or other filing of Acquirer or its Affiliates, and the Contributor Parties shall use their reasonable best efforts to cause representation letters, in form and substance reasonably satisfactory to its independent accountants, to be executed and delivered to its independent accountants in connection with obtaining any such consent from its independent accountants.

(d) The Contributor Parties shall use their reasonable best efforts to cooperate with Acquirer in connection with the preparation by Acquirer of any pro forma financial statements of Acquirer or any of its Affiliates that are derived in part from the financial statements of the Propane Group Entities that Acquirer or its Affiliates reasonably determines are required to be included or incorporated by reference in any registration statement, report or other filing of Acquirer or its Affiliates to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.

(e) The Contributor Parties shall provide access to their respective books and records as may be reasonably necessary for Acquirer or any of its Affiliates, or any of their respective advisors or Representatives, to conduct customary due diligence with respect to the financial statements of the Contributor Parties in connection with any offering of securities by Acquirer or any of its Affiliates or to enable an accounting firm to prepare and deliver a customary comfort letter with respect to financial information relating to the Contributor Parties.

(f) In the event and for so long as any Party actively is contesting or defending against any third-party Proceeding (other than any Proceedings in which Acquirer or any of its Affiliates and the Contributor Parties or any of their Affiliates are adverse parties) in connection with (i) the transactions contemplated by the Transaction Agreements or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Contribution Closing Date involving the Propane Group Entities, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably requested and necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party; provided, however, that nothing in this Section 5.13(f) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such litigation.

Section 5.14 AmeriGas Finance Notes; Debt Financing.

(a) Acquirer shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, proper and advisable to cause AmeriGas Finance to (i) obtain debt financing supported by Acquirer that is on terms and conditions no less favorable to AmeriGas Finance and Acquirer than those set forth on Annex G-1 or such other terms as may be acceptable to Acquirer and AmeriGas Finance, the net proceeds of which (A) are greater than or equal to the amount of Redemption Cash Consideration or the Cash Consideration, as applicable, (the “Debt Financing”), and (B) will be loaned by AmeriGas Finance to Acquirer in the Intercompany Financing and (ii)(A) negotiate and execute definitive agreements with respect to the Debt Financing and the Intercompany Financing (the “Financing Agreements”) on terms and conditions contained therein, which terms and conditions shall not be in violation of any of the covenants or agreements of Acquirer contained herein, and delivering to the Contributor Parties a copy thereof as promptly as practicable (and no later than four (4) Business Days) after such execution (but in any event, prior to the Contribution Closing); (B) satisfy on a timely basis, or obtain a timely waiver of, all conditions in the Financing Agreements that are within the control of Acquirer or AmeriGas Finance; (C) comply with the obligations of Acquirer or AmeriGas Finance under the Financing Agreements; and (D) consummate the Debt Financing and the Intercompany Financing at or prior to the Contribution Closing. Acquirer’s obligations under this Section 5.14 shall include using reasonable best efforts to seek the Debt Financing from alternative financing sources in the event any financing sources that may be initially contacted by Acquirer and AmeriGas Finance are unable to provide the Debt Financing.

(b) Acquirer shall keep ETP informed with respect to all material activity concerning the status of the Debt Financing and shall give ETP prompt notice of (i) any material adverse change with respect to such Debt Financing and (ii) any Negative Market Notice or Positive Market Notice received pursuant to Section 5.14(d).

(c) Without limiting Acquirer’s obligations set forth in this Section 5.14, prior to the Contribution Closing, each of Acquirer and the Contributor Parties shall cooperate, and shall use its reasonable best efforts to cause its respective officers, employees, Representatives, auditors, and advisors, including legal and accounting advisors, to cooperate, in connection with the arrangement of the Debt Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of business of the Parties or their respective Affiliates), including (i) participation in meetings, drafting sessions, rating agency presentations, due diligence sessions, and “road show” and other customary marketing presentations; (ii) furnishing in writing any financing sources as promptly as practicable with pertinent information regarding the Propane Group Entities and the Propane Business as is reasonably requested in connection with the Debt Financing; (iii) assisting any financing sources in the preparation of (A) one or more customary offering documents and documents to be filed with the SEC in connection with the Debt Financing and (B) materials for rating agency presentations; (iv) using reasonable best efforts to obtain surveys and title insurance reasonably requested by financing sources; (v) taking all reasonably required corporate actions, subject to the consummation of the Contribution Closing, to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to AmeriGas Finance; (vi) providing authorization letters to any financing sources authorizing the distribution of information to prospective lenders and containing a customary representation to the arranger of any financing that the information contained in any offering document or information memorandum relating to the Propane Group Entities or the Propane Business does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (vii) cooperating reasonably with the financing sources’ due diligence of the Propane Group Entities and the Propane Business, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Parties and their respective Affiliates. Any information provided by the Parties in connection with seeking the Debt Financing (which must be furnished in writing) shall be prepared in good faith and shall be free of any material misstatements or omissions.

(d) If, not later than the Business Day immediately prior to the date on which the Marketing Period would otherwise commence, the Lead Underwriter, after jointly consulting with Acquirer and ETP, advises Acquirer and ETP (orally or in writing) (a “Negative Market Notice”) that the Lead Underwriter believes it is more likely than not that the Debt Financing could not reasonably be consummated if the Marketing Period were to commence as of the date of such Negative Market Notice on terms at least as favorable to AmeriGas Finance as those set forth on Annex G-2 (a “Qualified Debt Financing”), then the Marketing Period shall not commence until the earlier of (i) a date not later than 90 days following the delivery of the Negative Market Notice or (ii) the date on which the Lead Underwriter advises Acquirer and ETP (orally or in writing) (a “Positive Market Notice”) that the Lead Underwriter believes it is more likely than not that a Qualified Debt Financing could reasonably be consummated if the Marketing Period were to commence on the date of such Positive Market Notice. During the Marketing Period, Acquirer shall cause AmeriGas Finance to Launch the Debt Financing and use reasonable best efforts to obtain a Pricing Offer.

(e) (i) If the Debt Financing is consummated at a Weighted Average Interest Rate within the range of Weighted Average Interests Rates set forth on Annex G-2, then the Purchase Price shall be adjusted to (A) decrease the amount of either (1) the Redemption Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it intends to consummate the Spin-Off immediately following the Contribution Closing, or (2) the Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it does not intend to consummate the Spin-Off immediately following the Contribution Closing, by $75,000,000 and (B) a corresponding decrease in the number of Redemption Units and increase in the number of Distribution Units in an amount equal to $75,000,000 divided by the Issue Price; or (ii) if the Debt Financing is consummated at a Weighted Average Interest Rate within or greater than the range of Weighted Average Interests Rates set forth on Annex G-1, then the Purchase Price shall be adjusted to (A) decrease the value of either (1) the Redemption Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it intends to consummate the Spin-Off immediately following the Contribution Closing, or (2) the Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it does not intend to consummate the Spin-Off immediately following the Contribution Closing, by $175,000,000 and (B) a corresponding decrease in the number of Redemption Units and increase in the number of Distribution Units in an amount equal to $175,000,000 divided by the Issue Price.

(f) In addition, the Contributor shall: (i) use its reasonable best efforts to cause Grant Thornton LLP, independent accountants of the Contributor Parties’, to provide a letter or letters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to financial statements and certain financial information used in connection with the Debt Financing; (ii) use its reasonable best efforts to provide customary representation letters and other authorizations or information to Grant Thornton LLP, to enable them to provide the foregoing “comfort letters”; (iii) use its reasonable best efforts to obtain the consent of Grant Thornton LLP for the inclusion of its reports on the Propane Group Entities in any document or documents to be used in connection with the Debt Financing; and (iv) cause the appropriate Representatives of the applicable members of the Propane Group Entities to execute and deliver any definitive financing documents or other certificates or documents as may be reasonably requested by Acquirer for delivery at the consummation of the Debt Financing; provided, however, that the Contributor Parties shall not be required to pay any commitment or other similar fee or incur any other liability (other than pursuant to this Agreement or the ETP CRSA) in connection with the Debt Financing; provided, further, that the effectiveness of any documentation executed by any Propane Group Entity shall be subject to the consummation of the Contribution Closing.

(g) Acquirer shall, and shall cause its Affiliates to, (i) promptly upon request by the Contributor Parties, reimburse the Contributor Parties for all reasonable and documented out-of-pocket costs incurred by the Contributor Parties in connection with the cooperation provided for in Section 5.14(c) and Section 5.14(f) (such reimbursement to be made promptly and in any event within seven (7) Business Days of delivery of reasonably acceptable documentation evidencing such expenses); and (ii) indemnify and hold harmless the Contributor Parties and their respective Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Contributor Parties). All non-public or otherwise confidential information regarding the Propane Business obtained by Acquirer, its Affiliates or their respective Representatives pursuant to this Section 5.14 shall be kept confidential in accordance with the Confidentiality Agreement, except that Acquirer shall be permitted to disclose such information to potential sources of capital, to underwriters and rating agencies to the extent necessary to consummate the Debt Financing.

Section 5.15 Post-Redemption Closing Covenants Related to Intercompany Financing. From and after the Redemption Closing (or the Contribution Closing if ETP elects not to consummate the Spin-Off), Acquirer shall comply with the covenants set forth in the ETP CRSA.

Section 5.16 Resignations. At or prior to the Contribution Closing, the Contributor Parties will use reasonable best efforts to cause the officers and directors of the Propane Group Entities that have been designated in writing by Acquirer at least three (3) Business Days prior to the Contribution Closing, to resign or be removed from the officer and director positions indicated in such notification.

Section 5.17 Retained Names and Marks.

(a) Acquirer hereby acknowledges that all right, title and interest in and to the “ENERGY TRANSFER PARTNERS” and “ENERGY TRANSFER” names, together with all variations and acronyms thereof and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (collectively, the ”Retained Names and Marks”) are owned exclusively by the Contributor Parties or their respective Affiliates, and that, except as expressly provided below, any and all right of Acquirer or the Propane Group Entities to use the Retained Names and Marks shall terminate as of the Contribution Closing and shall immediately revert to the Contributor Parties, along with any and all goodwill associated therewith. Acquirer further acknowledges that none of Acquirer, the Propane Group Entities, or their respective Subsidiaries shall have any rights, or is acquiring any rights, to use the Retained Names and Marks, except for the rights expressly provided herein.

(b) The Propane Group Entities shall, for a period of three hundred-sixty (360) days after the date of the Contribution Closing, be entitled to use, solely in connection with the operation of the Propane Business as operated immediately prior to the Contribution Closing, all of its existing signage and stocks of signs, letterheads, invoice stock, advertisements and promotional materials, inventory and other documents and materials that contain the Retained Names and Marks (“Existing Stock”), after which period Acquirer shall, and shall cause the Propane Group Entities to, remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock.

(c) Except as expressly provided in this Section 5.17 no other right to use the Retained Names and Marks is granted by ETP to Acquirer, its Affiliates or the Propane Group Entities whether by implication or otherwise, and nothing hereunder permits Acquirer, the Propane Group Entities or their respective Affiliates to use the Retained Names and Marks in any manner other than in connection with Existing Stock for three hundred-sixty (360) days as set forth in Section 5.17(b). Acquirer shall ensure that all uses of the Retained Names and Marks as provided in this Section 5.17 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Names and Marks were used in the Propane Business prior to the Contribution Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.17 shall inure solely to the benefit of ETP. In no event shall Acquirer, the Propane Group Entities or their respective Affiliates use the Retained Names and Marks in any manner that may reasonably be expected to damage or tarnish the reputation of ETP or the goodwill associated with the Retained Names and Marks.

(d) Acquirer agrees that the Contributor Parties shall have no responsibility for claims by third parties arising out of, or relating to, the use by Acquirer, the Propane Group Entities or any of their respective Affiliates of any Retained Names and Marks after the Contribution Closing except for any claims that the Retained Names and Marks infringe the Intellectual Property rights of any third party. In addition to any and all other available remedies, Acquirer shall indemnify and hold harmless the Contributor Parties and their respective officers, directors, employees, agents, successors and assigns, from and against any and all such claims that may arise out of the use of the Retained Names and Marks by Acquirer, the Propane Group Entities or any of their respective Affiliates (i) in accordance with the terms and conditions of this Section 5.17, other than such claims that the Retained Names and Marks infringe the Intellectual Property rights of any third party; or (ii) in violation of or outside the scope permitted by this Section 5.17. Notwithstanding anything in this Agreement to the contrary, Acquirer hereby acknowledges that in the event of any breach or threatened breach of this Section 5.17, the Contributor Parties, in addition to any other remedies available to it, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining Acquirer, the Propane Group Entities or any of their respective Affiliates from any such breach or threatened breach.

(e) Notwithstanding anything to the contrary in this Agreement, Acquirer shall have the right to: (i) keep records and other historical or archived documents containing or referencing the Retained Names and Marks, and (ii) refer to the historical fact that the Propane Business was previously conducted under the Retained Names and Marks; provided, however, that with respect to any such reference, Acquirer shall not use the Retained Names and Marks to promote any products or services and Acquirer shall make explicit that the Propane Group Entities are no longer affiliated with Contributor Parties.

Section 5.18 Updates. The Contributor Parties, on the one hand, and Acquirer, on the other hand, may, prior to the Contribution Closing Date, deliver to the other Parties modifications, changes or updates to the Contributor Disclosure Schedule or the Acquirer Disclosure Schedule, as applicable, in order to disclose or take into account facts, matters or circumstances which arise or occur between the Execution Date and the Contribution Closing Date and which, if existing or occurring as of the Execution Date, would have been required to be set forth or described in such Disclosure Schedule. Such updated information provided to Acquirer in accordance with this Section 5.18 (a) shall not be deemed to modify any representation, warranty or covenant made in this Agreement for purposes of Section 6.2, Section 6.3 or Article VIII, (b) shall not be deemed to cure any breach of representation, warranty or covenant made in this Agreement and (c) shall not reduce any indemnification obligations arising under Article VIII.

Section 5.19 Insurance. From and after the Contribution Closing Date, the Propane Group Entities shall cease to be insured by the insurance policies of ETP or its Affiliates or by any of ETP’s self-insured programs. For the avoidance of doubt, ETP shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities of Acquirer or the Propane Group Entities; provided, however, that ETP shall not amend, terminate or eliminate any of its insurance policies or programs with respect to which any claim has been made, but not settled, with respect to any Propane Group Entity on or prior to the Contribution Closing Date. The Contributor Parties shall provide, at the sole cost and expense of Acquirer, such assistance as Acquirer may reasonably request between the Execution Date and the Contribution Closing to assist the Propane Group Entities in obtaining insurance policies and programs with respect to the Propane Business at the Contribution Closing. Prior to the Contribution Closing, ETP shall, and shall cause its Affiliates to, notify its insurance carriers of any claims or potential claims that, to the Knowledge of the Contributor Parties, the Propane Group Entities have with respect to incidents occurring on or prior to the Contribution Closing Date.

Section 5.20 Commitment Regarding Indemnification Provisions. Acquirer covenants and agrees that during the period that commences on the Contribution Closing Date and ends on the sixth (6th) anniversary of the Contribution Closing Date, Acquirer shall not cause any amendment, modification, waiver or termination of any provision of any Organizational Document of a Propane Group Entity the effect of which would be to affect adversely the rights of any person serving as a member of the board of directors, board of managers or other governing body, or as an officer of such Propane Group Entity existing as of the Execution Date under such provisions; provided, however, that the foregoing restriction shall not apply to any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with applicable Law.

Section 5.21 Release from Credit Support Instruments. At or prior to the Contribution Closing, Acquirer shall use reasonable best efforts to, and shall cause its Affiliates to use reasonable best efforts to, secure the unconditional release, as of the Contribution Closing Date, of any ETP Entity from the credit support instruments set forth in Schedule 5.21 of the Contributor Disclosure Schedule (the “Credit Support Instruments”), including effecting such release by providing guarantees or other credit support, and Acquirer shall use reasonable best efforts to, and shall cause its Affiliates to use reasonable best efforts to, be substituted in all respects for each ETP Entity that is party to the Credit Support Instrument, so that the AmeriGas Entities shall be solely responsible for the obligations of such Credit Support Instrument; provided, however, that in no event shall reasonable best efforts require Acquirer or its Affiliates to agree (a) to make any payment to obtain such release (other than ordinary processing or administrative fees), (b) to change the terms of any Contract to which such credit support applies in any manner that is adverse to Acquirer or any of its Affiliates or (c) to any restriction in the operations of their respective businesses. All costs and expenses incurred in connection with the release or substitution of the Credit Support Instruments shall be borne by the Acquirer. To the extent Acquirer is unable to obtain release for any Credit Support Instrument prior to the Contribution Closing, Acquirer shall indemnify the ETP Entities for any and all Losses arising from or relating to the Credit Support Instruments. In the event that any Credit Support Instrument has not been terminated and the applicable ETP Entity has not been released as of the Contribution Closing Date, such ETP Entity shall be permitted to terminate such Credit Support Instrument as promptly as possible under the terms of such Credit Support Instrument; provided, however, that the termination of such Credit Support Instrument does not result in termination or a material change to the Contract to which such credit support applies, except in connection with the end of any primary or renewal term of any such Contract or Credit Support Instrument.

Section 5.22 Filing of S-3; Other Actions.

(a) If ETP delivers a written notice in accordance with Section 2.6 indicating that it intends to consummate the Spin-Off, as promptly as reasonably practicable following receipt of such notice and the Titan Audited Financial Statements from the Contributor Parties, Acquirer shall prepare and file with the SEC a Form S-3 relating to the distribution of AmeriGas Common Units by ETP in the Spin-Off (including any amendments or supplements thereto, the “Form S-3”). The Parties shall use reasonable best efforts to have the Form S-3 declared effective under the Securities Act at the Contribution Closing and to keep the Form S-3 effective as long as necessary to consummate the Spin-Off and the other transactions contemplated hereby. Acquirer shall also take any action required to be taken under any applicable state or provincial securities Laws in connection with the Spin-Off, and ETP shall furnish all information concerning ETP and the holders of ETP Common Units as may be reasonably requested in connection with any such action; provided, however, that Acquirer shall not be required to qualify or register as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or registered or where it would be subject to taxation as a foreign corporation. No filing of, or amendment or supplement to, the Form S-3 will be made by Acquirer without ETP’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing ETP a reasonable opportunity to review and comment thereon. Acquirer or ETP, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-3 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the AmeriGas Common Units for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Form S-3 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Spin-Off any information relating to Acquirer or ETP, or any of their respective affiliates, officers or directors, is discovered by Acquirer or ETP which should be set forth in an amendment or supplement to the Form S-3, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

(b) Acquirer shall provide access to their respective books and records as may be reasonably necessary for the Contributor Parties or any of their Affiliates, or any of their respective advisors or Representatives, to conduct customary due diligence with respect to the financial statements of the AmeriGas Entities and other information concerning the AmeriGas Entities contained in or incorporated by reference into the Form S-3 or to enable an accounting firm to prepare and deliver a customary comfort letter with respect to financial information relating to the AmeriGas Entities. Acquirer shall use reasonable best efforts to cause their independent accountants to provide any consent necessary to the filing of the Form S-3 and to deliver a customary comfort letter to ETP with respect to financial information relating to the AmeriGas Entities contained in the Form S-3. Acquirer shall provide such customary representation letters as are necessary in connection therewith.

(c) The Contributor Parties shall use reasonable best efforts to (i) promptly provide Acquirer with such information about the Propane Group Entities as may be required to be included in the Form S-3 (by furnishing such information in writing), (ii) provide, and shall cause their respective Subsidiaries, officers and employees to provide, reasonable cooperation in connection with the preparation of the Form S-3, including by permitting reasonable access to the auditors, auditor work papers, employees books and records and any financial data reasonably requested by Acquirer in connection therewith and (iii) cause their independent public accountants to provide any consent necessary for the filing of the Form S-3 and to deliver a customary comfort letter to Acquirer with respect to financial information relating to the Propane Group Entities contained in the Form S-3.

(d) If ETP delivers a written notice in accordance with Section 2.6 indicating that it intends to consummate the Spin-Off, ETP shall take all action necessary in accordance with applicable Laws, the rules of the NYSE and the Organizational Documents of ETP to duly give notice of the Spin-Off, and to declare a record date for such Spin-Off to occur as promptly as practicable after the Form S-3 is declared effective under the Securities Act.

Section 5.23 NYSE Listing. Acquirer shall use its reasonable best efforts to cause the AmeriGas Common Units comprising the Equity Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Contribution Closing Date.

Section 5.24 Employees and Benefits.

(a) Except to the extent otherwise required by applicable Law, for a period of at least one (1) year following the Contribution Closing Date, Acquirer shall provide, or cause the Propane Group Entities or AmeriGas GP to provide, each Propane Group Employee with a salary or wage that is no less than the base salary (or the base wage rate) applicable with respect to such Propane Group Employee on the Contribution Closing Date.

(b) Except to the extent otherwise required by applicable Law, effective as of the Contribution Closing Date, the Propane Group Entities shall take the required actions, if any, to ensure that the Propane Group Employees shall cease to participate in all Propane Group Benefit Plans sponsored by ETP or ETP GP. From and after the Contribution Closing Date, each Propane Group Employee shall be eligible to participate in the AmeriGas Benefit Plans on the same terms and conditions as similarly situated employees of AmeriGas GP and its Affiliates. The Propane Group Employees shall receive credit for service with the Propane Group Entities and their Affiliates prior to the Contribution Closing Date for purposes of eligibility, vesting and benefit accruals under all AmeriGas Benefit Plans made available to the Propane Group Employees to the same extent such credit would be recognized under any comparable AmeriGas Benefit Plan; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof.

(c) ETP shall cause the ETP 401(k) Plan to fully vest each Propane Group Employee as of the Contribution Closing Date. Each Propane Group Employee participating in the ETP 401(k) Plan as of the Contribution Closing Date shall cease such participation and shall become a participant in the AmeriGas 401(k) plan (the “AmeriGas 401(k) Plan”), effective as of the Contribution Closing Date. As soon as reasonably practicable on or following the Contribution Closing Date that Acquirer is reasonably satisfied that the ETP 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code, ETP shall cause the ETP 401(k) Plan to transfer to the AmeriGas 401(k) Plan, and Acquirer shall cause the AmeriGas 401(k) Plan to accept, all account balances (which shall include any employer contributions accrued through the Contribution Closing Date) and related liabilities (including all outstanding loans and subject to any qualified domestic relations orders pursuant to Section 414(p) of the Code) under the ETP 401(k) Plan for Propane Group Employees as of the valuation date immediately preceding such transfer.

(d) Acquirer shall use reasonable best efforts to cause the welfare benefit plans covering the Propane Group Employees after the Contribution Closing Date (the “AmeriGas Welfare Benefit Plans”) to recognize any out-of-pocket medical and dental expenses incurred by each of the Propane Group Employees and their eligible dependents prior to the Contribution Closing Date and during the calendar year in which the Contribution Closing Date occurs for purposes of determining copayments, deductibles and out-of-pocket maximums under the AmeriGas Welfare Benefit Plans. As soon as practicable after, but no later than ten (10) days following, the Contribution Closing Date, ETP shall, or shall cause its third-party benefits administrator to, provide Acquirer a schedule in writing detailing each Propane Group Employee’s copayments, deductibles and out-of-pocket maximums paid as of the Contribution Closing Date. In addition, Acquirer shall use reasonable best efforts to cause the AmeriGas Welfare Benefit Plans to waive all preexisting condition limitations with respect to the Propane Group Employees and their eligible dependents. Notwithstanding anything herein to the contrary, the Propane Group Entities shall remain responsible for any incurred claims (whether or not reported) that arose prior to the Contribution Closing Date with respect to any Propane Group Employee on or prior to the Contribution Closing Date.

(e) Except to the extent otherwise required by applicable Law, Acquirer shall assume and honor, or shall cause its relevant Affiliates to assume and honor, all liabilities for all earned or accrued but unused vacation benefits of the Propane Group Employees with the Propane Group Entities as of the Contribution Closing Date. During the balance of the calendar year 2011 following the Contribution Closing Date, if any, and each year thereafter, the Propane Group Employees shall be eligible for vacation benefits under the terms of the vacation benefit policies of Acquirer applicable to similarly situated employees of Acquirer, in each case after giving credit for each Propane Group Employee’s service with ETP in accordance with Section 5.24(b).

(f) ETP shall be responsible for and discharge, and shall cause its relevant Affiliates to be responsible for and discharge, any workers’ compensation liabilities in respect of any Propane Group Employees arising as a result of any action, omission, failure to act or other matter or thing that occurred or occurs on or prior to the Contribution Closing Date. Effective as of the Contribution Closing Date, Acquirer shall be responsible for and discharge, and shall cause its relevant Affiliates to be responsible for and discharge, all workers’ compensation liabilities in respect of Propane Group Employees arising as a result of any action, omission, failure to act or other matter or thing that occurs after the Contribution Closing Date.

(g) ETP and Acquirer agree to coordinate the transition of ETP’s health care flexible spending account plan with respect to the Propane Group Employees as described in Situation 2 of IRS Revenue Ruling 2002-32. Acquirer agrees to establish and maintain, or make provision for, the establishment of a health care flexible spending account plan applicable to the Propane Group Employees and the election by any Propane Group Employee under the welfare benefit plans covering the Propane Group Employees immediately prior to the Contribution Closing Date shall be continued as an election as if made under Acquirer’s health care flexible spending account plan from the beginning of ETP’s plan year. Acquirer’s health care flexible spending account plan shall provide for reimbursement of medical care expenses incurred by the Propane Group Employees at any time during ETP’s plan year, including claims incurred prior to the Contribution Closing Date, up to the amount of the Propane Group Employees’ election and reduced by amounts previously reimbursed by ETP. As soon as reasonably practicable after, but no later than ten (10) Business Days following, the Contribution Closing Date, ETP shall provide Acquirer a schedule in writing with each Propane Group Employee’s health care flexible spending account election for the plan year that includes the Contribution Closing Date and the amount of each Propane Group Employee’s periodic salary reductions and expense reimbursements, if any, as of the Contribution Closing Date.

(h) Effective as of the Contribution Closing Date, Acquirer shall assume all responsibilities and obligations for continuation coverage under COBRA (“COBRA Obligations”) and any state continuation coverage requirements with respect to the Propane Group Employees and their qualified beneficiaries; provided, however, that ETP agrees that it shall retain responsibility for COBRA Obligations to all Propane Group Employees and qualified beneficiaries of the Propane Group Employees for whom a “qualifying event” under COBRA occurs on or prior to the Contribution Closing Date.

(i) ETP shall or shall cause the Propane Group Entities to pay out to the Propane Group Employees any distribution payment obligations pursuant to any outstanding awards under the ETP LTIP on the date such distributions are due and payable for periods prior to the Contribution Closing Date that are due and payable (and have not been previously paid) as of the Contribution Closing Date.

(j) ETP shall be responsible for and discharge, and shall cause its relevant Affiliates to be responsible for and discharge, any severance liabilities (other than any severance liabilities under any AmeriGas Benefit Plan or Acquirer severance program) in respect of any Propane Group Employees arising as a result of any action, omission, failure to act or other matter or thing that occurred or occurs on or prior to the Contribution Closing Date as a consequence of the transactions contemplated by this Agreement. From and after the Contribution Closing Date, each full-time (as determined by applying ETP’s standards for such a determination), non-seasonal Propane Group Employee shall be eligible to participate in the Acquirer severance programs maintained for similarly situated employees of AmeriGas GP and its Affiliates, which such programs shall (i) be amended, in a manner reasonably acceptable to the Contributor Parties, to provide enhanced benefits to the full-time (as determined by applying ETP’s standards for such a determination), non-seasonal Propane Group Employees and (ii) recognize credit for each full-time (as determined by applying ETP’s standards for such a determination), non-seasonal Propane Group Employee’s service with the Propane Group Entities, ETP and their respective Affiliates; provided, however, for the period of two (2) years following the Contribution Closing Date, any full-time (as determined by applying ETP’s standards for such a determination), non-seasonal Propane Group Employee severed as a consequence of the transactions contemplated by this Agreement or the integration plan shall be eligible under the Acquirer severance programs to receive a minimum amount of cash severance equivalent to not less than eight (8) weeks’ compensation for hourly employees and twelve (12) weeks’ compensation for salaried employees.

(k) The Contributor Parties shall use their commercially reasonable efforts to provide the information necessary for the AmeriGas Entities to carry out their obligations under this Section 5.24. Without limiting the foregoing sentence, to the extent permitted by applicable Law, ETP shall, as soon as practicable following the date hereof, provide the AmeriGas Entities with all employee benefit plan participation information and other related access and data as may be reasonably required by the AmeriGas Entities to implement the provisions of this Section 5.24 and the Contributor Parties shall use their commercially reasonable efforts to enable the AmeriGas Entities to solicit benefit plan elections from the Propane Group Employees sufficiently in advance of the Contribution Closing Date to permit their implementation as of the Contribution Closing.

(l) Nothing herein express or implied by this Agreement shall (i) confer upon any Propane Group Employee, dependent or beneficiary, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement, or (ii) be deemed to amend or restrict any authority to amend any employee benefit plan of ETP, the Propane Group Entities, AmeriGas GP or any of their respective Affiliates. From and after the Contribution Closing Date, Acquirer shall comply, and cause the Propane Group Entities and AmeriGas GP to comply with the terms of the collective bargaining agreements set forth on Schedule 3.19(k) of the Contributor Disclosure Schedule such that, notwithstanding the other provisions of this Section 5.24, no action shall be taken with respect to a Propane Group Employee who is subject to a collective bargaining agreement if such action is inconsistent with the applicable collective bargaining agreement or applicable Law.

Section 5.25 HOLP Notes Offer. As promptly as practicable, but in any event no later than ten (10) Business Days after the Execution Date, Contributor shall cause HOLP to provide the notice to the holders of the outstanding HOLP Notes and take all other actions required pursuant to Section 4C(iii) and Section 4D of the HOLP Note Purchase Agreements in order to make the Change of Control prepayment offer (the “Change of Control Offer”) and otherwise comply with all requirements of Section 4C(iii) and Section 4D of the HOLP Note Purchase Agreements. Consummation of the Change of Control Offer shall be conditioned on consummation of the Contribution Closing. At the Contribution Closing, Acquirer shall provide HOLP with sufficient funds to acquire all of the HOLP Notes to be acquired pursuant to the Change of Control Offer. Contributor hereby acknowledges and agrees that it shall allow Acquirer to cooperate in making the Change of Control Offer, including by (i) giving Acquirer the opportunity to review and comment on all documents related to the Change of Control Offer, (ii) providing Acquirer with regular updates as to the status of the Change of Control Offer and (iii) not amending the terms of the Change of Control Offer or extending the term thereof without the prior written consent of Acquirer, which consent shall not be unreasonably withheld or delayed.

Section 5.26 Intercompany Arrangements.

(a) Except as set forth in Schedule 5.26(a) of the Contributor Disclosure Schedule, prior to the Contribution Closing, the Contributor Parties shall cause any Contract that is disclosed (or should have been disclosed) in Schedule 3.15(a) of the Contributor Disclosure Schedule, to be terminated or otherwise amended to exclude any of the Propane Group Entities as a party thereto.

(b) At or prior to the Contribution Closing, all Intercompany Indebtedness between the Propane Group Entities, on the one hand, and the Contributor Parties and their Affiliates (other than the Propane Group Entities), on the other hand, shall be cancelled and any such amounts shall be credited to or charged against equity of the applicable Propane Group Entity.

Section 5.27 Consent to Credit Agreement. At or prior to the Contribution Closing, Acquirer shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, proper and advisable to obtain any consent necessary pursuant to the terms of the Credit Agreement in order to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 5.28 Release. From and after the Contribution Closing Date, each Contributor Party, on behalf of itself and each of its Affiliates (excluding the Propane Group Entities) hereby releases and forever discharges the Propane Group Entities, and each of their respective individual, joint or mutual, past, present and future officers, directors, employees, representatives and agents, successors and assigns (collectively, the “Releasees”) from any and all claims, demands, actions, obligations, contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which any of the Contributor Parties or any of their respective Affiliates (other than the Propane Group Entities) now has, have ever had or may hereafter have against the respective Releasees arising prior to or contemporaneously with the Contribution Date Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Contribution Date Closing, whether pursuant to their respective Organizational Documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Contribution Closing Date. Notwithstanding anything to the foregoing, nothing in this Section 5.28 shall in any way (a) limit or otherwise restrict any rights the Contributor Parties may have against Acquirer arising out of, relating to or in connection with this Agreement or the Transaction Agreements and the transactions contemplated hereby or thereby or (b) affect Acquirer’s obligations under Section 5.20.

Section 5.29 Further Assurances.

(a) Notwithstanding anything to the contrary in this Agreement, in order to resolve any impediments under any Regulatory Laws as necessary to permit the Contribution Closing by the End Date as it may be extended, none of the AmeriGas Entities shall be required to accept, propose or agree to any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) (the “Divestiture”) (i) any assets, businesses, product lines or operations of the Propane Group Entities if or to the extent that the revenue attributable to any such assets, businesses, product lines or operations in the aggregate was greater than $85,000,000 (the “Divestiture Cap”) for the twelve (12) months ended June 30, 2011 or (ii) any assets, businesses, product lines or operations of the AmeriGas Entities.

(b) In the event that any Governmental Authority requires the Divestiture of any assets, business, product lines or operations (the “Propane Operations”) with attributable revenue in the aggregate greater than the Divestiture Cap, but not exceeding the Divestiture Cap by more than $30 million of aggregate attributable revenue, the ETP Entities shall have the option, if Acquirer otherwise declines to make a Divestiture above the Divestiture Cap, and subject to any necessary Governmental Authority approval or consent, to retain a portion of the assets of the Propane Group Entities (the “Propane Group Assets”), as mutually selected by ETP and Acquirer (the “Retained Propane Group Assets”), which ETP and Acquirer reasonably determine is the smallest portion of Propane Group Assets which is both (i) sufficient to bring the attributable aggregate revenue of those Propane Operations subject to the Divestiture below or equal to the Divestiture Cap and (ii) reasonably suited to be operated by ETP as a stand-alone business (the “ETP Retention Option”). If ETP chooses to exercise the ETP Retention Option: (x) ETP shall give Acquirer written notice of its intention to exercise the ETP Retention Option within five (5) Business Days of receiving notice from Acquirer of its decision that it will satisfy its obligations under Section 5.4 by divesting a portion of the Propane Operations in accordance with a Divestiture; (y) the value of the proposed Retained Propane Group Assets shall be calculated using the methodology set forth on Schedule 5.29(b) of the Contributor Disclosure Schedule; and (z) subject to any Regulatory Law and mutual agreement by ETP and Acquirer as to the composition of the Retained Propane Group Assets, the Retained Propane Group Assets shall be excluded from the assets to be transferred at the Contribution Closing. The Parties shall use commercially reasonable efforts to structure any retention of the Retained Propane Group Assets by ETP and any other Divestiture imposed on Acquirer in a manner which is tax efficient for each of the Parties.

(c) In the event that ETP elects to exercise the ETP Retention Option, then both the Purchase Price and (i) the Redemption Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it intends to consummate the Spin-Off immediately following the Contribution Closing, or (ii) the Cash Consideration, if ETP delivers a written notice in accordance with Section 2.6 indicating that it does not intend to consummate the Spin-Off immediately following the Contribution Closing, shall be decreased by an amount equal to the value of the Propane Group Assets to be retained by ETP calculated in accordance with Section 5.29(b).

(d) Acquirer shall consult with the Contributor Parties as to the scope of any Divestiture, including the composition of the Propane Group Assets, or undertakings to be taken, or the conduct to be restricted, in order to meet any obligations of Section 5.4 related to any Regulatory Law; provided, however, Acquirer shall have sole discretion in determining the scope of undertakings to be taken, or the conduct to be restricted, in order to meet any obligations of Section 5.4 related to any Regulatory Law. Further, with regard to any obligations under Section 5.4 related to any Regulatory Law, Acquirer shall have the right to take (or decline to take) any and all steps or actions to avoid or to minimize the extent or effect of any Divestiture, restriction, condition or other relief that may be sought in relation to the contemplated transactions, and the Parties shall fully cooperate with and fully assist each other with regard to the foregoing. Nothing in Section 5.4 shall limit or restrict the option or right of the Parties to defend through litigation any claim that serves to or threatens to restrain, prevent or delay the consummation of the transactions contemplated hereby, and the Parties shall use their reasonable best efforts to cooperate and assist in any such litigation; provided, however, that any such action shall not extend the End Date beyond the last extension of the End Date provided in Section 7.1(c) without the written consent of all Parties.

ARTICLE VI

CONDITIONS TO CONTRIBUTION CLOSING

Section 6.1 Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the Contribution Closing is subject to the satisfaction, on or prior to the Contribution Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):

(a) Approvals. All authorizations, consents, orders, approvals, declarations or filings set forth on Schedule 6.1(a) shall have been obtained or made.

(b) Governmental Restraints. No order, decree, judgment, injunction or other legal restraint or prohibition of any Governmental Authority shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Agreements and no Proceeding by any Governmental Authority with respect to the transactions contemplated by the Transaction Agreements shall be pending that seeks to restrain, enjoin, prohibit or delay the transactions contemplated thereby.

(c) HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by the Transaction Agreements shall have expired or shall have been terminated.

(d) Bank Consent. AmeriGas Operating shall have received all necessary consents or waivers from the requisite lenders under the Credit Agreement to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including an increase of the commitments for the revolving facility under the Credit Agreement to at least $500,000,000.

(e) Effectiveness of Form S-3. If ETP delivers a written notice in accordance with Section 2.6 indicating it intends to consummate the Spin-Off, the Form S-3 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-3 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) NYSE Listing. The AmeriGas Common Units comprising the Equity Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2 Conditions to Obligations of Acquirer. The obligation of Acquirer to consummate the Contribution Closing is subject to the satisfaction, on or prior to the Contribution Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Acquirer (in Acquirer’s sole discretion):

(a) Representations and Warranties of Contributor Parties. The representations and warranties of the Contributor Parties (i) in Article III (other than those contained in Section 3.6, Section 3.7(d) and Section 3.10(b)) shall be true and correct in all respects as of the Contribution Closing Date as if remade on the Contribution Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), with only such failures to be so true and correct as had not had a Propane Group Material Adverse Effect, (ii) in Section 3.6 shall be true and correct in all material respects as of the Contribution Closing Date as if remade on the Contribution Closing Date (except for representations and warranties contained therein made as of a specific date, which shall be true and correct in all material respects as of such specific date) and (iii) in Section 3.7(d) and Section 3.10(b) shall be true and correct in all respects.

(b) Performance. Each Contributor Party shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Contributor Party on or prior to the Contribution Closing Date.

(c) Contribution Closing Certificate. Acquirer shall have received from the Contributor Parties a certificate, dated as of the Contribution Closing Date, signed by a Responsible Officer of the Contributor Parties certifying that, to the best of such Responsible Officer’s knowledge, the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Contribution Closing Deliverables. The Contributor Parties shall have delivered or caused to be delivered all of the Contribution Closing deliveries set forth in Section 2.4(a) and in the other documents contemplated by this Agreement.

(e) Titan Financial Statements. The Contributor Parties shall have delivered or caused to be delivered to Acquirer the Titan Audited Financial Statements.

(f) Debt Financing. AmeriGas Finance shall have consummated the Debt Financing.

Section 6.3 Conditions to Obligations of Contributor Parties. The obligation of the Contributor Parties to consummate the Contribution Closing is subject to the satisfaction, on or prior to the Contribution Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributor Parties (in the Contributor Parties’ sole discretion):

(a) Representations and Warranties of Acquirer. The representations and warranties of Acquirer (i) in Article IV (other than those contained in Section 4.2(c), Section 4.5 and Section 4.8 shall be true and correct in all respects as of the Contribution Closing Date as if remade on the Contribution Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), with only such failures to be so true and correct as had not had, and would not reasonably be expected to have, an AmeriGas Material Adverse Effect, (ii) in Section 4.2(c) and Section 4.5 shall be true and correct in all material respects as of the Contribution Closing Date as if remade on the Contribution Closing Date (except for representations and warranties contained therein made as of a specific date, which shall be true and correct in all material respects as of such specific date) and (iii) in Section 4.8 shall be true and correct in all respects.

(b) Performance. Acquirer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Acquirer on or prior to the Contribution Closing Date.

(c) Contribution Closing Certificate. The Contributor Parties shall have received a certificate, dated as of the Contribution Closing Date, signed by a Responsible Officer of Acquirer certifying that, to the best of such Responsible Officer’s knowledge, the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Contribution Closing Deliverables. Acquirer shall have delivered or caused to be delivered all of the Contribution Closing deliveries set forth in Section 2.4(b) and in the other documents contemplated by this Agreement.

(e) Intercompany Financing. AmeriGas Finance and Acquirer shall have negotiated and agreed to definitive documents related to the Intercompany Financing and stand prepared to consummate the Intercompany Financing.

ARTICLE VII
TERMINATION RIGHTS

Section 7.1 Termination Rights. This Agreement may be terminated at any time prior to the Contribution Closing as follows:

(a) By mutual written consent of ETP, on behalf of the Contributor Parties, and Acquirer;

(b) By either ETP, on behalf of the Contributor Parties, or Acquirer if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, injunction or judgment prohibiting the consummation of the transactions contemplated by this Agreement;

(c) By either ETP, on behalf of the Contributor Parties, or Acquirer in the event that the Contribution Closing has not occurred on or prior to December 31, 2011 (the “End Date”); provided, however, that, if by December 31, 2011, (i) the Contribution Closing has not occurred and (ii) the conditions set forth in Section 6.1(b) and Section 6.1(c) have not been satisfied or the Marketing Period has not commenced, the End Date shall be extended by ninety (90) days, upon the election of ETP, on behalf of the Contributor Parties, or by Acquirer, in its sole discretion; provided, further, that, if as of the End Date (as extended pursuant to the first proviso of this Section 7.1(c)), the conditions set forth in Section 6.1(b) and Section 6.1(c) have not been satisfied or the Marketing Period has not commenced, the End Date shall be extended by an additional ninety (90) days, upon the election of ETP, on behalf of the Contributor Parties, or upon the election of Acquirer but in each case such election by either ETP, on behalf of the Contributor Parties, or by Acquirer may only be made if (A) the board of directors of the general partner of ETP determines in good faith (after consultation with Acquirer), that there is a reasonable probability that the conditions set forth in Section 6.1(b) and Section 6.1(c) will be met, and (B) the Lead Underwriter has determined that there is a reasonable probability that the Debt Financing will be consummated, in each case within such subsequent ninety (90) day period (it being understood and agreed by the Parties that any decision by the board of directors of ETP GP to not extend the End Date as provided in this second proviso shall in no way relieve Acquirer of any Liabilities relating to any breach under Section 5.4 prior to such decision); provided, further, that (1) ETP may not terminate this Agreement pursuant to this Section 7.1(c) if such failure of the Contribution Closing to occur is due to the failure of any Contributor Party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by such Contributor Party and (2) Acquirer may not terminate this Agreement pursuant to this Section 7.1(c) if such failure of the Contribution Closing to occur is due to the failure of Acquirer to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by Acquirer; provided, further, that if the Marketing Period either (x) has not commenced and the End Date (as extended pursuant to the first or second proviso of this Section 7.1(c)) occurs during the extension period for the commencement of the Marketing Period provided in Section 5.14(d) or (y) has commenced prior to the End Date (as extended pursuant to the first or second proviso of this Section 7.1(c)) and has not been completed by the End Date (as so extended), then the End Date (as so extended) shall be extended to the sixth (6th) Business Day after the date on which the Marketing Period is completed;

(d) By Acquirer if there shall have been a breach or inaccuracy of the Contributor Parties’ representations and warranties in this Agreement or a failure by Contributor Party to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Contribution Closing Date, the failure of the conditions to the Contribution Closing set forth in Section 6.2(a) or Section 6.2(b), and such breach or failure cannot be cured or has not been cured within thirty (30) days of the receipt by ETP of written notice thereof from Acquirer; provided, however, that Acquirer may not terminate this Agreement pursuant to this Section 7.1(d) if (i) any of Acquirer’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.3(a) not to be satisfied or (ii) there has been, and continues to be, a failure by Acquirer to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 6.3(b) not to be satisfied;

(e) By ETP, on behalf of the Contributor Parties, if there shall have been a breach or inaccuracy of Acquirer’s representations and warranties in this Agreement or a failure by Acquirer to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Contribution Closing Date, the failure of the conditions to the Contribution Closing set forth in Section 6.3(a) or Section 6.3(b) and such breach or failure cannot be cured or has not been cured within thirty (30) days of the receipt by Acquirer of written notice thereof from ETP, on behalf of the Contributor Parties; provided, however, that ETP, on behalf of the Contributor Parties, may not terminate this Agreement pursuant to this Section 7.1(e) if (i) any of the Contributor Parties’ representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.2(a) not to be satisfied or (ii) there has been, and continues to be, a failure by any Contributor Party to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 6.2(b) not to be satisfied; or

(f) By either ETP, on behalf of the Contributor Parties, or Acquirer if, upon the expiration of the Marketing Period, AmeriGas Finance has either (i) not entered into a binding agreement to consummate the Debt Financing providing for consummation of the Debt Financing on or before the fifth (5th) Business Day following the last day of the Marketing Period or (ii) does not consummate such Debt Financing on or prior to the fifth (5th) Business Day following the last day of the Marketing Period; provided, however, that Acquirer may not terminate this Agreement pursuant to this Section 7.1(f) if the failure to consummate the Debt Financing is as a result of the failure by Acquirer or AmeriGas Finance to perform and comply with the covenants and agreements set forth in Section 5.14.

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 7.1, all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of this Section 7.2, Article IX, Article X and Section 5.5 and Section 5.7; provided, however, that no termination of this Agreement shall relieve any Party from any liability for any willful and intentional breach of this Agreement by such Party or for Fraud by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such willful and intentional breach or Fraud, at law and in equity, shall be preserved, including the right to recover reasonable attorneys’ fees and expenses. In the event of the termination of this Agreement, pursuant to Section 7.1, the Parties agree that for a period of one (1) year from and after the Execution Date, neither the Contributor Parties and their respective Affiliates, on the one hand, nor Acquirer and its Affiliates, on the other hand, shall solicit for employment or hire any executive officers, management level employees or district manager level employees of the Propane Group Entities, in the case of Acquirer and its Affiliates, and of Acquirer, AmeriGas GP and their respective Subsidiaries, in the case of the Contributor Parties and their respective Affiliates, (a) who were employed by such party within six (6) months prior to the Execution Date and (b) with whom the Contributor Parties or Acquirer, as applicable, first came into initial contact as a result of negotiation of this Agreement. The restrictions in the preceding sentence regarding the prohibition on solicitations (as opposed to hires) shall not apply to (i) any solicitation by way of general advertising, including general solicitations in any local, regional or national newspapers or other publications or circulars or on internet sites or any search firm engagement which is not directed or focused on employees of the Contributor Parties, Acquirer, AmeriGas GP or their respective Affiliates, as applicable, or (ii) the hiring of a person whose employment was terminated by his or her respective employer (or its Subsidiaries) and who was not solicited by the other Party (or its Affiliates) in violation of this Section 7.2. Except to the extent otherwise provided in this Section 7.2, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement. If this Agreement and the transactions contemplated hereby are terminated pursuant to Section 7.1, each Party shall return all documents and other materials received from the other Parties relating to this Agreement and the transactions contemplated hereby, and all confidential information received by each Party with respect to any other Party shall be subject to the terms of the Confidentiality Agreement which shall survive the termination of this Agreement.

(b) In the event this Agreement is terminated pursuant to Section 7.1(f), then Acquirer shall, pay or cause to be paid to ETP a termination fee in immediately available funds in the amount of (i) $125,000,000, if the Available Interest Rate was (or was otherwise deemed to be) within the range of Weighted Average Interests Rates set forth on Annex G-3 or (ii) $75,000,000, if the Available Interest Rate was within the range of Weighted Average Interests Rates set forth on Annex G-1 or Annex G-2 (any such termination fee hereinafter referred to as a “Termination Fee”), each in accordance with Section 10.5. Acquirer shall not be required to pay a termination fee to ETP in any circumstances other than as described in the immediately preceding sentence. Acquirer and the Contributor Parties acknowledge and agree that Acquirer’s payment of the Termination Fee will be considered liquidated damages and in the event of such payment, Acquirer shall have no other liability for any breach by it of any of the representations, warranties, covenants or agreements set forth in this Agreement. If the Termination Fee is paid, or if the Termination Fee is payable and the Acquirer has not failed to satisfy its obligations under Section 10.5, in no event will the Contributor Parties seek to recover any other money damages or seek any other remedy (including specific performance under Section 9.4) from Acquirer (or its respective Affiliates) pursuant to this Agreement with respect to Acquirer’s failure to secure the Debt Financing, regardless of whether such monetary damages or other remedies are based on a claim in law or equity, and all such claims are hereby waived.

(c) The Acquirer and the Contributor Parties acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of this Agreement, and that, without these agreements, neither Acquirer or the Contributor Parties would enter into this Agreement. Accordingly, if the Acquirer fails promptly to pay the amount due pursuant to Section 7.2(b), and, in order to obtain such payment, the Contributor Parties commence a suit that results in a judgment in their favor for the Termination Fee, the Acquirer shall pay to the Contributor Parties their costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on Termination Fee from the date such payment was required to be made until the date of payment at eight percent (8%) per annum.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by the Contributor Parties. Subject to the terms of this Article VIII, from and after the Contribution Closing, the Contributor Parties shall jointly and severally indemnify and hold harmless Acquirer and its partners, members, managers, directors, officers, employees, consultants and permitted assigns (each, an “Acquirer Indemnitee”) from and against any losses, claims, damages, Liabilities and costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred, arising out of or relating to:

(a) any breach or inaccuracy of the representations and warranties set forth in Article III;

(b) Excluded Taxes;

(c) any Liability relating to or arising from (i) any Release of Hazardous Substances prior to the Contribution Closing at, on, under, to or from any site included in Item 1, Item 2, Item 4 or Item 5 of Schedule 8.1(c) of the Contributor Disclosure Schedule, and any migration or leaching of, or Remedial Action conducted in connection with, such Hazardous Substances, including any such migration, leaching or Remedial Action that occurs or is conducted subsequent to the Contribution Closing, (ii) any Hazardous Substance sent to any site included in Item 3 of Schedule 8.1(c) of the Contributor Disclosure Schedule prior to the Contribution Closing, including any Release of, or Remedial Action conducted in connection with, such Hazardous Substance prior to, on or subsequent to the Contribution Closing, provided, however, for the sake of clarity the parties acknowledge that the Contributor Parties shall have no obligation to indemnify and hold harmless the Acquirer Indemnitees with respect to any Hazardous Substance that was sent to a site included in Item 3 of Schedule 8.1(c) of the Contributor Disclosure Schedule by Acquirer or any Affiliate of the Acquirer (that is not a Propane Group Entity) prior to the Contribution Closing; and (iii) any claim, action, demand, notice, proceeding, investigation, suit, arbitration or litigation, whether brought prior to, on or subsequent to the Contribution Closing, relating to or arising from any of the foregoing; or

(d) any breach of any covenants or agreements of the Contributor Parties set forth in this Agreement.

Section 8.2 Indemnification by Acquirer. Subject to the terms of this Article VIII, from and after the Contribution Closing, Acquirer shall indemnify and hold harmless the Contributor Parties and their respective directors, officers, employees, consultants and permitted assigns (each, a “Contributor Indemnitee” and, together with the Acquirer Indemnitees, the “Indemnitees”) from and against Losses incurred, arising out of or relating to:

(a) any breach or inaccuracy of the representations and warranties set forth in Article IV; and

(b) any breach of any of the covenants or agreements of Acquirer set forth in this Agreement.

Section 8.3 Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement, the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:

(a) Survival; Claims Period.

(i) The representations, warranties, covenants and agreements of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until fifteen (15) months after the Contribution Closing Date; provided, however, that (A) the representations and warranties set forth in Section 3.1 (Organization; Qualification), Section 3.2 (Subsidiaries), Section 3.3 (Authority; Enforceability), Section 3.6 (Capitalization), Section 3.7 (Ownership of Acquired Interests), Section 3.20 (Brokers’ Fee), Section 4.1 (Organization; Qualification), Section 4.2 (Authority; Enforceability; Valid Issuance), Section 4.5 (Capitalization) and Section 4.12 (Brokers’ Fee) (collectively, the “Fundamental Representations”) shall survive indefinitely, (B) the representations and warranties set forth in Section 3.18 and Section 4.11 and the indemnification set forth in Section 8.1(b) shall survive until ninety (90) days after the expiration of the applicable statute of limitations, (C) the representations and warranties set forth in Section 3.14 and Section 4.9 shall survive for three (3) years after the Contribution Closing Date, and (D) any covenants or agreements contained in this Agreement that by their terms are to be performed after the Contribution Closing Date shall survive until fully discharged. The date on which any such representation, warranty, covenant or agreement no longer survives in accordance with this Section 8.3(a)(i) is referred to herein as the “Expiration Date”.

(ii) No action for a breach of any representation, warranty, covenant or agreement contained herein (other than the Fundamental Representations) shall be brought after the Expiration Date, except for claims of which a Party has received a Claim Notice setting forth in reasonable detail the claimed misrepresentation or breach of representation, warranty, covenant or agreement with reasonable detail, prior to the Expiration Date.

(b) Materiality. In determining whether a breach or inaccuracy of any representation or warranty made hereunder exists and in calculating the amount of indemnifiable Losses incurred by any Indemnified Party arising out of or relating to any such breach or inaccuracy, all qualifications relating to “materiality,” “material,” “Material Adverse Effect” (other than in Section 3.10(b), Section 4.8 and Section 5.1(b)(xxvi)(C)) or any similar qualification, shall be disregarded.

(c) Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(i) (A) An Indemnifying Party shall not be liable for any Losses pursuant to Section 8.1(a) or Section 8.2(a) (as the case may be) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party exceeds an amount equal to $30,000,000 (the “Basket”), after which the Indemnifying Party shall be liable only for those Losses in excess the Basket and (B) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party under Section 8.1(a) or Section 8.2(a) (as the case may be) shall be an amount equal to $280,000,000; provided, however, that the limitations set forth in this Section 8.3(c) shall not apply to Losses arising out of the breach of any of the Fundamental Representations.

(ii) An Indemnifying Party shall not be liable for any Losses pursuant to any of the items set forth on Schedule 8.1(c) of the Contributor Disclosure Schedule unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party with respect to such Losses exceeds an amount equal to $2,600,000 (the “Environmental Sub-Basket”). Any Losses included in the Environmental Sub-Basket shall also be applied to, and included in, the Basket.

(d) Minimum Claim. If any claim or group of related claims for indemnification by an Indemnified Party that is indemnifiable under Section 8.1(a) or Section 8.2(a) results in respective aggregate Losses to such Indemnified Party that do not exceed $500,000, such Losses shall not be deemed to be Losses under this Agreement, shall not be eligible for indemnification under this Article VIII and shall not be included in the calculations of limitation of Losses set forth in Section 8.3(c); provided, however, that no minimum claim amount shall apply with respect to (i) Losses arising out of the breach of any of the Fundamental Representations or (ii) Losses relating to any breaches of the representations and warranties included in Section 3.18 and Section 4.11.

(e) Calculation of Losses. In calculating amounts payable to any Contributor Indemnitee or Acquirer Indemnitee (each such person, an “Indemnified Party”) for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses, net of any associated costs of expenses of recovery, and (ii) any prior actual recovery by the Indemnified Party from any Person with respect to such Losses. To the extent any amount that would be subject to indemnification pursuant to Section 8.1 has been taken into account in determining (i.e., actually used in the computation of) Net Working Capital or Net Cash, such as liabilities, expenses, reserves and other asset contra-accounts, such amount shall not otherwise be recoverable as a Loss as that would constitute an unintended “double-recovery.”

(f) Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, remote, speculative or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except for any such damages recovered by any third party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to the terms hereof.

(g) Sole and Exclusive Remedy. Except for the assertion of any Claim based on Fraud or breaches of any covenants or agreements contained in this Agreement that by their terms are to be performed after the Contribution Closing Date, including Section 5.10 or Section 5.11, the remedies provided in this Article VIII shall be the sole and exclusive legal remedies of the Parties, from and after the Contribution Closing, with respect to this Agreement and the transactions contemplated hereby.

Section 8.4 Indemnification Procedures.

(a) Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VIII, such Indemnitee must assert its claim for indemnification under this Article VIII (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the indemnifying party (the “Indemnifying Party”) allegedly required to provide indemnification protection under this Article VIII specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached) and the amount (to the extent that the nature and amount of such Claim is known or reasonably ascertainable at such time; provided, however, that such amount or estimated amount shall not be conclusive of the final amount, if any, of such Claim). Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is materially prejudiced by such failure or delay and except as is otherwise provided herein, including in Section 8.3(f).

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify an Indemnitee hereunder against any Losses that may result from a third party Claim, then the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume such defense if the third party Claim is seeking injunctive relief. If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall within thirty (30) days of its receipt of the Claim Notice, notify the Indemnitee in writing of its intent to do so. The Indemnifying Party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnitee will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Claim; provided, however, that the Indemnitee shall have the right to employ its own separate counsel, at the cost and expense of the Indemnifying Party, if the Indemnitee has available to it one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims alleged by the Indemnifying Party and which could be materially adverse to the Indemnifying Party, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitor. If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is determined pursuant to the procedures set forth in Article IX that the Claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VIII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses). Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of the third-party Claim (but will be entitled at its own cost to participate with the Indemnified Party in the defense of any such Claim) if the potential damages under the third-party Claim could reasonably and in good faith be expected to exceed, in the aggregate when combined with all claims previously made by the Indemnified Party to the Indemnifying Party under this Article VIII, the maximum amount the Indemnifying Party may be liable pursuant to Section 8.3(c); provided, however, that to the extent the Parties are not in agreement with respect to the calculation of potential damages, the Indemnifying Party shall have the right to assume the defense of the third-party Claim in accordance herewith until the Parties have agreed or a final non-appealable judgment has been entered into, with respect to the determination of the potential damages. The Parties shall render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Claim, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any Proceedings relating to such Claim.

(c) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnified Party to any injunctive or other non-monetary relief or any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnified Party or imposes any continuing obligation on or requires any payment from the Indemnified Party without the Indemnified Party’s prior written consent.

Section 8.5 No Reliance.

(a) THE REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES CONTAINED IN ARTICLE III CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES TO ACQUIRER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS OF ACQUIRER CONTAINED IN ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ACQUIRER TO THE CONTRIBUTOR PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).

(b) Except as provided in Section 7.2, Section 8.1, Section 8.2 and Section 8.3(f), no Party nor any Affiliate of a Party shall assert or threaten, and each Party hereby waives and shall cause such Affiliates to waive, any claim or other method of recovery, in contract, in tort or under applicable Law, against any Person that is not a Party (or a successor to a Party) relating to the transactions contemplated by this Agreement.

ARTICLE IX

GOVERNING LAW AND CONSENT TO JURISDICTION

Section 9.1 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.2 Consent to Jurisdiction. Except as to the resolution of Disputed Items in accordance with Section 2.5, the Parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties also agrees that any final and non appealable judgment against a Party in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 9.3 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 9.4 Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, except as otherwise provided by Section 7.2(b), each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the jurisdiction provided in Section 9.2, and all such rights and remedies at law or in equity may be cumulative, except as may be limited by Article VIII. The Parties further agree that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.4 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

Section 10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.3 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided, however, that a notice of a change of address shall be effective only upon receipt thereof:

If to any Contributor Party to:

Energy Transfer Partners, L.P.
3738 Oak Lawn
Dallas, TX 72519
Telephone: (832) 668-1210 or (214) 981-0763
Facsimile: (832) 668-1127
Attention: General Counsel

And a copy to:

Vinson & Elkins LLP
2500 First City Tower
1001 Fannin, Suite 2500
Houston, Texas 77007
Telephone: (713) 758-3708
Facsimile: (713) 615-5861

Attention: David P. Oelman

If to Acquirer to:
AmeriGas Partners, L.P.
460 No. Gulph Road
King of Prussia, Pennsylvania 19406
Telephone: (610) 337-1000
Facsimile: (610) 992-3258
Attention: General Counsel

And a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Telephone: (212) 848-4000
Facsimile: (212) 848-7179
Attention: Stephen M. Besen
Attention: David P. Connolly

Section 10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that (a) Acquirer may assign this Agreement or any of its rights or obligations hereunder to a Subsidiary of Acquirer that is disregarded as an entity separate from Acquirer for U.S. federal income tax purposes without the consent of the Contributor Parties; provided, further, that any such assignment by Acquirer shall not relieve Acquirer of any liability or obligation hereunder and (b) ETP may assign any of its rights under Section 7.2 (but not delegate any of its obligations) under this Agreement to one or more wholly owned direct or indirect Subsidiaries of ETP without the prior consent of Acquirer. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

Section 10.5 Certain Tax Matters. Notwithstanding the provisions of Section 7.2, Acquirer shall not pay to ETP all or any portion of the Termination Fee unless such payment is consistent with this Section 10.5. If Acquirer is obligated to pay a Termination Fee to ETP pursuant to Section 7.2(b), then Acquirer shall pay to ETP an amount up to the Termination Fee calculated as follows and shall have no further liability with regard to the Termination Fee:

(a) Prior to the end of the calendar year in which this Agreement is terminated pursuant to Section 7.1(f) and within five (5) Business Days from the date on which ETP provides Acquirer with a notice setting forth the estimated maximum remaining amount which may still be taken into the gross income of ETP without exceeding the permissible non-qualifying income limits for a publicly traded partnership for purposes of Section 7704 of the Code, after taking into consideration all other sources of non-qualifying income (such estimated maximum remaining amount of non-qualifying income, the “Estimated Non-Qualifying Income Cushion”), Acquirer shall pay to ETP the lesser of (i) the Termination Fee and (ii) a portion of the Termination Fee equal to an amount no greater than 70% of the Estimated Non-Qualifying Income Cushion (the “Preliminary Amount”).

(b) During the calendar year following the date that the Preliminary Amount was paid to ETP but prior to the passage of thirty (30) Business Days following the filing of the IRS Form 1065 for the prior year, ETP shall submit to Acquirer a certificate (the “Final Non-Qualifying Income Cushion Certificate”) identifying the actual maximum remaining amount which may still be taken into the gross income of ETP without exceeding the permissible non-qualifying income limits for a publicly traded partnership (for purposes of Section 7704 of the Code), after taking into consideration all other sources of non-qualifying income from the prior year other than the Preliminary Amount (the “Final Non-Qualifying Income Cushion”). If the Preliminary Amount was (i) less than 90% of the Final Non-Qualifying Income Cushion, then Acquirer shall pay to ETP an amount which, when combined with the Preliminary Amount, will equal 90% of the Final Non-Qualifying Income Cushion, and (ii) greater than 90% of the Final Non-Qualifying Income Cushion, then ETP shall return to Acquirer an amount equal to the excess of the Preliminary Amount over 90% of the Final Non-Qualifying Income Cushion. Any payment under this clause (b) shall be made by ETP or Acquirer, as applicable, by wire transfer of immediately available funds to an account designated by ETP or Acquirer, as applicable, within five (5) Business Days following the delivery of the Final Non-Qualifying Income Cushion Certificate.

Section 10.6 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and assigns. Except as provided in Section 8.1 and Section 8.2, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

Section 10.7 Entire Agreement. Except for the Confidentiality Agreement which shall survive the execution of this Agreement, this Agreement and the other Transaction Agreements constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

Section 10.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.9 Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.10 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the Contributor Disclosure Schedule or the Acquirer Disclosure Schedule shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such section of the Contributor Disclosure Schedule or the Acquirer Disclosure Schedule or is material to or outside the ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in one disclosure schedule contained in the Contributor Disclosure Schedule or Acquirer Disclosure Schedule may be incorporated by reference into any other disclosure schedule contained therein, and shall be deemed to have been so incorporated into any other disclosure schedule so long as it is readily apparent on its face that the disclosure is applicable to such other disclosure schedule.

Section 10.11 Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

CONTRIBUTOR PARTIES:

ENERGY TRANSFER PARTNERS, L.P.

By: Energy Transfer Partners GP, L.P., its general partner

By: Energy Transfer Partners, L.L.C., its general partner

By:

Martin Salinas, Jr.,
Chief Financial Officer

ENERGY TRANSFER PARTNERS GP, L.P.

By: Energy Transfer Partners, L.L.C., its general partner

By:

Martin Salinas, Jr.,
Chief Financial Officer

HERITAGE ETC, LP

By: Heritage ETC GP, LLC, its general partner

By:

[Name]
[Title]

ACQUIRER:

AMERIGAS PARTNERS, L.P.

By: AmeriGas Propane, Inc., its general partner

By:

[Name]
[Title]

EXHIBIT A

“Acquired Company” is defined in Section 5.11(a)(iv).

“Acquired Interests” is defined in the recitals to this Agreement.

“Acquirer” is defined in the preamble to this Agreement.

“Acquirer Disclosure Schedule” means the disclosure schedule to this Agreement prepared by Acquirer and delivered to the Contributor Parties on the Execution Date, as it may be updated from time to time pursuant to Section 5.18.

“Acquirer Indemnitiee” is defined in Section 8.1.

“Actual Unearned Pro Rata Distribution Amount” means an amount in cash equal to the product of (i) the product of (x) the Closing Quarter Distribution, and (y) the number of Distribution Units, multiplied by (ii) a fraction, the numerator of which is the number of days in the Closing Quarter which precede the Contribution Closing Date (not including the Contribution Closing Date), and the denominator of which is the number of days in such Closing Quarter.

“Additional Underwriter” means an investment banking firm selected by Acquirer and subject to the approval of ETP, such approval not to be unreasonably withheld or delayed.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, a specified Person.

“Agreement” is defined in the preamble to this Agreement.

“AmeriGas 401(k) Plan” is defined in Section 5.24(c) of this Agreement.

“AmeriGas Benefit Plans” means (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA, but excluding any multiemployer plan within the meaning of Section 3(37) of ERISA or multiple employer plan within the meaning of Section 4063(a) of ERISA), or (b) any material equity-based compensation plan (including stock option plans, stock purchase plans, stock appreciation rights, restricted stock and phantom stock plans), bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or arrangement, change in control policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree medical or life insurance, supplemental retirement, consulting agreement, employment or termination or other similar agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding, sponsored, maintained or contributed by Acquirer or any of its Affiliates for the benefit of any current or former employee, officer, director or independent contractor.

“AmeriGas Common Units” means the common units representing limited partner interests of Acquirer.

“AmeriGas Entities” means Acquirer and all Subsidiaries of Acquirer.

“AmeriGas Finance” means AmeriGas Finance LLC, a Delaware limited liability company.

“AmeriGas GP” is defined in Section 4.5(e).

“AmeriGas GP Interests” is defined in Section 4.5(e).

“AmeriGas Material Adverse Effect” means any Material Adverse Effect in respect to the AmeriGas Entities taken as a whole.

“AmeriGas Operating” is AmeriGas Propane, L.P., a Delaware limited partnership.

“AmeriGas Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of AmeriGas Operating, as amended from time to time.

“AmeriGas Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Acquirer, as amended from time to time.

“AmeriGas SEC Documents” is defined in Section 4.7(a).

“AmeriGas Welfare Benefit Plans” is defined in Section 5.24(d).

“Assignment of Interests” is defined in Section 2.4(a)(i).

“Assignment of Redemption Units” is defined in Section 2.4(a)(vi).

“Available Interest Rate” means the lowest Weighted Average Interest Rate offered to AmeriGas Finance during the Marketing Period by the Lead Underwriter at a time when it was prepared to enter into an underwriting commitment or purchase agreement to provide for the Debt Financing on terms at least as favorable (excluding interest rate) to AmeriGas Finance as those set forth on Annex G-1, Annex G-2 or Annex G-3, as applicable, as evidenced by a Debt Financing pricing sheet, term sheet or other customary indicia (whether orally or in writing) of terms offered in connection with debt financings similar to the Debt Financing (a “Pricing Offer”). If, during the Marketing Period, AmeriGas Finance either (a) does not commence the marketing of a public underwritten offering or private placement of the Debt Financing, as evidenced by the filing of a preliminary prospectus with the SEC pursuant to Rule 424 promulgated under the Securities Act, in the case of a registered offering, or the circulation of a preliminary offering memorandum to one or more initial purchasers for the purpose of distribution to potential purchasers of the notes constituting the Debt Financing, in the case of a private placement (the commencement of such public or private offering, a “Launch” of the Debt Financing) or (b) following a Launch of the Debt Offering, does not receive any Pricing Offers, then the Available Interest Rate shall be deemed for purposes of this Agreement to be within the range of Weighted Average Interests Rates set forth on Annex G-3; provided, however, that the Available Interest Rate shall be deemed for purposes of this Agreement to be in excess of the range of Weighted Average Interests Rates set forth on Annex G-1 if (i) in the event that AmeriGas Finance does Launch the Debt Financing but no Pricing Offer is made during the Marketing Period, either (A) the Lead Underwriter, after jointly consulting with Acquirer and ETP, advises that, in its opinion, no Pricing Offer was made during the Marketing Period because the market for the issuance of “high yield” debt securities was insufficient to provide for the entire Debt Financing on terms at least as favorable to AmeriGas Finance as those set forth on Annex G-1, or (B) Acquirer otherwise demonstrates to the reasonable satisfaction of ETP that no Pricing Offer was made during the Marketing Period because the market for “high yield” debt securities was insufficinet to provide for the entire Debt Financing on terms at least as favorable to AmeriGas Finance as those set forth on Annex G-1, (ii) the Lead Underwriter, after jointly consulting with Acquirer and ETP, demonstrates to the reasonable satisfaction of ETP that AmeriGas Finance should not Launch the Debt Financing based upon the opinion of the Lead Underwriter that the market for “high yield” debt securities is insufficient during the entire Marketing Period to allow AmeriGas Finance to obtain the Debt Financing on terms at least as favorable to AmeriGas Finance as those set forth on Annex G-1 or (iii) both the Lead Underwriter and an Additional Underwriter, after jointly consulting with Acquirer and ETP, advise that, in each of their respective opinions, AmeriGas Finance should not Launch the Debt Financing because the market for “high yield” debt securities is insufficient during the entire Marketing Period to allow AmeriGas Finance to obtain the Debt Financing on terms at least as favorable to AmeriGas Finance as those set forth on Annex G-1.

“Basket” is defined in Section 8.3(c)(i).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable Laws.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Cash” means cash held by the Propane Group Entities.

“Cash Consideration” is defined in Section 2.4(b)(ii).

“Change of Control Offer” is defined in Section 5.25.

“Claim” is defined in Section 8.4(a).

“Claim Notice” is defined in Section 8.4(a).

“Closing Quarter” means the AmeriGas fiscal quarter in which the Contribution Closing Date occurs.

“Closing Quarter Distribution” means the per unit distribution on AmeriGas Common Units declared by the board of directors of AmeriGas GP with respect to the Closing Quarter.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Obligations” is defined in Section 5.24(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IT Assets” means the computer systems, networks, hardware and computer software and all other information technology equipment used and owned or held for use by the Propane Group Entities in connection with the Propane Business.

“Compliant” means, with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such Required Financial Information not misleading, (b) such Required Financial Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-X under the Securities Act for offerings of debt securities on a registration statement on Form S-3, (c) the Contributor Parties’ auditors shall not have withdrawn any audit opinion with respect to any audited financial statements contained in the Required Financial Information and (d) the Contributor Parties’ auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the offering documents, and such auditors have confirmed they are prepared to issue any such comfort letter upon pricing throughout the Marketing Period.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of August 18, 2011, by and among ETP and Acquirer.

“Contingent Worker” is defined in Section 3.19(k).

“Contract” means any written agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement.

“Contribution” is defined in the recitals to this Agreement.

“Contribution Closing” is defined in the recitals to this Agreement.

“Contribution Closing Date” is defined in Section 2.3.

“Contributor” is defined in the preamble to this Agreement.

“Contributor Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the Contributor Parties and delivered to Acquirer on the Execution Date.

“Contributor GP” is defined in the recitals to this Agreement.

“Contributor Indemnitees” is defined in Section 8.2.

“Contributor Party” and “Contributor Parties” are defined in the preamble to this Agreement.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Credit Agreement” means that certain Credit Agreement dated as of June 21, 2011 by and among AmeriGas Propane, L.P., as Borrower, AmeriGas Propane, Inc., as a guarantor, Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender, Wells Fargo Securities, LLC, as sole lead arranger and sole book manager and Wells Fargo Bank, National Association, Branch Banking and Trust Company, Citibank, N.A., JPMorgan Chase Bank, N.A., PNC Bank, National Association, Citizens Bank of Pennsylvania, The Bank of New York Mellon, Compass Bank, Manufacturers and Traders Trust Company, Sovereign Bank, TD Bank, N.A. and the other financial institutions from time to time party thereto.

“Credit Support Instruments” is defined in Section 5.21.

“Creditors’ Rights” is defined in Section 3.3(b).

“CS Fee” is defined in Section 3.20.

“Debt Financing” is defined in Section 5.14(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Development and License Agreement” means that certain Development and License Agreement, dated as of September 25, 2008, by and between HOLP and Fuel Data Systems, Inc., as amended by that certain First Amendment to the Development and License Agreement between HOLP and Fuel Data Systems, Inc., dated as of November 16, 2009.

“Dispute Notice” is defined in Section 2.5(g).

“Disputed Items” is defined in Section 2.5(g).

“Distribution Units” means a number of AmeriGas Common Units equal to (x) the number of AmeriGas Common Units comprising the Equity Consideration less (y) the number of Redemption Units, if any.

“Divestiture” is defined in Section 5.29(a).

“Divestiture Cap” is defined in Section 5.29(a).

“End Date” is defined in Section 7.1(c).

“Environmental Laws” means any and all Laws pertaining to pollution, climate change, protection of the environment (including natural resources), workplace or employee health and safety, and the Release, storage, disposal, treatment, transportation, handling or Remedial Action of, or exposure to, Hazardous Substances.

“Environmental Sub-Basket” is defined in Section 8.3(c)(ii).

“Equity Consideration” means a number of AmeriGas Common Units derived by dividing (a) the Purchase Price by (b) the Issue Price, rounded to the nearest whole AmeriGas Common Unit, as may be reduced pursuant to Section 2.4(b)(ii) or increased pursuant to Section 5.14(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.

“Estimated Acquirer Net Cash Payment” is defined in Section 2.5(e).

“Estimated Acquirer Working Capital Payment” is defined in Section 2.5(c).

“Estimated Closing Date Balance Sheets” is defined in Section 2.5(a).

“Estimated Contributor Net Cash Payment” is defined in Section 2.5(d).

“Estimated Contributor Working Capital Payment” is defined in Section 2.5(b).

“Estimated Net Cash” is defined in Section 2.5(a).

“Estimated Net Working Capital” is defined in Section 2.5(a).

“Estimated Non-Qualifying Income Cushion” is defined in Section 10.5(a).

“Estimated Unearned Distribution Amount” means the aggregate of the Estimated Unearned Pro Rata Distribution Amount and the Estimated Unearned Previous Quarter Distribution Amount.

“Estimated Unearned Previous Quarter Distribution Amount” means (i) in the event the Contribution Closing Date occurs on or before the record date relating to the Previous Quarter Distribution, an amount in cash equal to the product of (x) the Previous Quarter Distribution (or, if such Previous Quarter Distribution has not been publicly announced as of the Contribution Closing Date, the Last Declared Distribution), and (y) the number of Distribution Units and (ii) in the event the Contribution Closing Date occurs after the record date relating to the Previous Quarter distribution, $0.

“Estimated Unearned Pro Rata Distribution Amount” means an amount in cash equal to the product of (i) the product of (x) the Previous Quarter Distribution (or, if such Previous Quarter Distribution has not been publicly announced as of the Contribution Closing Date, the Last Declared Distribution), and (y) the number of Distribution Units, multiplied by (ii) a fraction, the numerator of which is the number of days in the quarter in which the Contribution Closing Date occurs which precede the Contribution Closing Date (not including the Contribution Closing Date), and the denominator of which is the number of days in such quarter. For the avoidance of doubt, if the Contribution Closing Date is the first day of an AmeriGas fiscal quarter, the Estimated Unearned Pro Rata Distribution Amount shall be $0.

“ETP” is defined in the preamble to this Agreement.

“ETP 401(k) Plan” is defined in Section 3.19(b).

“ETP Common Units” means the common units representing limited partner interests of ETP.

“ETP CRSA” is defined in Section 2.4(a)(vii).

“ETP Entities” means ETP and each of its Subsidiaries (excluding the Propane Group Entities).

“ETP GP” is defined in the preamble to this Agreement.

“ETP LTIP” means the Energy Transfer Partners, L.P. Amended and Restated 2004 Unit Plan, as amended, or the Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan, as amended.

“ETP Retention Option” is defined in Section 5.29(b).

“ETP SEC Documents” is defined in Section 3.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” is defined in the preamble to this Agreement.

“Excluded Taxes” means (a) Taxes owed by the Contributor Parties and any of their Affiliates (other than the Propane Group Entities) for any taxable period; (b) Taxes imposed with respect to or relating to the Propane Group Entities for any taxable period (or portion thereof) ending on or before the Contribution Closing Date; (c) Taxes imposed on Acquirer or any of its Affiliates (including, after the Contribution Closing Date, the Propane Group Entities) as a result of any breach of warranty or misrepresentation under Section 3.18, or breach by the Contributing Parties of any covenant relating to Taxes; (d) Taxes resulting from, or in connection with, the Pre-Contribution Closing Transactions; (e) Taxes for which the Propane Group Entities are held liable (i) as a transferee or otherwise through operation of law by reason of a transaction occurring prior to the Contribution Closing, or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any express agreement to indemnify any other person entered into prior to the Contribution Closing; and (f) Taxes imposed as a result of the Propane Group Entities having filed any Tax Return on a combined, consolidated, unitary, affiliated or similar basis with another person. In the case of Taxes that are payable with respect to a taxable period beginning on or prior to the Contribution Closing Date and ending after the Contribution Closing Date, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Contribution Closing Date shall be (A) in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than Transfer Taxes pursuant to this Agreement, as provided under Section 5.12(b)), deemed equal to the amount which would be payable if the taxable year ended on the Contribution Closing Date; and (B) in the case of all other Taxes, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the Contribution Closing Date and the denominator of which is the number of days in the entire taxable period.

“Existing Stock” is defined in Section 5.17(b).

“Expiration Date” is defined in Section 8.3(a)(i).

“Final Acquirer Net Cash Payment” is defined in Section 2.5(k).

“Final Acquirer Working Capital Payment” is defined in Section 2.5(i).

“Final Closing Date Balance Sheets” is defined in Section 2.5(f).

“Final Contributor Net Cash Payment” is defined in Section 2.5(j).

“Final Contributor Working Capital Payment” is defined in Section 2.5(h).

“Final Net Cash” is defined in Section 2.5(g).

“Final Net Working Capital” is defined in Section 2.5(g).

“Final Non-Qualifying Income Cushion” is defined in Section 10.5(b).

“Final Non-Qualifying Income Cushion Certificate” is defined in Section 10.5(b).

“Financing Agreements” is defined in Section 5.14(a).

“Form S-3” is defined in Section 5.22(a).

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a material fact.

“Fundamental Representations” is defined in Section 8.3(a)(i).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any governmental, executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Hazardous Substances” means any (a) substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and (b) any petroleum or petroleum products or by-products, asbestos, poly-chlorinated biphenyls, toxic mold, or radioactive, flammable or explosive material.

“Hedging Agreement” means any Contract, option, forward contract, fuel exchange swap, derivative or other financial instrument to which any Propane Group Entity is a party which is designed to reduce exposure to market risks.

“HOLP” is defined in the recitals to this Agreement.

“HOLP Financial Statements” means (a) the audited balance sheets of HOLP and its consolidated Subsidiaries as of December 31, 2009 and 2010 and audited income statements and statements of cash flows of HOLP and its subsidiaries for the twelve (12) month periods ended December 31, 2008, 2009 and 2010 and (b) the unaudited balance sheet of HOLP and its consolidated Subsidiaries as of June 30, 2011 and the unaudited income statements and statements of cash flows for HOLP and its consolidated Subsidiaries for the six (6) month period ended June 30, 2011.

“HOLP GP” is defined in the recitals to this Agreement.

“HOLP Note Purchase Agreements” means the Note Purchase Agreement, dated as of November 19, 1997, by and among HOLP and the Initial Purchasers named therein, as amended, and the Note Purchase Agreement, dated as of August 10, 2000, by and among HOLP and the Initial Purchasers named therein, as amended.

“HOLP Notes” means the notes issued pursuant to the HOLP Note Purchase Agreements which remain outstanding as of the Execution Date.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means all indebtedness, liabilities, letters of credit and obligations, including (a) any interest thereon, (b) deferred purchase price and non-compete payments associated with the acquisition of any property or assets and (c) net amounts due upon settlement pursuant to any Hedging Agreements, now existing or hereafter arising for money borrowed (excluding any Capital Lease) by a Person, or any contingent liability for or guaranty by a Person of any obligation of any other Person for money borrowed (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement.

“Indemnified Party” is defined in Section 8.3(e).

“Indemnifying Party” is defined in Section 8.4(a).

“Indemnitees” is defined in Section 8.2.

“Independent Accountant” is defined in Section 2.5(g).

“Information” is defined in Section 5.9(b).

“Intellectual Property” means, in any and all jurisdictions throughout the world, any and all (a) patents (including all reissues, divisionals, continuations and extensions thereof) and patent applications; (b) trademarks, trademark applications, service marks, logos, trade dress, trade names, Internet domain names, other identifiers of source or goodwill, and the goodwill associated therewith; (c) works of authorship (including software), copyrights, copyright registrations; and (d) trade secrets and confidential information, including confidential information regarding know-how, software, inventions and discoveries.

“Intercompany Financing” means a new and separate borrowing by Acquirer from AmeriGas Finance in an amount equal to the Redemption Cash Consideration or the Cash Consideration, as the case may be, on terms and conditions substantially similar to the Debt Financing and in accordance with the terms set forth on Annex H.

“Intercompany Indebtedness” is defined in Section 2.5(a).

“Inventory” means propane and all stock in trade, merchandise, goods, supplies and other products, raw materials, work in process and finished products related primarily to the Propane Business, together with all rights against suppliers of such inventories (including claims receivable for rejected inventory), and all prepayments and amounts paid on deposit with respect to the same.

“IRS” means the Internal Revenue Service of the United States.

“Issue Price” means $44.61.

“Knowledge” means (a) with respect to the Contributor Parties, the actual knowledge after due inquiry of Paul Grady, Jim Hamilton, Steve Sheffield, Dean Summers, Karen Hicks, Eric Beatty, Peggy Harrison, Peter Swift and George Tiblier, and (b) with respect to Acquirer, the actual knowledge after due inquiry of Eugene V.N. Bissell, Jerry E. Sheridan, John S. Iannarelli, Steven A. Samuel and Samuel R. Mauriello.

“KPMG” is defined in Section 2.5(g).

“Last Declared Distribution” means the per unit distribution on AmeriGas Common Units declared by the board of directors of AmeriGas GP with respect to the fiscal quarter ending immediately prior to the Previous Quarter.

“Launch” is defined in the definition of “Available Interest Rate.”

“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, writ, franchise, permit, requirement, certificate, license or authorization of any Governmental Authority, including NFPA 54 and NFPA 58.

“Lead Underwriter” means an investment banking firm selected by Acquirer and subject to the approval of ETP, such approval not to be unreasonably withheld or delayed, to serve as the lead book running manager for the Debt Financing.

“Leased Real Property” means the real property leased, licensed or otherwise occupied by any Propane Group Entity as tenant, licensee or occupier together with, to the extent so occupied by any Propane Group Entity, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Propane Group Entities attached or appurtenant thereto and all material easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, losses, awards, judgments, liabilities, claims, damages, or obligations of any nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law) or Proceeding and those arising under any Contract, commitment or undertaking.

“Lien” means, with respect to any property or asset, (a) any mortgage, pledge, security interest, lien (including environmental tax lien), hypothecation or other similar property interest or encumbrance, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership in respect of such property or asset, and (b) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, licenses, violation, reverter and other encumbrances on title to real or personal property (whether or not of record).

“Losses” is defined in Section 8.1.

“Marketing Period” means, subject to Section 5.14(d) the first period of fifteen (15) consecutive Business Days (subject to being tolled as described below) after the date of this Agreement, but commencing no earlier than (1) seven (7) days following the date Acquirer receives the Required Financial Information pursuant to Section 5.13(b) and (2) November 21, 2011, throughout which (a) Acquirer shall have the Required Financial Information that the Contributor Parties are required to provide to Acquirer pursuant to Section 5.13(b), and (b) the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 (other than the conditions in Section 6.1(e), Section 6.2(f) and Section 6.3(e) and those conditions which have been satisfied subject only to the occurrence of the Contribution Closing or which by their terms are only capable of being satisfied at the Contribution Closing or the Redemption Closing, as applicable) shall be satisfied; provided, however, that the Marketing Period (i) shall be tolled during any period that includes any of the periods from and including (A) November 23, 2011 until November 25, 2011 or (B) December 22, 2011 until January 2, 2012, in which case the Marketing Period shall be extended such that it contains fifteen (15) Business Days excluding any such tolled period, (ii) shall not include any period during which the Required Financial Information which has been provided to Acquirer would not be Compliant at any time during such fifteen (15) Business Day period, in which case a new fifteen (15) Business Day period shall commence seven (7) days following the date that Acquirer and its financing sources receive updated Required Financial Information that would be Compliant, and the requirements in clauses (a) and (b) above would be satisfied on the first (1st) day, throughout and on the last day of such new fifteen (15) Business Day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred) and (iii) shall, notwithstanding any of the foregoing to the contrary, be deemed to have commenced on the first (1st) Business Day that AmeriGas Finance Launches the Debt Offering; provided, further, that the Marketing Period shall end on any earlier date that is the date on which AmeriGas Finance has entered into a definitive underwriting commitment or purchase agreement to consummate the Debt Financing.

“Master Customer Agreement” means that certain Master Customer Agreement, dated as of March 27, 2009, by and between Heritage Propane, Inc., and Agentek, Inc.

“Material Adverse Effect” means, with respect to any Person, any change, event circumstance, effect or development that, considered together with all other changes, events, circumstances, effects and developments is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition, or operations of such Person and its Subsidiaries, taken as a whole; provided, however, that, a Material Adverse Effect shall not be deemed to have occurred as a result of any of the following changes, events or developments (either alone or in combination): (a) any change in general economic, political or business conditions (including any effects on the economy arising as a result of acts of terrorism), but which does not have a materially disproportionate impact on the business of such Person and its Subsidiaries relative to other competitors in such Person’s industry; (b) any change in propane commodity prices; (c) any change affecting the propane storage, transportation and distribution industry generally but which does not have a materially disproportionate impact on the business of such Person and its Subsidiaries relative to other competitors in such Person’s industry; (d) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Execution Date but which does not, in each case, have a materially disproportionate impact on the business of such Person and its Subsidiaries relative to other competitors in such Person’s industry; (e) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby; or (f) any change resulting from taking any action required to be taken to obtain any approval or authorization under any applicable Regulatory Law in accordance with this Agreement.

“Negative Market Notice” is defined in Section 5.14(d).

“Negotiations” is defined in Section 5.4(e).

“Net Cash” means, with respect with respect to each of HOLP and Titan and their respective Subsidiaries, on a consolidated basis, Cash minus Indebtedness of the Propane Group Entities (inclusive of the current and long-term portions of such Indebtedness), excluding (i) Indebtedness of $71,000,000 outstanding under the HOLP Notes, but not any amounts in excess of $71,000,000 and (ii) any Intercompany Indebtedness to the extent such Intercompany Indebtedness is cancelled at the Contribution Closing.

“Net Cash Target” is defined in Section 2.5(a).

“Net Working Capital” means, with respect to each of HOLP and Titan and their respective Subsidiaries, on a consolidated basis, (i) accounts receivable (including trade receivables, unbilled receivables, claims and other receivables), net of applicable reserves, plus (ii) inventory, plus (iii) prepaid expenses, minus (iv) accounts payable, minus (v) accrued liabilities, minus (vi) any other short term liabilities or accruals, including any unpaid compensation due and payable to employees of the Propane Group Entities as of the Contribution Closing Date; provided, however, Net Working Capital shall not include (i) Cash, (ii) any Indebtedness of the Propane Group Entities (inclusive of the current and long-term portions of such Indebtedness) or (iii) any obligations for non-compete payments associated with the acquisition of any property or assets.

“Net Working Capital Target” is defined in Section 2.5(a).

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Owned Intellectual Property” means all Intellectual Property owned by, purported to be owned by or under obligation of assignment to any of the Propane Group Entities.

“Owned Real Property” means the real property in which any Propane Group Entity has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment of the Propane Group Entities attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Party” and “Parties” are defined in the preamble of this Agreement.

“Permits” means all permits, approvals, certifications, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.

“Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes applicable to the assets of such Person or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with, and to the extent required by, GAAP; (b) Liens imposed by Law, including mechanics’, carriers’, workers’, repairers’, landlords’ and other similar liens arising or incurred in the ordinary course of business of such Person relating to obligations as to which there is no default on the part of such Person and for which adequate reserves have been established in accordance with GAAP, (c) any state of facts which an accurate on the ground survey of any real property of such Person would show, and any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record that do not materially interfere with the use and operation of any of the assets of such Person or the conduct of the business of such Person; (d) Liens encumbering the fee interest of those tracts of real property encumbered by rights-of-way; provided, however, that the same do not materially interfere with the use of the asset in the ordinary course of business; (e) legal highways, zoning and building laws, ordinances and regulations, that do not materially interfere with the use of the assets of such Person in the ordinary course of business; and (f) Liens with respect to the assets of such Person, which together with all other Liens, do not materially detract from the value of such Person or materially interfere with the present use of the assets owned by such Person or the conduct of the business of such Person.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Positive Market Notice” is defined in Section 5.14(d).

“Pre-Contribution Closing Tax” is defined in Section 5.12(a).

“Pre-Contribution Closing Transactions” is defined in Section 2.1.

“Preliminary Amount” is defined in Section 10.5(a).

“Previous Quarter” means the AmeriGas fiscal quarter immediately preceding the AmeriGas fiscal quarter during which the Contribution Closing Date occurs.

“Previous Quarter Distribution” means the per unit distribution on AmeriGas Common Units declared by the board of directors of AmeriGas GP with respect to the Previous Quarter.

“Pricing Offer” is defined in the definition of “Available Interest Rate.”

“Proceeding” means any civil, criminal or administrative actions, arbitrations, inquiries, complaints, suits, investigations or other proceedings.

“Propane Business” means the business of the Propane Group Entities with respect to the following: (a) marketing, distributing, storing, transporting and selling propane gas on a retail or wholesale basis; (b) selling, servicing and installing parts, appliances, supplies and equipment related to propane gas on a retail basis, including heating and cooking appliances; (c) marketing, distributing, leasing, storing, transporting and selling bottled water and water conditioning equipment; (d) marketing, distributing, storing, transporting and selling heating oil and other distillates, but only to the extent such activities are carried on by assets reported in the Propane Business Financial Statements; and (e) performing services ancillary to those described in clauses (a), (b), (c) or (d).

“Propane Business Financial Statements” means the HOLP Financial Statements and the Titan Unaudited Financial Statements.

“Propane Group Assets” is defined in Section 5.29(b).

“Propane Group Benefit Plans” is defined in Section 3.19(a)(ii).

“Propane Group Budget” means the Propane Group Entities’ 2011 budget and, with respect to 2012, its 2012 budget, in each case, as in effect as of the Execution Date, a true and correct copy of which has been provided to Acquirer as of the Execution Date.

“Propane Group Employees” means the employees that are actively employed by the Propane Group Entities immediately prior to the Contribution Closing Date.

“Propane Group Entities” means each of the Target Entities and their respective Subsidiaries, collectively, with each such entity a “Propane Group Entity.”

“Propane Group Material Adverse Effect” means any Material Adverse Effect in respect of the Propane Group Entities taken as a whole.

“Propane Group Material Contracts” is defined in Section 3.15(a).

“Propane Operations” is defined in Section 5.29(b).

“Purchase Price” means $2,819,000,000, as such amount shall be adjusted pursuant to Section 2.5, Section 5.14(e) and Section 5.29(c).

“Qualified Debt Financing” is defined in Section 5.14(d).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Redemption” is defined in Section 2.7.

“Redemption Cash Consideration” means $1,500,000,000, as such amount shall be adjusted pursuant to Section 2.5, Section 5.14(e) and Section 5.29(c).

“Redemption Closing” is defined in Section 2.8.

“Redemption Units” means a number of AmeriGas Common Units equal to the number derived by dividing (a) the Redemption Cash Consideration by (b) the Issue Price, rounded to the nearest whole AmeriGas Common Unit.

“Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the SEC.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (b) protect the national security or the national economy of any nation.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Releasees” is defined in Section 5.28.

“Remedial Action” means all action to (a) clean up, remove or treat Hazardous Substances in the environment; (b) restore or reclaim the environment or natural resources; (c) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the environment; (d) remove or abate Hazardous Substances in building materials or equipment; or (e) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance or monitoring.

“Representatives” is defined in Section 5.3.

“Required Financial Information” is defined in Section 5.13(b).

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Restricted Business” means any business anywhere in the United States that provides products and/or services of the kind provided by the Propane Business as of the Contribution Closing. For purposes of clarity, the Parties agree that Restricted Business shall not include any activities related to the marketing, trading or transportation of hydrocarbons or refined products, limited, in the case of propane, to the wholesale marketing, trading and transportation of propane.

“Restricted Territory” is defined in Section 5.11(a).

“Retained Names and Marks” is defined in Section 5.17(a).

“Sarbanes-Oxley Act” is defined in Section 3.9(h).

“SEC” is defined in Section 3.9(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Select Propane Benefit Plans” is defined in Section 3.19(b).

“Site” is defined in Section 8.1(c).

“Spin-Off” is defined in the recitals of this Agreement.

“Spin-Off Units” means a number of AmeriGas Common Units equal to the Equity Consideration less the sum of (a) the Redemption Units and (b) any AmeriGas Common Units to be retained by ETP following the Spin-Off.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tangible Property” means the tangible assets, storage tanks, vehicles, railroad tank cars, trailers and other delivery and service vehicles tools, spare and repair parts, pipelines, and other tangible property of the Propane Business, and, in the case of (a) below, fixtures, but excluding the real property (other than fixtures), in each case owned or leased by ETP or any of its Subsidiaries and (a) used primarily by the Propane Business at the Transferred Sites; or (b) used exclusively by the Propane Business and related to the storage and transportation of propane to the extent not falling within (a).

“Target Entities” means HOLP, HOLP GP, Titan and Titan GP, with each such entity a “Target Entity.”

“Tax” means (a) any tax, charge, fee, levy, penalty or other assessment imposed by any U.S. federal, state, local or foreign taxing authority, including any excise, property, income, sales, transfer, margin, franchise, payroll, withholding, social security or other tax, including any interest, penalties or additions attributable thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated, combined or unitary group for any period.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any authority with respect to Taxes and including any supplement or amendment thereof.

“Termination Fee” is defined in Section 7.2(b).

“Titan” is defined in the recitals to this Agreement.

“Titan GP” is defined in the recitals to this Agreement.

“Titan Audited Financial Statements” means (a) the audited balance sheets of Titan and its consolidated Subsidiaries as of December 31, 2009 and 2010 and audited income statements and statements of cash flows of Titan and its subsidiaries for the twelve (12) month periods ended December 31, 2008, 2009 and 2010 and (b) the unaudited balance sheet of Titan and its consolidated Subsidiaries as of September 30, 2011 and 2010 and the unaudited income statements and statements of cash flows for Titan and its consolidated Subsidiaries for the three (3) and nine (9) month periods ended September 30, 2011 and 2010.

“Titan Unaudited Financial Statements” means the unaudited balance sheets of Titan and its consolidated Subsidiaries as of December 31, 2009 and 2010 and unaudited income statements and statements of cash flows of Titan and its Subsidiaries for the twelve (12) month periods ended December 31, 2008, 2009 and 2010.

“Transaction Agreements” means, collectively, this Agreement, the Transition Services Agreement and the Unitholder Agreement.

“Transfer Taxes” is defined in Section 5.12(b).

“Transferred Sites” means the Owned Real Property and the Leased Real Property.

“Transition Services Agreement” is defined in Section 2.4(a)(v).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unitholder Agreement” is defined in Section 2.4(a)(viii).

“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

“Weighted Average Interest Rate” means the average effective interest rate of the tranches of notes comprising the Debt Financing (taking into account original issue discount with respect to such notes, if any), weighted in proportion to the principal amount of notes comprising such tranche.